Exhibit 4.75

1. Place and date 2023

2.  Owners (Cl. 1)

(i) Name: 海津八号 (天津)租赁有限公司 (HAIJIN NO. 8 (TIANJIN) LEASING CO., LIMITED)

(ii) Place of registered office: Room 202, Office Area of Inspection Warehouse, 6262 Aozhou Road, Dongjiang Bonded Port Zone, Tianjin Pilot Free Trade Zone (mandated by Tianjin Dongjiang Business Secretary Service Co., Ltd, Free Trade Zone Branch with no. 8826)

(iii) Law of registry: People’s Republic of China

3.  Charterers (Cl. 1)

(i) Name: MAKRI SHIPPING CORPORATION

(ii) Place of registered office: Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960

(iii) Law of registry: Marshall Islands

4.  Vessel (Cl. 1 and 3)

(i) Name: Hull no. CHB2025 under construction, to be named in due course and to be registered under the Approved Flag

(ii) IMO number: Not available

(iii) Flag State: Liberia

(iv) Type: 5,300 TEU Container Vessel

(v) GT/NT: As per Building Contract / (vi) Summer DWT: As per Building Contract (vii) When/where built: Under construction at the Builder’s yard / (viii) Classification Society: DNVGL

5. Date of last special survey by the Vessel’s Classification Society N/A	6. Validity of class certificates (state number of months to apply) (i) Delivery (Cl. 3): N/A (ii) Redelivery (Cl. 10): N/A

7. Latent Defects (state number of months to apply) (Cl. 1, 3)	8. Port or place of delivery (Cl. 3) At a safe, ice free port where the Vessel would be afloat at all times

9. Delivery notices (Cl. 4) N/A ~~days’ approximate notices and days’ definite notices~~’	10. Time for delivery (Cl. 4) See Additional Clause 41 and 42

11. Cancelling date (Cl. 4, 5) N/A	12. Port or place of redelivery (Cl. 10) See Additional Clause 49 (Redelivery)

13. Redelivery notices (Cl. 10) N/A ~~days’ approximate notices and definite notices~~	14. Trading limits (Cl. 11) Worldwide, always within International Navigating Limits, see also Additional Clause 55.41 (Trading limits)

15. Bunker fuels, unused oils and greases (optional, state if (a) (actual net price), or (b) (current net market price) to apply) (Cl. 9)	16. Charter period (Cl. 2) See Additional Clause 39 (Definitions)

17. Charter hire ~~(state currency and amount) (Cl. 2, 10 and 15) (i) Charter hire:~~ See Additional Clause 47 (Hire) ~~(ii) Charter hire for optional period:~~	18. Optional period and notice (Cl. 2) (i) State extension period in months: (ii) State when declarable:

19. Rate of interest payable (Cl. 15(g)) See Additional Clause 47.8 (Default interest)	20. Owners’ bank details (state beneficiary and bank account) (Cl. 15) See Additional Clause 47 (Hire)

21.  New class and other regulatory requirements (Cl. 13(b))

(i) State if 13(b)(i) or (ii) to apply: 13(b)(i) applies. See also Additional Clause 46.2

(ii) Threshold amount (AMT):

(iii) Vessel’s expected remaining life in years on the date of delivery:

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

22.  Mortgage(s), if any (state if 16(a) or (b) to apply; if 16(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 1, 16)

Clause 16 (b) applies. Form of Financial Instrument and name of mortgagee to be determined.

23. Insured Total Loss value (Cl. 17) N/A	24. Insuring party (state if Cl. 17(b) (Charterers to insure) or Cl. 17(c) (Owners to insure) to apply) See Additional Clause 48 (Insurance)

25. Performance guarantee (state amount and entity) (Cl. 27) (optional) See definition of “Charter Guarantee”

26.  Dispute Resolution (state 33(a), 33(b), 33(c) or 33(d); if 33(c) is agreed, state Singapore or English law; if 33(d) is agreed, state governing law and place of arbitration) (Cl. 33)

(d) _See Additional Clause 85 (Law and Dispute Resolution)

27.  Newbuilding Vessel (indicate with “yes” or “no” whether PART III applies and if “yes”, complete details below) (optional) Part III does not apply

(i) Name of Builders: collectively, Jiangyin Xiagang Changjiang Shipbreaking Co., Ltd. and Zhoushan Changhong International Shipyard Co., Ltd.

(ii) Hull number: CHB2025

(iii) Date of newbuilding contract: 26 January 2022

(iv) Liquidated damages for physical defects or deficiencies (state party): As per Building Contract

(v) Liquidated damages for delay in delivery (state party): As per building contract

28. Purchase Option (indicate with “yes” or “no” whether PART IV applies) (optional) See Additional Clause 62 (Early Termination, purchase option, purchase obligation and transfer of title) Yes

29.  Bareboat Charter Registry (indicate with “yes” or “no” whether PART V applies and if “yes”, complete details below) (optional) Part V does not apply

(i) Underlying Registry:

(ii) Bareboat Charter Registry:

30. Notices to Owners (state full style details for serving notices) (Cl. 34) See Additional Clause 77 (Notices)	31. Notices to Charterers (state full style details for serving notices) (Cl. 34) See Additional Clause 77 (Notices)

It is mutually agreed that this Charter Party shall be performed subject to the conditions contained in this Charter Party which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter Party if expressly agreed and stated in Box 27, 28 and 29. If PART III and/or PART IV and/or PART V applies, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Additional Clauses 39 to 86 (both inclusive) form an integral part of this Charter Party. In the event of any inconsistency between any terms set out in Clauses 1 to 38 of this Charter Party and any terms set out in the Additional Clauses (i.e. clauses 39 to 86) of this Charter Party, the term of the Additional Clauses shall prevail.

Signature (Owners)	Signature (Charterers)

For and on behalf of: 海津八号 (天津)租赁有限公司 (HAIJIN NO. 8 (TIANJIN) LEASING CO., LIMITED)	For and on behalf of: MAKRI SHIPPING CORPORATION
Name:	Name:
Title:	Title

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

Signature (Owners):

/s/ Ng Yin Ling
For and on behalf of Haijin No. 8 (Tianjin) Leasing Co., Limited

Signature (Charterers):

/s/ Georgios Panagakis
Makri Shipping Corporation

PART II

BARECON 2017 Standard Bareboat Charter Party

1.	Definitions

In this Charter Party:

~~“Banking Day” means a day on which banks are open in the places stated in Boxes 2, 3, 30 and 31, and, for payments in US dollars, in New York.~~

“Charterers” means the party identified in Box 3.

“Crew” means the Master, officers and ratings and any other personnel employed on board the Vessel.

“Financial Instrument” means ~~the mortgage, deed of covenant or other such financial security instrument as identified in Box 22~~any Finance Document (as defined in Additional Clauses 39 (Definitions) and 40 (Interpretation)).

“Flag State” means the flag state in Box 4 or ~~such other flag state to which the Charterers may have re-registered the Vessel with the Owners’ consent during the Charter Period~~any Pre-Approved Flag (as defined in Additional Clause 39 (Definitions)).

“Latent Defect” means a defect which could not be discovered on such an examination as a reasonably careful skilled person would make.

“Owners” means the party identified in Box 2.

~~“Total Loss” means an actual, constructive, compromised or agreed total loss of the Vessel under the insurances.~~

~~“Vessel” means the vessel described in Box 4 including its equipment, machinery, boilers, fixtures and fittings.~~

2.	Charter Period

The Owners have agreed to let and the Charterers have agreed to hire the Vessel for the ~~period stated in Box 16 (“Charter Period”)~~Charter Period.

~~The Charterers shall have the option to extend the Charter Period by the period stated in Box 18(i) at the rate stated in Box 17(ii), which option shall be exercised by written notice to the Owners latest as stated in Box 18(ii).~~

Subject to the terms and conditions herein provided, during the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect.

3.	Delivery—See Additional Clause 42 (Predelivery and delivery)

~~(not applicable when Part III applies, as stated in Box 27)~~.

~~(a)~~	~~The Owners shall deliver the Vessel in a seaworthy condition and in every respect ready for service under this Charter Party and in accordance with the particulars stated in Boxes 4 to 6.~~

~~If the Charterers have inspected the Vessel prior to delivery, the Vessel shall be delivered by the Owners in the same condition as at the time of inspection, fair wear and tear excepted.~~

~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place stated in Box 8 at such readily accessible safe berth or mooring as the Charterers may direct.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II

BARECON 2017 Standard Bareboat Charter Party

~~(b)~~

~~The Vessel shall be properly documented on delivery in accordance with the laws and regulations of the Flag State and the requirements of the Classification Society stated in Box 4. The Vessel upon delivery shall have its survey cycles up to date and class certificates valid and unextended for at least the number of months stated in Box 6(i) free of any conditions or recommendations. If Box 6(i) is not filled in, then six (6) months shall apply.~~

~~(c)~~

~~The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel but the Owners shall be liable for the cost of but not the time for repairs or renewals arising out of Latent Defects in the Vessel existing at the time of delivery under this Charter Party, provided such Latent Defects manifest themselves within the number of months after delivery stated in Box 7. If Box 7 is not filled in, then twelve (12) months shall apply.~~

4.	Time for Delivery—See Additional Clause 42 (Pre-delivery and delivery)

~~(not applicable when Part III applies, as stated in Box 27)~~

~~The Vessel shall not be delivered before the date stated in Box 10 without the Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date stated in Box 11.~~

~~The Owners shall keep the Charterers informed of the Vessel’s itinerary for the voyage leading up to delivery and shall serve the Charterers with the number of days approximate/definite notices of the Vessel’s delivery stated in Box 9. Following the tender of any such notices the Owners shall give or allow to be given to the Vessel only such further employment orders as are reasonably expected when given to allow delivery to occur by the date notified.~~

5.	Cancelling—See Additional Clause 41 (MOA)

~~(not applicable when Part III applies, as stated in Box 27)~~

~~(a)~~	~~Should the Vessel not be delivered by the cancelling date stated in Box 11, the Charterers shall have the option of cancelling this Charter Party.~~

~~(b)~~

~~If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within three (3) Banking Days of the receipt by the Charterers of such notice. If the Charterers do not then exercise their option of cancelling, the readiness date stated in the Owners’ notice shall be substituted for the cancelling date stated in Box 11 for the purpose of this Clause 5 (Cancelling).~~

~~(c)~~	~~Cancellation under this Clause 5 (Cancelling) shall be without prejudice to any claim the Charterers may otherwise have against the Owners under this Charter Party.~~

6.	Familiarisation

~~(a)~~	~~The Charterers shall have the right to place a maximum of two (2) representatives on board the Vessel at their sole risk and expense for a reasonable period prior to the delivery of the Vessel.~~

~~The Charterers and the Charterers’ representatives shall sign the Owners’ usual letter of indemnity prior to embarkation.~~

~~(b)~~	~~The Owners shall have the right to place a maximum of two (2) representatives on board the Vessel at their sole risk and expense for a reasonable period prior to the redelivery of the Vessel~~.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II

BARECON 2017 Standard Bareboat Charter Party

~~The Owners and the Owners’ representatives shall sign the Charterers’ usual letter of indemnity prior to embarkation.~~

~~(c)~~	~~Such representatives shall be on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.~~

7.	Surveys on Delivery and Redelivery

~~(a)~~

~~The Owners and Charterers shall each appoint and pay for their respective surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all the Vessel’s expenses related to the on-hire survey including loss of time, if any. The Charterers shall bear all the Vessel’s expenses related to the off-hire survey including loss of time, if any.~~

~~(b)~~	~~Divers inspection on delivery/re-delivery~~

~~The Charterers shall have the option at delivery and the Owners shall have the option at redelivery, at their respective time, cost and expense, to arrange for an underwater inspection by a diver approved by the Classification Society, in the presence of a Classification Society surveyor, to determine the condition of the rudder, propeller, bottom and other underwater parts of the Vessel.~~

8.	Inventories

A complete inventory of the Vessel’s equipment, outfit, spare parts and consumable stores on board the Vessel shall be made by the parties on delivery and redelivery of the Vessel. The protocol of delivery provided by the Builder to the Charters on or around the Delivery Date (as such term is described under the Building Contract) pursuant to the Building Contract shall constitute the inventory list agreed by the Owners and the Charterers on delivery and redelivery of the Vessel for the purposes of this Clause.

9.	Bunker fuels, oils and greases—See Additional Clause 44 (Bunkers and luboils)

~~The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunker fuels and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums at:~~

~~(a)*~~	~~The actual price paid (excluding barging expenses) as evidenced by invoices or vouchers.~~

~~(b)*~~	~~The current market price (excluding barging expenses) at the port and date of delivery/redelivery of the Vessel or, if unavailable, at the nearest bunkering port.~~

~~*Subclauses (a) and (b) are alternatives; state alternative agreed in Box 15. If Box 15 is not filled in, then subclause (a) shall apply.~~

10.	Redelivery—See Additional Clauses 49 (Redelivery) and 50 (Redelivery conditions)

~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers and taken over by the Owners at the port or place stated in Box 12 at such readily accessible safe berth or mooring as the Owners may direct.~~

~~The Charterers shall keep the Owners informed of the Vessel’s itinerary for the voyage leading up to redelivery and shall serve the Owners with the number of days approximate/definite notices of the Vessel’s redelivery stated in Box 13.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II

BARECON 2017 Standard Bareboat Charter Party

~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period and in accordance with the notices given. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within the Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 17(i) applicable at the time plus ten (10) per cent or the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. Such payment of the enhanced hire rate shall be without prejudice to any claims the Owners may have against the Charterers in this respect. All other terms, conditions and provisions of this Charter Party shall continue to apply.~~

~~Subject to the provisions of Clause 13 (Maintenance and Operation), the Vessel shall be redelivered to the Owners in the same condition and class as that in which it was delivered, fair wear and tear not affecting class excepted.~~

~~The Vessel upon redelivery shall have her survey cycles up to date and class certificates valid and unextended for at least the number of months agreed in Box 6(ii) free of any conditions or recommendations. If Box 6(ii) is not filled in, then six (6) months shall apply.~~

~~All plans, drawings and manuals (excluding ISM/ISPS manuals) and maintenance records shall remain on board and accessible to the Owners upon redelivery. Any other technical documentation regarding the Vessel which may be in the Charterers’ possession shall promptly after redelivery be forwarded to the Owners at their expense, if they so request. The Charterers may keep the Vessel’s log books but the Owners shall have the right to make copies of the same.~~

11.	Trading Restrictions

The Vessel shall be employed in lawful trades for the carriage of lawful merchandise within the trading limits stated in Box 14.

The Charterers undertake not to employ the Vessel or allow the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to additional premium or otherwise as the insurers may require.

The Charterers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

Notwithstanding any other provisions contained in this Charter Party it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter Party. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided ~~the Owners’ prior approval has been obtained to loading thereof~~that the Charterers have effected Protection and Indemnity insurance which covers the loading of such cargo on terms satisfactory to the Owners. Charterers have P&I cover in place for such cargoes. See also Additional Clause [55.41] (Trading limits).

12.	Contracts of Carriage

(a)

The Charterers are to procure that all documents issued during the ~~Charter Period~~Agreement Term evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause which shall incorporate the Hague-Visby Rules or the Hague Rules unless any other legislation relating to carrier’s liability for cargo is compulsorily applicable in the trade. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~(b)~~

~~The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter Party shall contain a paramount clause which shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto, unless any other legislation relating to carrier’s liability for passengers and their luggage is compulsorily applicable in the trade.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II

BARECON 2017 Standard Bareboat Charter Party

13.	Maintenance and Operation

(a)	Maintenance

The Charterers shall properly maintain the Vessel in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, at their own expense, maintain the Vessel’s Class with the Classification Society stated in Box 4 and all necessary certificates.

(b)	New Class and Other Regulatory Requirements

(i)*

In the event of any structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation (“Required Modification”), all such costs shall be for the Charterers’ account.

~~(ii)*~~	~~In the event of any structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of a Required Modification, the costs shall be apportioned as follows:~~

~~(1)~~	~~if the costs of the Required Modification are less than the amount stated in Box 21(ii), such costs shall be for the Charterers’ account;~~

~~(2)~~

~~if the costs of the Required Modification are greater than the amount stated in Box 21(ii), the Charterers’ portion of costs shall be apportioned using the formula below; all costs other than the Charterers’ portion shall be for the Owners’ account.~~

~~AMT = agreed amount stated in Box 21(ii)~~

~~CRM = cost of Required Modification~~

~~MEL = modification’s expected life in years~~

~~VEL = the Vessel’s expected remaining life in years stated in Box 21(iii) less the number of years between the date of delivery and the date of the modification.~~

~~RPY = remaining charter period in years~~

~~(i)If the Required Modification is expected to last for the remaining life of the Vessel, then:~~

~~Charterers’ portion of costs =~~	~~CRM~~	~~X RPY~~
~~VEL~~

~~(ii) If the Required Modification is not expected to last for the remaining life of the Vessel, then:~~

~~Charterers’ portion of costs =~~	~~CRM~~	~~X RPY~~
~~MEL~~

~~*Subclauses 13(b)(i) and 13(b)(ii) are alternatives, state alternative agreed in Box 21(i). If Box 21(i) is not filled in, then subclause 13(b)(i) shall apply.~~

(c)	Financial Security

The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter Party without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof. The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II

BARECON 2017 Standard Bareboat Charter Party

(d)	Operation of the Vessel

The Charterers shall at their own expense crew, victual, navigate, operate, supply, fuel, maintain and repair the Vessel during the ~~Charter Period~~Agreement Term and they shall be responsible for all costs and expenses whatsoever relating to their use and operation of the Vessel, including any taxes and fees. The Crew shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

~~(e)~~	~~Information to Owners~~

~~The Charterers shall keep the Owners advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably required by the Owners.~~

(f)	Flag and Name of Vessel - See Additional Clause 61 (Name of Vessel)

~~During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag. The Charterers shall also have the liberty, with the Owners’ prior written consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period. Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers’ expense and time.~~

(g)	Changes to the Vessel - See Additional Clause 46 (Structural changes and alterations)

~~Subject to subclause 13(b) (New Class and Other Regulatory Requirements), the Charterers shall make no structural or substantial changes to the Vessel without the Owners’ prior written approval. If the Owners agree to such changes, the Charterers shall, if the Owners so require, restore the Vessel, prior to redelivery of the Vessel, to its former condition.~~

(h)	Use of the Vessel’s Outfit and Equipment

The Charterers shall have the use of all outfit, equipment and spare parts on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as on delivery as per the inventory (see Clause 8 (Inventories)), ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace such equipment that become unfit for use. The Charterers shall procure that all repairs to or replacement of any damaged, worn or lost parts or equipment will be effected in such manner (both as regards workmanship and quality of materials, including spare parts) as not to diminish the value of the Vessel.

The Charterers have the right to fit additional equipment at their expense and risk but title to such additional equipment shall be deemed to have passed to the Owners immediately upon such fitting, and the Charterers shall remove such equipment at the end of the Charter Period if requested by the Owners. Any hired equipment on board the Vessel at the time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new hired equipment required in order to comply with any regulations.

(i)	Periodical Dry-Docking

The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once every sixty (60) calendar months or such other period as may be required by the Classification Society or Flag State.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART II

BARECON 2017 Standard Bareboat Charter Party

14.	Inspection during the Charter Period—See also Additional Clause 55.33 (Inspection of Vessel)

~~The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect the Vessel or instruct a duly authorised surveyor to carry out such inspection on their behalf to ascertain its condition and satisfy themselves that the Vessel is being properly repaired and maintained or for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel).~~

~~The fees for such inspections shall be paid for by the Owners. All time used in respect of inspection shall be for the Charterers’ account and form part of the Charter Period.~~

The Charterers shall also permit the Owners to inspect the Vessel’s class records, log books, certificates, maintenance and other records whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

15.	Hire—See Additional Clause 47 (Hire)

~~(a)~~	~~The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter Party.~~

~~(b)~~

~~The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount stated in Box 17(i) which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel’s delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~(c)~~	~~Payment of hire shall be made to the Owners’ bank account stated in Box 20.~~

~~(d)~~

~~All payments of Charter Hire and any other payments due under this Charter shall be made without any set-off whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future income, freight, stamp or other taxes, levies, imposts, duties, fees, charges, restrictions or conditions of any nature. If the Charterers are required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Owners receive a net sum equal to the amount which it would have received had no such deduction or withholding been required to be made.~~

~~(e)~~

~~If the Charterers fail to make punctual payment of hire due, the Owners shall give the Charterers three (3) Banking Days written notice to rectify the failure, and when so rectified within those three (3) Banking Days following the Owners’ notice, the payment shall stand as punctual.~~

~~Failure by the Charterers to pay hire due in full within three (3) Banking Days of their receiving a notice from Owners shall entitle the Owners, without prejudice to any other rights or claims the Owners may have against the Charterers, to terminate this Charter Party at any time thereafter, as long as hire remains outstanding.~~

~~(f)~~

~~If the Owners choose not to exercise any of the rights afforded to them by this Clause in respect of any particular late payment of hire, or a series of late payments of hire, under the Charter Party, this shall not be construed as a waiver of their right to terminate the Charter Party.~~

~~(g)~~

~~Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 19. If Box 19 has not been filled in, the one month Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 17, as quoted on the date when the hire fell due, increased by three (3) per cent, shall apply.~~

~~(h)~~

~~Payment of interest due under subclause 15(g) shall be made within seven (7) running days of the date of the Owners’ invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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~~(i)~~

~~Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

16.	Mortgage—See Additional Clauses 53 (Owners’ mortgage) and 55.16 (Further assurance)

~~(only to apply if Box 22 has been appropriately filled in)~~

~~(a)*~~

~~The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

(b)*

The Vessel chartered under this Charter Party ~~is~~may be financed by a mortgage according to the Financial Instrument in conformity with all other terms and provisions of this Agreement. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter Party by the mortgagee(s) in conformity with the Financial Instrument, including the display or posting of such notices as the Mortgagees may require. The Charterers confirm that, for this purpose, they ~~have acquainted~~ will, once such Financial Instrument is available, acquaint themselves with all relevant terms, conditions and provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). ~~The Owners warrant that they have not effected any mortgage(s) other than stated in Box 22 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 22 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*(Optional, Subclauses 16(a) and 16(b) are alternatives; indicate alternative agreed in Box 22).~~

17.	Insurance—See Additional Clause 48 (Insurance)

~~(a)~~	~~General~~

~~(i) The value of the Vessel for hull and machinery (including increased value) and war risks insurance is the sum stated in Box 23, or such other sum as the parties may from time to time agree in writing. The party insuring the Vessel shall do so on such terms and conditions and with such insurers as the other party shall approve in writing, which approval shall not be unreasonably withheld, and shall name the other party as co-assured.~~

~~(ii) Notwithstanding that the parties are co-assured, these insurance provisions shall neither exclude nor discharge liability between the Owners and the Charterers under this Charter Party, but are intended to secure payment of the loss insurance proceeds as a first resort to make good the Owners’ loss. If such payment is made to the Owners it shall be treated as satisfaction (but not exclusion or discharge) of the Charterers’ liability towards the Owners. For the avoidance of doubt, such payment is no bar to a claim by the Owners and/or their insurers against the Charterers to seek indemnity by way of subrogation.~~

~~(iii) Nothing herein shall prejudice any rights of recovery of the Owners or the Charterers (or their insurers) against third parties.~~

~~(b)*~~	~~Charterers to Insure~~

~~(i) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against hull and machinery, war, and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with subclause 13(c) (Financial Security)).~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

~~(ii) Such insurances shall be arranged by the Charterers to protect the interests of the Owners and the Charterers and the mortgagee(s) (if any), and the Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint.~~

~~(iii) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument.~~

~~(c)*~~	~~Owners to Insure~~

~~(i) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks. The Charterers shall progress claims for recovery against any third parties for the benefit of the Owners’ and the Charterers’ respective interests.~~

~~(ii) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with subclause 13(c) (Financial Security)).~~

~~(iii) In the event that any act or negligence of the Charterers prejudices any of the insurances herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurances.~~

~~*Subclauses 17(b) and 17(c) are alternatives, state alternative agreed in Box 24. If Box 24 is not filled in, then subclause 17(b) (Charterers to Insure) shall apply.~~

18.	Repairs—See Additional Clause 48 (Insurance)

~~(a)~~

~~Subject to the provisions of any Financial Instrument, and the approval of the Owners, the Charterers shall effect all insured repairs, and undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities.~~

~~To the extent of coverage under the insurances provided for under the provisions of subclause 17(c) (Owners to Insure), the Charterers shall be reimbursed under the Owners’ insurances for such expenditures upon presentation of accounts.~~

~~(b)~~

~~The Charterers shall remain responsible for and effect repairs and settlement of costs and expenses incurred thereby in respect of all repairs not covered by the insurances and/or not exceeding any deductibles provided for in the insurances.~~

~~(c)~~

~~All time used for repairs under the provisions of subclauses 18(a) and 18(b) and for repairs of Latent Defects according to Clause 3 (Delivery) above, including any deviation, shall be for the Charterers’ account and shall form part of the Charter Period.~~

19.	Total loss—See Additional Clause 63 (Total Loss)

~~(a)~~

~~The Charterers shall be liable to the Owners by way of damages if the Vessel becomes a Total Loss. Subject to the provisions of any Financial Instrument, if the Vessel becomes a Total Loss, all insurance payments for such loss shall be paid to the Owners who shall distribute the monies between the Owners and the Charterers according to their respective interests, which shall satisfy (but not exclude or discharge) the Charterers’ liability to the Owners thereof. The Charterers undertake to notify the Owners and the mortgagee(s), if any, of any occurrences in consequence of which the Vessel is likely to become a Total Loss.~~

~~(b)~~

~~Notwithstanding any other clause herein, it is recognised that the Charterers have a continuing obligation to protect and preserve the Vessel as an asset of the Owners. The Charterers shall have a continuing duty after the termination of the Charter Party to preserve and present claims on behalf of Owners and Charterers and/or any subrogated insurers against any third party held responsible for the Total Loss during the Charter Period and account for any recovery achieved.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

~~(c)~~

~~The Owners or the Charterers, as the case may be, shall upon the request of the other party, promptly execute such documents as may be required to enable the other party to abandon the Vessel to the insurers and claim a constructive total loss.~~

20.	Lien

The Owners shall have a lien upon all cargoes, hires and freights (including deadfreight and demurrage) belonging or due to the Charterers or any sub-charterers, for any amounts due under this Charter Party ~~and the Charterers shall have a lien on the Vessel for all monies paid in advance and not earned~~.

21.	Non-Lien

The Charterers will not suffer, nor permit to be continued, any lien or encumbrance (other than any Encumbrance falling within the definition of “Permitted Encumbrance” as defined in Additional Clause 39 (Definitions)) incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows: “This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever.”

~~22.~~	~~Indemnity~~

~~(a)~~

~~The Charterers shall indemnify the Owners against any loss, damage or expense arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. This shall include indemnity for any loss, damage or expense arising out of or in relation to any international convention which may impose liability upon the Owners.~~

~~(b)~~

~~Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against al~~l ~~consequences or liabilities arising from the Master, officers or agents signing bills of lading or other documents.~~

~~(c)~~

~~If the Vessel is arrested or otherwise detained for any reason whatsoever other than those covered in subclause (d), the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~

~~(d)~~

~~If the Vessel is arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~

~~In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter Party) as a direct consequence of such arrest or detention.~~

23.	Salvage

All salvage and towage performed by the Vessel shall subject to the Security Documents, be for the Charterers’ benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

24.	Wreck Removal

If the Vessel becomes a wreck, or any part of the Vessel is lost or abandoned, and is an obstruction to navigation or poses a hazard and has to be raised, removed, destroyed, marked or lit by order of any lawful authority having jurisdiction over the area or as a result of any applicable law, the Charterers shall be liable for any and all expenses in connection with the raising, removal, destruction, lighting or marking of the Vessel and shall indemnify the Owners against any sums whatsoever, which the Owners become liable to pay as a consequence.

25.	General Average

The Owners shall not contribute to General Average.

26.	Assignment, Novation, Sub-Charter and Sale—See Additional Clause 60 (Sub-chartering and assignment)

~~(a)~~

~~The Charterers shall not assign or novate this Charter Party nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~

~~(b)~~

~~The Owners shall not sell the Vessel during the currency of this Charter Party except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting a novation of this Charter Party.~~

~~(c)~~	~~The Owners shall be entitled to assign their rights under this Charter Party~~.

27.	Performance Guarantee

(Optional, to apply only if Box 25 filled in)

The Charterers undertake to furnish, before delivery of the Vessel, a ~~guarantee or bond in the amount of and from the entity stated in Box 25~~corporate guarantee in a form acceptable to the Owners as guarantee for full performance of their obligations under this Charter Party.

28.	Anti-Corruption—See Additional Clause 55.39 (Anti-Bribery Laws)

~~(a)~~	~~The parties agree that in connection with the performance of this Charter Party they shall each:~~

~~(i) comply at all times with all applicable anti-corruption legislation and have procedures in place that are, to the best of its knowledge and belief, designed to prevent the commission of any offence under such legislation by any member of its organisation and/or by any person providing services for it or on its behalf; and~~

~~(ii) make and keep books, records, and accounts which in reasonable detail accurately and fairly reflect the transactions in connection with this Charter Party.~~

~~(b)~~

~~If either party fails to comply with any applicable anti-corruption legislation, it shall defend and indemnify the other party against any fine, penalty, liability, loss or damage and for any related costs (including, without limitation, court costs and legal fees) arising from such breach.~~

~~(c)~~	~~Without prejudice to any of its other rights under this Charter Party, either party may terminate this Charter Party without incurring any liability to the other party if:~~

~~(i) at any time the other party or any member of its organisation has committed a breach of any applicable anti-corruption legislation in connection with this Charter Party; and~~

~~(ii) such breach causes the non-breaching party to be in breach of any applicable anti-corruption legislation.~~

~~Any such right to terminate must be exercised without undue delay~~.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

~~(d)~~

~~Each party represents and warrants that in connection with the negotiation of this Charter Party neither it nor any member of its organisation has committed any breach of applicable anti-corruption legislation. Breach of this subclause (d) shall entitle the other party to terminate the Charter Party without incurring any liability to the other.~~

29.	Sanctions and Designated Entities—See Additional Clause 55.11 (Sanctions)

~~(a)~~

~~The provisions of this clause shall apply in relation to any sanction, prohibition or restriction imposed on any specified persons, entities or bodies including the designation of specified vessels or fleets under United Nations Resolutions or trade or economic sanctions, laws or regulations of the European Union or the United States of America.~~

~~(b)~~

~~The Owners and the Charterers respectively warrant for themselves (and in the case of any sub-charter, the Charterers further warrant in respect of any sub-charterers, shippers, receivers, or cargo interests) that at the date of this fixture and throughout the duration of this Charter Party they are not subject to any of the sanctions, prohibitions, restrictions or designation referred to in subclause (a) which prohibit or render unlawful any performance under this Charter Party. The Owners further warrant that the Vessel is not a designated vessel.~~

~~(c)~~

~~If at any time during the performance of this Charter Party either party becomes aware that the other party is in breach of warranty in this Clause, the party not in breach shall comply with the laws and regulations of any Government to which that party or the Vessel is subject, and follow any orders or directions which may be given by any body acting with powers to compel compliance, including where applicable the Owners’ Flag State. In the absence of any such orders, directions, laws or regulations, the party not in breach may, in its option, terminate the Charter Party forthwith in accordance with Clause 31 (Termination).~~

~~(d)~~	~~If, in compliance with the provisions of this Clause, anything is done or is not done, such shall not be deemed a deviation but shall be considered due fulfilment of this Charter Party.~~

~~(e)~~

~~Notwithstanding anything in this Clause to the contrary, the Owners or the Charterers shall not be required to do anything which constitutes a violation of the laws and regulations of any State to which either of them is subject.~~

~~(f)~~

~~The Owners or the Charterers shall be liable to indemnify the other party against any and all claims, losses, damage, costs and fines whatsoever suffered by the other party resulting from any breach of warranty in this Clause.~~

30.	Requisition/Acquisition

(a)

In the event of the requisition for hire of the Vessel by any governmental or other competent authority at any time during the ~~Charter Period~~Agreement Term, this Charter Party shall not be deemed to be frustrated or otherwise terminated. The Charterers shall continue to pay hire according to the Charter Party until the time when the Charter Party would have expired or terminated pursuant to any of the provisions hereof. However, if any requisition hire or compensation is received by the Owners for the remainder of the ~~Charter Period~~Agreement Term or the period of the requisition, whichever is shorter, it shall be payable by the Owners to the Charterers unless any amount is due and payable by the Charterers under this Charter Party.

~~(b)~~

~~In the event of the Owners being deprived of their ownership in the Vessel by any compulsory acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as “Compulsory Acquisition”), then, irrespective of the date during the Charter Period when Compulsory Acquisition may occur, this Charter Party shall be deemed terminated as of the date of such Compulsory Acquisition. In such event hire to be considered as earned and to be paid up to the date and time of such Compulsory Acquisition. The Owners shall be entitled to any compensation received for such Compulsory Acquisition.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

31.	Termination—See Additional Clauses 59 (Termination Events), 62 (Early Termination, purchase option and transfer of title) and 63 (Total Loss)

~~(a)~~	~~Charterers’ Default~~

~~The Owners shall be entitled to terminate this Charter Party by written notice to the Charterers under the following circumstances and to claim damages including, but not limited to, for the loss of the remainder of the Charter Party:~~

~~(i) Non-payment of hire (see Clause 15 (Hire)).~~

~~(ii) Charterers’ failure to comply with the requirements of:~~

~~(1)~~	~~Clause 11 (Trading Restrictions); or~~

~~(2)~~	~~Subclause 17(b) (Charterers to Insure).~~

~~(iii) The Charterers do not rectify any failure to comply with the requirements of subclause 13(a) (Maintenance) as soon as practically possible after the Owners have notified them to do so and in any event so that the Vessel’s insurance cover is not prejudiced.~~

~~(b)~~	~~Owners’ Default~~

~~The Charterers shall be entitled to terminate this Charter Party with immediate effect by written notice to the Owners and to claim damages including, but not limited to, for the loss of the remainder of the Charter Party:~~

~~(i) If the Owners shall by any act or omission be in breach of their obligations under this Charter Party to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners; or~~

~~(ii) if the Owners fail to arrange or maintain the insurances in accordance with subclause 17(c) (Owners to Insure).~~

~~(c)~~	~~Loss of Vesse~~l

~~This Charter Party shall be deemed to be terminated, without prejudice to any accrued rights or obligations, if the Vessel becomes lost either when it has become an actual total loss or agreement has been reached with the Vessel’s underwriters in respect of its constructive total loss or if such agreement with the Vessel’s underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred, or has been declared missing. The date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel’s underwriters, whichever occurs first.~~

~~(d)~~	~~Bankruptcy~~

~~Either party shall be entitled to terminate this Charter Party with immediate effect by written notice to the other party if that other party has a petition presented for its winding up or administration or any other action is taken with a view to its winding up (otherwise than for the purpose of solvent reconstruction or amalgamation), or becomes bankrupt or commits an act of bankruptcy, or makes any arrangement or composition for the benefit of creditors, or has a receiver or manager or administrative receiver or administrator or liquidator appointed in respect of any of its assets, or suspends payments, or anything analogous to any of the foregoing under the law of any jurisdiction happens to it, or ceases or threatens to cease to carry on business.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

~~(e)~~	~~The termination of this Charter Party shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.~~

32.	Repossession—See Additional Clauses 49 and 50

In the event of the early termination of this Charter Party in accordance with the applicable provisions of this Charter Party, the Owners shall have the right (at the Charterers’ cost and expense) to repossess the Vessel from the Charterers at its current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners. ~~The Owners~~ and the Charterers shall ~~arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of this Charter Party~~procure that the master and crew follow the orders and directions of the Owners. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Crew shall be the sole responsibility of the Charterers.

33.	BIMCO Dispute Resolution Clause 2017—See Additional Clause 85 (Law and Dispute Resolution)

~~(a)*~~

~~This Charter Party shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.~~

~~The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of the sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor any counterclaim exceeds the sum of USD 400,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(b)*~~

~~This Charter Party shall be governed by U.S. maritime law or, if this Charter Party is not a maritime contract under U.S. law, by the laws of the State of New York. Any dispute arising out of or in connection with this Charter Party shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen. The decision of the arbitrators or any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the SMA Rules current as of the date of this Charter Party.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the SMA Rules for Shortened Arbitration Procedure current as of the date of this Charter Party.~~

~~(c)*~~	~~This Charter Party shall be governed by and construed in accordance with Singapore**/English** law.~~

~~Any dispute arising out of or in connection with this Charter Party, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration in Singapore in accordance with the Singapore International Arbitration Act (Chapter 143A) and any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (SCMA) current at the time when the arbitration proceedings are commenced.~~

~~The reference to arbitration of disputes under this Clause shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator and give notice that it has done so within fourteen (14) calendar days of that notice and stating that it will appoint its own arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.~~

~~Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 150,000 (or such other sum as the parties may agree) the arbitration shall be conducted before a single arbitrator in accordance with the SCMA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~**Delete whichever does not apply. If neither or both are deleted, then English law shall apply by default.~~

~~(d)*~~

~~This Charter Party shall be governed by and construed in accordance with the laws of the place mutually agreed by the Parties and any dispute arising out of or in connection with this Charter Party shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(e)~~

~~The parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Charter Party. In the case of any dispute in respect of which arbitration has been commenced under subclause (a), (c) or (d), the following shall apply:~~

~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to agree to mediation.~~

~~(ii) The other party shall thereupon within fourteen (14) calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further fourteen (14) calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.~~

~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~

~~(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)~~

~~*Subclauses (a), (b), (c) and (d) are alternatives; indicate alternative agreed in Box 26.~~

~~If Box 26 in Part I is not appropriately filled in, subclause (a) of this Clause shall apply. Subclause (e) shall apply in all cases except for alternative (b).~~

34.	Notices—See Additional Clause 77 (Notices)

~~All notices, requests and other communications required or permitted by any clause of this Charter Party shal~~l ~~be given in writing and shall be sufficiently given or transmitted if delivered by hand, email, express courier service or registered mail and addressed if to the Owners as stated in Box 30 or such other address or emai~~l ~~address as the Owners may hereafter designate in writing, and if to the Charterers as stated in Box 31 or such other address or email address as the Charterers may hereafter designate in writing. Any such communication shall be deemed to have been given on the date of actual receipt by the party to which it is addressed.~~

35.	Partial Validity—See Additional Clause 74 (Invalidity)

~~If by reason of any enactment or judgment any provision of this Charter Party shall be deemed or held to be illegal, void or unenforceable in whole or in part, all other provisions of this Charter Party shall be unaffected thereby and shall remain in full force and effect.~~

36.	Entire Agreement—See Additional Clause 73 (Entire agreement)

~~This Charter Party is the entire agreement of the parties, which supersedes all previous written or oral understandings and which may not be modified except by a written amendment signed by both parties.~~

37.	Headings

~~The headings of this Charter Party are for identification only and shall not be deemed to be part hereof or be taken into consideration in the interpretation or construction of this Charter Party.~~

38.	Singular/Plural

~~The singular includes the plural and vice versa as the context admits or requires.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

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BARECON 2017 Standard Bareboat Charter Party

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(OPTIONAL, only applicable if Box 27 has been completed)

1.	Specifications and Building Contract

~~(a)~~

~~The Vessel shall be constructed in accordance with the building contract between the Builders and the Owners including the specifications and plans incorporated therein (“Building Contract”). The Owners shall provide the Charterers with a copy of the Building Contract to the extent relevant to this Charter Party.~~

~~(b)~~

~~No variations shall be made to the Building Contract without the Charterers’ prior written consent. The Charterers shall be entitled to request change orders in accordance with the Building Contract. Any additional costs or consequences due to Charterers’ change orders shall be borne by the Charterers.~~

~~(c)~~

~~The Owners and the Charterers will liaise and cooperate in all matters regarding the construction of the Vessel and the Building Contract. The Charterers shall have the right to send their representative to the Builders’ yard to inspect the Vessel during its construction.~~

~~(d)~~

~~The Owners shall assign their guarantee rights under the Building Contract to the Charterers, if permitted. If not permitted, the Owners shall exercise their guarantee rights against the Builders for the benefit of the Charterers. The Charterers shall be obliged to accept such sums as the Owners are reasonably able to recover under the guarantee provisions of the Building Contract.~~

2.	Delivery and Cancellation

~~(a)~~

~~(i) Subject to the provisions of Clause 3 (Liquidated Damages) hereunder, the Charterers shall be obliged to accept the Vessel from the Owners, constructed and delivered in accordance with the Building Contract and including buyers’ supplies, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any.~~

~~(ii) The date of delivery for the purpose of this Charter shall be the date (the “Delivery Date”) when the Vessel is in fact delivered by the Builders to the Owners in accordance with the Building Contract, whether that is before or after the scheduled delivery date under the Building Contract. The Owners shall be under no responsibility for any delay whatsoever in delivery of the Vessel to the Charterers under this Charter Party, except to the extent caused solely by the Owners’ acts or omissions resulting in a default by the Owners under the Building Contract. The Owners shall be responsible to the Charterers for any direct losses incurred by the Charterers, if the Vessel is not delivered to the Owners due solely to the Owners’ acts or omissions resulting in a default by the Owners under the Building Contract.~~

~~(iii) The Owners and the Charterers shall on the Delivery Date sign a Protocol of Delivery and Acceptance evidencing delivery of the Vessel hereunder~~.

~~(b)~~	~~(i) The Owners’ obligation to charter the Vessel to the Charterers hereunder is conditional upon delivery of the Vessel to the Owners by the Builders in accordance with the Building Contract.~~

~~(ii) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel and exercise that right, the Owners shall be entitled to cancel this Charter Party by written notice to the Charterers.~~

~~(iii) If for any reason the Owners become entitled to cancel the Building Contract and exercise that right, the Owners shall be entitled to cancel this Charter Party by written notice to the Charterers. If, however, the Owners do not exercise their right to cancel the Building Contract, the Charterers shall be entitled to cancel this Charter Party by written notice to the Owners.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART III

BARECON 2017 Standard Bareboat Charter Party

PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY

(OPTIONAL, only applicable if Box 27 has been completed)

3.	Liquidated Damages

~~(a)~~

~~Any liquidated damages for physical defects or deficiencies and any costs incurred in pursuing a claim therefor shall be credited to the party stated in Box 27(iv) or if not filled in shall be shared equally between the parties.~~

~~(b)~~

~~Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall be credited to the party stated in Box 27(v) or if not filled in shall be shared equally between the parties~~.

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART IV

BARECON 2017 Standard Bareboat Charter Party

PURCHASE OPTION

(OPTIONAL, only applicable if Box 28 has been completed)

~~1.~~

~~The Charterers shall have an option to purchase the Vessel (the “Purchase Option”) exercisable on each of the dates stated below as follows:~~ See Additional Clause 62 (Early Termination, purchase option, purchase obligation and transfer of title)

~~Date (state number of months after delivery of the Vessel)~~	~~Purchase Price (the “Purchase Option Price”)~~

~~(months)~~	~~(amount and currency)~~

~~2.~~

~~To exercise their Purchase Option, the Charterers shall notify the Owners in writing not later than six (6) months prior to the relevant date stated in the table above. Such notification shall not be withdrawn or cancelled.~~

~~3.~~

~~If the Charterers exercise their Purchase Option, the ownership of the Vessel shall be transferred to them on the relevant date. If such date is not a Banking Day, the ownership of the Vessel shall be transferred on the next Banking Day, on a strictly “as is/where is” basis, at the Charterers’ sole cost and expense.~~

~~4.~~

~~The Owners shall obtain and provide the Charterers with such documents and take such actions as the Charterers may reasonably request to facilitate the sale and the registration of the Vessel under the flag designated by the Charterers.~~

~~5.~~

~~The Owners warrant that the Vessel at the time of transfer of ownership shall be free of any of Owners’ encumbrance or mortgage and that they have not committed any act or omission which would impair title to the Vessel.~~

~~6.~~

~~The Owners make no representation or warranty as to the seaworthiness, value, condition, design~~, ~~merchantability or operation of the Vessel, or as to the quality of the material, equipment or workmanship in the Vessel, or as to the fitness of the Vessel for any particular trade.~~

~~7.~~

~~In exchange for the transfer of ownership of the Vessel, the Charterers shall pay the Purchase Option Price to the bank account nominated by the Owners together with any unpaid charter hire and other amounts due and payable under this Charter Party.~~

~~8.~~

~~Upon payment and transfer of ownership in accordance with Clause 7 above, this Charter Party and all rights and obligations of the parties shall terminate without prejudice to all rights accrued due between the parties prior to the date of termination and any claim that either party might have.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

PART V

BARECON 2017 Standard Bareboat Charter Party

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(OPTIONAL, only to apply if expressly agreed and stated in Box 29)

~~1.~~	~~Definitions~~

~~“Bareboat Charter Registry” shall mean the registry stated in Box 29(ii) whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of this Charter Party.~~

~~“Underlying Registry” shall mean the registry stated in Box 29(i) in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter registration.~~

~~2.~~	~~The Owners have agreed to and the Charterers shall arrange for the Vessel to be registered under the Bareboat Charter Registry. The Charterers shall be responsible for all costs thereof.~~

~~3.~~	~~Upon termination of this Charter Party for any reason whatsoever the Charterers shall immediately arrange for the deletion of the Vessel from the Bareboat Registry.~~

~~4.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry due to any default by the Owners, the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter Party.~~

Copyright © 2017 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001 and 2017.

Execution Copy

Memorandum of Agreement

in respect of

one (1) 5,300 TEU Container Vessel

with builder’s hull number CHB2025

Dated

(1)	海津八号 (天津)租赁有限公司 (HAIJIN NO. 8 (TIANJIN) LEASING CO., LIMITED)
as Buyers

(2)	THALIA SHIPPING CORPORATION
as Sellers

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)

Contents

		Page

1	Definitions and interpretations	1

2	Sale and purchase	10

3	MOA Purchase Price	11

4	Currency of payment	11

5	Payment Notice	11

6	Payment	12

7	Conditions precedent and subsequent	13

8	Cancellation and refund	15

9	Sellers’ payments	15

10	Fees	17

11	Sellers’ undertakings	17

12	MOA Termination Events	18

13	Buyers’ powers following cancellation	19

14	Changes to parties	20

15	Cumulative rights	20

16	No waiver	20

17	Entire agreement and amendments	20

18	Invalidity	20

19	English language	21

20	No partnership	21

21	Notices	21

22	Counterparts	22

23	Third Parties Act	22

24	Spares, bunkers and other items	22

25	Encumbrances	23

26	Taxes, costs and expenses	23

27	Indemnities	23

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 1

28	Calculations and certificates	24

29	Law and dispute resolution	24

30	Determination of Market Value	26

Schedule 1	Conditions precedent and subsequent	27
	Part I – Initial conditions precedent	27
	Part II – Delivery Date conditions precedent	31
	Part III – Conditions subsequent	34

Schedule 2	Form of Payment Notice	36

Schedule 3	MOA Details	38

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 2

This Agreement is made on

Between:

(1)

海津八号 (天津)租赁有限公司 (HAIJIN NO. 8 (TIANJIN) LEASING CO., LIMITED), a company incorporated under the laws of the People’s Republic of China (Unified Social Credit Code 91120118MACTQCY06Q) whose registered address is Room 202, Office Area of Inspection Warehouse, 6262 Aozhou Road, Dongjiang Bonded Port Zone, Tianjin Pilot Free Trade Zone (mandated by Tianjin Dongjiang Business Secretary Service Co., Ltd, Free Trade Zone Branch with no. 8826) (the “Buyers”); and

(2)

THALIA SHIPPING CORPORATION, a corporation incorporated under the laws of the Republic of the Marshall Islands with registration number 111803 whose registered address is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Republic of the Marshall Islands MH96960 (the “Sellers”).

Background:

(A)

Pursuant to a shipbuilding contract dated 26 January 2022 and made between the Sellers and the Builder (as may be amended, supplemented, novated or replaced from time to time, the “Building Contract”), the Builder has agreed to design, build, launch, equip, complete, deliver and sell, and the Sellers have agreed to purchase, one (1) new 5,300 TEU Container Vessel as further described in the Building Contract and bearing the Builder’s hull number CHB2025, along with all her appurtenances, associated equipment, materials, stores, spare parts and documentation (the “Vessel”), upon the terms and conditions therein.

(B)	The Sellers have agreed to sell the Vessel to the Buyers upon the terms and conditions set forth in this Agreement.

(C)	The Buyers have agreed to pay the MOA Purchase Price (as defined below) upon the terms and conditions set forth in this Agreement.

(D)

The Buyers (as owners) have agreed to let the Vessel to the Charterers (as bareboat charterers) and the Charterers have agreed to hire the Vessel from the Buyers immediately upon the acceptance of the Vessel by the Buyers from the Sellers under this Agreement, pursuant to the terms and conditions set forth in a bareboat charter agreement (as amended and or supplemented from time to time) (the “Charter”) entered into or to be entered into between the Buyers (as owners) and the Charterers (as bareboat charterers) on the date of this Agreement.

It is agreed as follows:

1	Definitions and interpretations

1.1	Definitions

Words and expressions having defined meanings in the Charter shall, except where otherwise defined herein, have the same meanings when used in this Agreement, and in this Agreement:

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 1

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Builder” means collectively, Jiangyin Xiagang Changjiang Shipbreaking Co., Ltd. and Zhoushan Changhong International Shipyard Co., Ltd., each a corporation incorporated under the laws of the People’s Republic of China whose principal offices are respectively at No. 368 West Binjiang Road, Jiangyin City, Jiangsu Province, the People’s Republic of China and No. 19 Chuangyuan Avenue, Dinghai Industrial Park, Zhoushan City, Zhejiang Province, the People’s Republic of China.

“Builder’s Bank” means the Builder’s bank as specified in Schedule 3 (MOA Details).

“Builder’s PDA” means the protocol of delivery and acceptance in respect of the Vessel to be executed by the Builder and the Sellers (evidencing the unconditional physical delivery of the Vessel by the Builder to the Sellers pursuant to the Building Contract).

“Builder’s Portion” means an amount of the MOA Purchase Price which is no more than the Delivery Instalment.

“Cancellation Date” means the date specified in the Cancellation Notice.

“Cancellation Notice” has the meaning given to such term in Clause 8 (Cancellation and refund).

“Charterers” means Makri Shipping Corporation, a company organised and existing under the laws of the Republic of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Republic of the Marshall Islands MH96960.

“Collateral Buyers” means in respect of a Collateral Vessel, the party listed alongside the name of that Collateral Vessel under the column “Collateral Buyers” in the table set out in the definition of “Collateral Vessels”.

“Collateral MOA” means in respect of a Collateral Vessel, the memorandum of agreement for that Collateral Vessel entered or to be entered into between the Collateral Buyers as buyers and the Collateral Sellers as sellers.

“Contractual Purchase Price” means the price in respect of the Vessel as stipulated in Article II (Contract Price & Terms of Payment) of the Building Contract which, as at the date of this Agreement, is US$62,825,081.87, as the same may be subject to adjustment in accordance with the terms of the Building Contract.

“Collateral Sellers” means in respect of a Collateral Vessel, the party listed alongside the name of that Collateral Vessel under the column “Collateral Sellers” in the table set out in the definition of “Collateral Vessels”.

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 2

“Collateral Vessels” means the vessels set out below:

Collateral Vessel	Collateral Buyers	Collateral Sellers
Vessel with builder’s hull no. CHB2026	海津九号 (天津)租赁有限公司 (Haijin No. 9 (Tianjin) Leasing Co., Limited)	Muses Shipping Corporation
Vessel with builder’s hull no. S-1646	海津十号 (天津)租赁有限公司 (Haijin No. 10 (Tianjin) Leasing Co., Limited)	Tarak Shipping Corporation
Vessel with builder’s hull no. S-1648	海津十一号(天津)租赁有限公司 (Haijin No. 11 (Tianjin) Leasing Co., Limited)	Ithaki Shipping Corporation

“Delivery Date” has the meaning given to such term in Clause 2.2.2 (Delivery).

“Delivery Instalment” means the fifth (5th) instalment of the SBC Contract Price due and payable by the Sellers to the Builder in accordance with the Building Contract.

“Delivery Location” means:

(a)	the Builder’s shipyard as set out in the Building Contract; or

(b)

such other location as the Sellers and the Buyers may mutually agree prior to the Delivery Date following consultation with the Builder and which is in a jurisdiction without any interference to the operation of the Vessel.

“Upfront Hire Letter” means the upfront hire letter made or to be made between the Buyers and the Sellers.

“Flag State” means the Republic of Liberia or such other ship registry or flag acceptable to the Buyers (acting reasonably).

“Long Stop Date” means the long stop date as provided in Schedule 3.

“Market Value” means the value of the Vessel ascertained in accordance with Clause 30 (Determination of Market Value).

“MOA Purchase Price” means the amount which the Buyers shall pay or deemed to have paid in accordance with this Agreement, which shall be the lowest of:

(a)	US$43,950,000;

(b)	70% of the Contractual Purchase Price as at the Delivery Date; and

(c)	70% of the Market Value of the Vessel.

“MOA Termination Event” means each of the events specified in Clause 12.1 of Clause 12 (MOA Termination Events).

“Payment Notice” means a notice in substantially the form set out in Schedule 2 (Form of Payment Notice) hereto (or such other form as the Buyers may require).

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 3

“Port State” means the jurisdiction:

(a)	in which the Delivery Location is located; and/or

(b)	in which delivery of the Vessel will take place; and/or

(c)	which would otherwise have the power under all applicable laws to detain the Vessel before she is delivered by the Builder to the Sellers or by the Sellers to the Buyers (as applicable).

“Potential MOA Termination Event” means an MOA Termination Event or any event or circumstance which would (with the expiry of a grace period, the giving of notice or the making of any determination under the Transaction Documents) be an MOA Termination Event.

“Pre-Delivery Period” means the period commencing from the date of this Agreement up to the Delivery Date and acceptance of the Vessel by the Buyers in accordance with Clause 42 (Pre-Delivery and Delivery) of the Charter.

“Pre-Position Date” means the date specified in the Payment Notice as the date on which the Buyers shall pre-position the MOA Purchase Price into the Builder’s Bank, which shall not be earlier than three (3) Business Days prior to the Delivery Date or such later date as agreed by the Buyers.

“Project Documents” means, together, the Transaction Documents, the Building Contract, any Sub-Charter and any Sub-Charter Guarantee.

“Project Party” means each of the Builder, any Sub-Charterers and any Sub-Charter Guarantor and “Project Parties” means any two (2) or more of them.

“Published Rate” means Term SOFR for three (3) months.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining the Published Rate has, in the opinion of the Sellers and the Buyers, materially changed; or

(b)	any of the following applies:

(i)	either:

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 4

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or events leading to such determination are not (in the opinion of the Sellers and the Buyers) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than ten (10) days or such other period that the parties may specify; or

(d)	in the opinion of the Sellers and the Buyers, that Published Rate is otherwise no longer appropriate for the purposes of calculating the Remittance Interest under this Agreement.

“Reference Rate” means, in relation to any Remittance Interest:

(a)	the applicable Term SOFR as of the Term SOFR Quotation Day and for a period equal in length to the Remittance Interest Period; or

(b)	as otherwise determined pursuant to Clause 47.14 (Unavailability of Term SOFR) of the Charter,

and if that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Remittance Interest Applicable Rate” means either:

(a)	for any Remittance Interest Period of which the Remittance Interest Determination Date falls before the occurrence of a Published Rate Replacement Event, the Reference Rate; or

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 5

(b)	for any Remittance Interest Period of which the Remittance Interest Determination Date falls upon or after the occurrence of a Published Rate Replacement Event, the Replacement Reference Rate.

“Remittance Interest Determination Date” means, in relation to a Remittance Interest Period, the date falling five (5) Business Days prior to such Remittance Interest Period.

“Remittance Interest Period” means the relevant period determined in accordance with Clause 6.4 (Payment).

“Replacement Reference Rate” means a Reference Rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

in the opinion of the Buyers and the Sellers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to that Published Rate; or

(c)	in the opinion of the Buyers and the Sellers, an appropriate successor or alternative to a Published Rate.

“Scheduled Delivery Date” means the scheduled delivery date specified in Schedule 3 (MOA Details).

“Security Documents” means the following:

(a)	the Assignment of Warranty;

(b)	the Account Pledges;

(c)	the Share Pledge;

(d)	the Charter Guarantee;

(e)	the Time Charter Assignment;

(f)	the Charterers’ Assignment; and

(g)	any Manager’s Undertaking,

and any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Obligors’ obligations under or in connection with the Transaction Documents, and “Security Document” means any one of them.

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 6

“Sellers’ Account” means the following bank account:

Bank: Hamburg Commercial Bank AG

Bank Address: Gerhart-Hauptmann-Platz 50, 20095 Hamburg, Germany

SWIFT Code: HSHNDEHH

Correspondent Bank: The Bank of New York Mellon, New York

Correspondent Bank SWIFT: IRVTUS3N

Beneficiary: Thalia Shipping Corporation

Account No.: 1200080192

IBAN: DE15210500001200080192

“Sellers’ Bill of Sale” means the bill of sale in respect of the Vessel to be executed by the Sellers recordable in the Flag State (in a form acceptable to the Buyers, transferring title of the Vessel to the Buyers and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever).

“Sellers’ PDA” means the protocol of delivery and acceptance in respect of the Vessel to be executed by the Sellers and the Buyers (evidencing the unconditional delivery of the Vessel by the Sellers to the Buyers pursuant to this Agreement).

“Sellers’ Portion” means any balance of the MOA Purchase Price remaining after deduction of the Builder’s Portion.

“Term SOFR” means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Term SOFR Quotation Day” means, in relation to any period for which an interest rate is to be determined in respect of a Remittance Interest, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Term SOFR Quotation Day will be determined by the Buyers in accordance with that market practice (and if quotations would normally be given on more than one day, the Term SOFR Quotation Day will be the last of those days)).

“Transaction Documents” means, together, the Charter, this Agreement, the Security Documents, the Upfront Hire Letter and such other documents as may be designated as such by the Buyers and the Sellers from time to time and “Transaction Document” means any one of them.

“Upfront Hire” has the meaning given to such term in Clause 10 (Fees).

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 7

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

1.2	Interpretations

1.2.1	In this Agreement, unless the context otherwise requires, any reference to:

(a)

to this Agreement include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Agreement and, in the case of a Schedule, to such Schedule as incorporated in this Agreement as substituted from time to time;

(b)	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

(c)	the term “Vessel” includes any part of the Vessel;

(d)	“assets” includes present and future properties, revenues and rights of every description;

(e)	the “Buyers”, the “Sellers”, any “Project Party” or any other person include any of their respective successors, permitted assignees and permitted transferees;

(f)

a “Project Document” or any other agreement, instrument or document include such agreement, instrument or document as the same may from time to time be amended, modified, supplemented, novated or substituted;

(g)	“control” over a particular company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the cast of, more than fifty per cent. (50%), of the maximum number of votes that might be cast at a general meeting of such company;

(ii)	appoint or remove all, or the majority of the directors or other equivalent officers of such company; or

(iii)	give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply;

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 8

(h)

the “equivalent” in one currency (the “first currency”) as at any date of an amount in another currency (the “second currency”) shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Buyers at or about 11:00 a.m. two (2) business days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Beijing) prior to such date for the purchase of the first currency with the second currency for delivery and value on such date;

(i)	“hereof”, “herein” and “hereunder” and other words of similar import means this Agreement as a whole (including the Schedules) and not any particular part hereof;

(j)

“law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;

(k)

“month” means, save as otherwise provided, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month;

(l)

the word “person” or “persons” or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;

(m)

the “winding-up”, “dissolution”, “administration”, “liquidation”, “insolvency”, “reorganisation”, “readjustment of debt”, “suspension of payments”, “moratorium” or “bankruptcy” (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;

(n)	a Potential MOA Termination Event (other than an MOA Termination Event) is “continuing” if it has not been remedied or waived and an MOA Termination Event is “continuing” if it has not been waived;

(o)	words denoting the plural number include the singular and vice versa; and

Singapore\7481350.1 Memorandum of Agreement (ICBCL/Navios) (CHB2025)	Page 9

(p)

the determination of the extent to which a rate is “for a period equal in length” to a Remittance Interest Period shall disregard any inconsistency arising from the last day of that Remittance Interest Period being determined pursuant to the terms of this Agreement.

1.2.2	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement.

1.2.3	A time of day (unless otherwise specified) is a reference to Beijing time.

2	Sale and purchase

2.1	Agreement for sale and purchase

The Sellers hereby agree to sell and the Buyers hereby agree to purchase the Vessel on the terms and conditions of this Agreement.

2.2	Delivery

2.2.1

Not later than 11.00 a.m. three (3) Business Days (or such shorter period as the Buyers and the Sellers may agree) prior to the date on which the Sellers may deliver to the Buyers the Payment Notice in respect of the MOA Purchase Price, the Sellers shall give the Buyers an irrevocable and unconditional notice of delivery in writing which shall specify the Scheduled Delivery Date. At the time of delivery of the Vessel by the Sellers to the Buyers, the Vessel shall be located at the Delivery Location.

2.2.2

The Vessel shall be sold and delivered by the Sellers, with full title guarantee, to the Buyers on the Scheduled Delivery Date (or such later date which is agreed between the Sellers and the Buyers (in each case the “Delivery Date”)), free and clear of all Encumbrance.

2.2.3	On the Delivery Date, the following events are to occur simultaneously:

(a)	delivery of the Vessel by the Sellers to the Buyers pursuant to this Agreement; and

(b)

delivery of the Vessel by the Buyers (as owners under the Charter) to the Charterers (as bareboat charterers under the Charter) pursuant to the Charter (such date being, for the avoidance of doubt, the “Actual Delivery Date” as defined under the Charter).

2.2.4

On the Delivery Date, the Sellers shall deliver to the Buyers an executed Sellers’ Bill of Sale and other documents set out in paragraph 2 (Title transfer documents) in Part II (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent), whereupon all of the title to, interest in and all ownership rights with respect to the Vessel shall pass from the Sellers to the Buyers.

2.2.5

Upon delivery of the Vessel, the Sellers and the Buyers shall execute the Sellers’ PDA, whereupon the Sellers shall be deemed to have given, and the Buyers to have received and accepted, possession of the Vessel.

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3	MOA Purchase Price

3.1	Purchase price of the Vessel

3.1.1	The purchase price of the Vessel payable by the Buyers to the Sellers under this Agreement shall be an amount equal to the MOA Purchase Price.

3.1.2

The purchase price referred to in Clause 3.1.1 which is in the amount of the MOA Purchase Price shall cover the purchase of the Vessel and, to the extent owned by the Sellers, everything then belonging to her on board, except any remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and any unused stores and provisions which shall remain the property of the Sellers and for which no payment by the Buyers shall be required.

4	Currency of payment

4.1	Subject to the remaining provisions of this Clause 4 (Currency of payment), USD is the currency of account and payment for any sum due from:

4.1.1	the Buyers to the Sellers under this Agreement; and

4.1.2	an Obligor to the Buyers under any Transaction Document.

4.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

4.3	Any amount expressed to be payable in a currency other than USD shall be paid in that currency.

4.4

If a change in any currency occurs, this Agreement will, to the extent the Buyers specify to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant market and otherwise to reflect the change in currency.

5	Payment Notice

5.1	Delivery of a Payment Notice

The Sellers may request the Buyers to make a payment in respect of the MOA Purchase Price by delivery to the Buyers of a duly completed Payment Notice no later than ten (10) Business Days before the anticipated Pre-Position Date and no later than the relevant Long Stop Date (or such other period as may be agreed by the Sellers and the Buyers).

5.2	Completion of a Payment Notice

The Payment Notice is irrevocable and will not be regarded as having been duly completed or valid unless:

5.2.1	it is delivered by the Sellers and received by the Buyers before the Long Stop Date;

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5.2.2	it clearly:

(a)	identifies the proposed Pre-Position Date; and

(b)	sets out the precise amount of the MOA Purchase Price, the Builder’s Portion and the Sellers’ Portion;

5.2.3	it is signed by an authorised signatory of the Sellers;

5.2.4	the currency of the proposed Instalment to be paid is US Dollars; and

5.2.5	the proposed date of payment is a Business Day and is no later than the relevant Long Stop Date.

6	Payment

6.1	The Sellers and the Buyers agree that the MOA Purchase Price shall be paid by the Buyers by:

6.1.1	depositing with the Builder’s Bank (to be held in suspense without allocation to any account) the Builder’s Portion which shall be subsequently released in accordance with Clause 6.2 (Payment); and

6.1.2	thereafter payment of the Sellers’ Portion to the Sellers’ Bank in accordance with Clause 6.5 (Payment) below.

6.2

On or before the Pre-Position Date, if the Buyers have received evidence (in the form of a written confirmation from the Builder or the Builder’s Bank) that an MT199 message is acceptable to the Builder’s Bank and the Sellers, each acting reasonably that the Builder’s Portion will be held to the order of the Buyers and will only be unconditionally and irrevocably released to the Builder or to such person(s) as may be nominated by the Sellers upon presentation to the Builder’s Bank of a copy (transmitted by fax, email or otherwise) of the Builder’s PDA, which is:

6.2.1

duly signed by an authorised signatory of the Builder and the Sellers, whose details shall be communicated to the Builder’s Bank in writing (electronically by SWIFT message or otherwise) on or before the proposed Pre-Position Date; and

6.2.2

countersigned by an authorised signatory of the Buyers and if requested by a Finance Party and acceptable to the Builder, such Finance Party, whose details shall be communicated to the Builder’s Bank in writing (electronically or otherwise) on or before the proposed Pre-Position Date, then the Buyers shall deposit with the Builder’s Bank the Builder’s Portion to be so held and so released, provided that the Buyers’ obligation to deposit with the Builder’s Bank the Builder’s Portion is always subject to the Buyers being satisfied that all of the conditions precedent listed in Part I (Initial conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto have been satisfied.

6.3

The Sellers agree to release, discharge, defend, indemnify, waive and hold harmless the Buyers from and against any liability, obligation or claim which may be asserted, claimed or recovered against the Buyers for any reason directly arising out of the release of, or the failure to release (as the case may be), the Builder’s Portion by the Builder’s Bank.

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6.4

Interest on the part of the Builder’s Portion actually deposited with the Builder’s Bank shall accrue at the rate which is the aggregate of two per cent. (2%) per annum and the Remittance Interest Applicable Rate for the relevant period (the “Remittance Interest”) shall:

6.4.1	in the event that the Vessel is delivered to the Buyers on the Delivery Date, accrue from (and including) the Pre-Position Date until (but excluding) the Delivery Date; and

6.4.2

in the event that the Vessel is not delivered to the Buyers on the Delivery Date, accrue from the Pre-Position Date until the date the Builder’s Portion is returned by the Sellers to the Buyers in accordance with Clause 11.3 (Refund of pre-positioned amount) (both dates inclusive).

The Sellers shall pay to the Buyers the amount of the Remittance Interest (or any part thereof) as notified by the Buyers to the Sellers within three (3) Business Days of the Buyers’ demand.

6.5	Subject to no Termination Event having then occurred and is continuing, the Buyers shall pay the Sellers’ Portion to the Sellers’ Bank one (1) Business Day after the Delivery Date.

6.6

The Sellers agree to release, discharge, defend, indemnify, waive and hold harmless the Buyers from and against any liability, obligation or claim which may be asserted, claimed or recovered against the Buyers for any reason directly arising out of the release of, or the failure to release (as the case may be), the Sellers’ Portion by the Sellers’ bank.

6.7	A transfer of funds by the Buyers to account(s) set out in the Payment Notice in accordance with this Clause shall constitute payment of the MOA Purchase Price for the purposes of this Agreement.

7	Conditions precedent and subsequent

7.1	Initial conditions precedent

7.1.1

The Sellers may not deliver the Payment Notice unless the Buyers have received all the documents and other evidence listed in Part I (Initial conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers.

7.1.2	The Buyers shall only be obliged to make a payment in respect of any Payment Notice if:

(a)	no Potential MOA Termination Event or MOA Termination Event has occurred and is continuing or would result from such payment; and

(b)

the representations made by the Sellers (as charterers) under clause 54 (Charterers’ representations and warranties) of the Charter are true on the date of the relevant Payment Notice and the actual date of payment; and

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(c)	no event of default (however described) has occurred under any Project Document entitling the non-defaulting party to terminate such Project Document.

7.2	Delivery Date conditions precedent

7.2.1	The Buyers will only be obliged to purchase the Vessel, sign the Sellers’ PDA, countersign the Builder’s PDA and agree to the release of the pre-positioned Builder’s Portion on the Delivery Date if:

(a)

on the Delivery Date, the Buyers have received all the documents and other evidence listed in Part II (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers;

(b)	no Potential MOA Termination Event or MOA Termination Event has occurred and is continuing or would result from the payment or release of the MOA Purchase Price; and

(c)	the Repeating Representations are true in all material respects as if made on the Delivery Date.

7.2.2

For the avoidance of doubt, the Sellers must, on or before the Delivery Date, deliver to the Buyers all the documents and other evidence listed in Part II (Delivery Date conditions precedent) of Schedule 1 (Conditions precedent and subsequent) hereto in form and substance satisfactory to the Buyers.

7.3	Conditions subsequent

The Sellers undertake to deliver or cause to be delivered to the Buyers the documents and evidence listed in Part III (Conditions subsequent) of Schedule 1 (Conditions precedent and subsequent) hereto within the relevant time periods stipulated therein.

7.4	No waiver

7.4.1

The conditions set out in this Clause 7 are for the sole benefit of the Buyers and may be waived or deferred by the Buyers in whole or in part and with or without conditions. The foregoing is without prejudice to the Buyers’ rights to require fulfilment of any such conditions by the Sellers in whole or in part at any time after the date of payment or release of the MOA Purchase Price (or any part thereof).

7.4.2

If the Buyers in their sole discretion agree to advance all or any part of the MOA Purchase Price to the Sellers before all of the documents and evidence required by this Clause 7 have been delivered to the Buyers, the Sellers undertake to deliver all outstanding documents and evidence to the Buyers no later than the date specified by the Buyers.

7.4.3

The advance of all or any part of the MOA Purchase Price under this Clause 7.4 shall not be taken as a waiver of the Buyers’ right to require production of all the documents and evidence required by this Clause 7.

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7.5	Form and content

All documents and evidence delivered to the Buyers under this Clause 7 shall be in form and substance acceptable to the Buyers.

8	Cancellation and refund

If an MOA Termination Event is continuing, the Buyers may by notice in writing to the Sellers (such notice being the “Cancellation Notice”) cancel this Agreement, whereupon the Buyers’ purchase of the Vessel under this Agreement shall be cancelled on the applicable Cancellation Date, and the Buyers shall be relieved from any further obligation to pay any part of the MOA Purchase Price (or any other amount) under this Agreement from the Cancellation Date, and the Sellers shall upon demand:

8.1

pay the Buyers all accrued but unpaid Remittance Interest, Arrangement Fee, other fees and legal costs, and other out-pocket expenses and liabilities of the Buyers suffered or incurred by the Buyers in connection with the transactions contemplated by this Agreement and the other Transaction Documents; and

8.2	pay the Buyers any other sum due and payable but unpaid by any Obligor under any Transaction Document.

9	Sellers’ payments

9.1	Default interest

If the Sellers fail to pay any amount payable by them under this Agreement on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is two per cent. (2%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the amount payable under this Agreement in US Dollars. Any interest accruing under this Clause 9.1 shall be immediately payable by the Sellers on demand by the Buyers. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum on a quarterly basis but will remain immediately due and payable.

9.2	Sellers’ payment obligation absolute

The Sellers’ obligation to pay Remittance Interest in accordance with Clause 6.4 (Payment) and all Unpaid Sums to the Buyers pursuant to this Agreement shall be absolute irrespective of any contingency whatsoever including but not limited to:

9.2.1	any set-off, condition, counterclaim, recoupment, defence or other whatsoever right the Sellers may have against the Buyers, the Finance Parties or any other third party;

9.2.2

any delay in the delivery of the Vessel, any unavailability of the Vessel, for any reason, including but not limited to construction of the Vessel, capture, seizure, arrest or similar event of whatsoever nature in relation to the Vessel, seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the Vessel;

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9.2.3

any failure or delay on the part of either party to this Agreement, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Agreement;

9.2.4

any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Buyers or the Sellers or any change in the constitution of the Buyers or the Sellers;

9.2.5	any invalidity or unenforceability or lack of due authorisation of or any defect in this Agreement;

9.2.6	any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Sellers hereunder,

it being the intention of the parties that the provisions of this Clause 9 (Sellers’ payment), and the obligation of the Sellers to pay Remittance Interest and all Unpaid Sums and make any payments under this Agreement, shall survive any frustration and that, save as expressly provided in this Agreement, no moneys paid under this Agreement by the Sellers to the Buyers shall in any event or circumstance be repayable to the Sellers.

9.3	All payments free from deductions

9.3.1

All payments of Remittance Interest and all Unpaid Sums to the Buyers pursuant to this Agreement and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars, free and clear of, and without Tax Deduction.

9.3.2	In the event that the Sellers are required by any law or regulation to make any Tax Deduction on account of any taxes which arise as a consequence of any payment due under this Agreement, then:

(a)	the Sellers shall notify the Buyers promptly after they become aware of such requirement;

(b)

the Sellers shall remit the amount of such taxes to the appropriate taxation authority within seven (7) days or any other applicable shorter time limits and in any event prior to the date on which penalties attach thereto; and

(c)

such payment shall be increased by such amount as may be necessary to ensure that the Buyers receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Buyers would have received had such payment not been subject to such taxes.

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The Sellers shall forward to the Buyers evidence reasonably satisfactory to the Buyers that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted.

10	Fees

The Sellers shall pay to the Buyers the upfront hire (the “Upfront Hire”) in the amount and at the time agreed in the Upfront Hire Letter.

11	Sellers’ undertakings

The Sellers hereby undertake to the Buyers that they will comply in full and procure compliance (where applicable) with the following undertakings throughout the Pre-Delivery Period.

11.1	Compliance with Charter The Sellers shall comply with all their undertakings of the Seller set out in the Charter.

11.2

Notification of MOA Termination Event The Sellers shall promptly, upon becoming aware of the same, inform the Buyers in writing of the occurrence of any Potential MOA Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a request from the Buyers, confirm to the Buyers that, save as previously notified to the Buyers or as notified in such confirmation, no Potential MOA Termination Event is continuing or if a Potential MOA Termination Event is continuing specifying the steps, if any, being taken to remedy it.

11.3

Refund of pre-positioned amount If the Buyers have made a transfer of funds to the Builder’s Bank in accordance with Clause 6 (Payment) but delivery of the Vessel does not occur on a date within ten (10) calendar days after the Pre-Position Date, then the Sellers shall refund the MOA Purchase Price and any other amount so transferred by the Buyers in accordance with the relevant payment instructions (or such other equivalent document), provided that the Sellers’ obligations under this Clause 11.3 shall be deemed to be complied by any repayment (but only to the extent and amount of such repayment) by the Builder’s Bank to the Buyers or their bank of any part of the MOA Purchase Price and any other amount so transferred by the Buyers in connection with Clause 6 (Payment).

11.4	Building Contract The Sellers shall ensure that:

11.4.1	the Building Contract remains legal, valid, binding and enforceable against the Builder;

11.4.2	none of the events or circumstances set out at paragraph 1, Article XI (Default of the Buyer) has occurred; and

11.4.3

there shall be no breach, material amendment, supplement, replacement and/or waiver of the Building Contract. For the purpose of this Clause 11.4.3, an alteration any term of the Building Contract shall be deemed “material” if, when taken together with all previous alterations, it would result in an overall increase or reduction of more than twenty per cent. (20%) in the price of the Vessel under the Building Contract or it would result in the “Delivery Date” (as such term is described under the Building Contract) being changed.

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12	MOA Termination Events

12.1	Each of the following events shall constitute an MOA Termination Event.

12.1.1	Conditions precedent and subsequent

(a)	Any of the conditions set out in Clause 7 (Conditions precedent and subsequent) is not satisfied by the date specified by the Buyers pursuant to Clause 7.4.2 (No waiver).

(b)	Any of the conditions referred to in Clause 7.3 (Conditions subsequent) is not satisfied by the relevant time or such other time period specified by the Buyers in their discretion.

12.1.2	Breach of MOA undertakings The Sellers fail to perform or comply with any of the obligations expressed to be assumed by it in this Agreement.

12.1.3	Charter termination events Any event or circumstance referred to in clause 59.1 (Termination Events) of the Charter occurs.

12.1.4

Late delivery of Vessel The Vessel is not delivered by the Sellers to the Buyers under this Agreement by the Long Stop Date (including, without limitation, by reason of failure by the Sellers to satisfy any of their obligations under Clause 7 (Conditions precedent and subsequent)).

12.1.5

Illegality It becomes unlawful or it is prohibited for the Buyers to purchase the Vessel pursuant to this Agreement and, to the extent that the law permits the Buyers to notify the Sellers of the relevant event, the Sellers and the Buyers fail to agree an alternative having negotiated in good faith for a period of thirty (30) days (or such longer period as may be agreed by the Buyers) after the Buyers have given notice to the Sellers of the relevant event.

12.1.6	Building Contract

(a)

The Building Contract is terminated, rescinded, cancelled, repudiated, suspended or otherwise ceases to remain in full force and effect, or is transferred, assigned, novated or otherwise disposed of to any person (other than pursuant to the relevant Security Documents).

(b)	The obligation of the Builder to deliver the Vessel under the Building Contract becomes unlawful or unenforceable due to illegality or invalidity.

(c)	Any of the events or circumstances set out at paragraph 1, Article XI (Default of the Buyer).

12.2

Upon the occurrence of an MOA Termination Event which is continuing, and without prejudice to the generality of the powers and remedies vested in the Buyers under this Agreement, the Buyers may exercise their rights and powers referred to under Clauses 8 (Cancellation and refund) and 13 (Buyers’ powers following cancellation).

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13	Buyers’ powers following cancellation

13.1	Powers following cancellation

13.1.1

Without prejudice to the generality of the powers and remedies vested in the Buyers under this Agreement and the other Transaction Documents, at any time after the occurrence of an MOA Termination Event which is continuing:

(a)

the Buyers may by notice in writing to the Sellers (such notice being the “Cancellation Notice”) cancel the Buyers’ purchase of the Vessel under this Agreement on the applicable Cancellation Date, whereupon the Buyers shall be relieved from any obligation to pay any part of the MOA Purchase Price (or any other amount) under this Agreement from the Cancelling Date, and the Seller shall upon demand:

(i)

refund to the Buyers the full amount of the MOA Purchase Price (or any part thereof) which the Buyers have already paid by the Cancellation Date in accordance with Clause 11.3 (Refund of pre-positioned amount); and

(ii)

pay the Buyers any expenses, costs and disbursements (including, without limitation, any Arrangement Fee or any other fee, legal and other experts’ costs) incurred by the Buyers, and any liabilities of the Buyers suffered or incurred by the Buyers, in connection with the transactions contemplated by this Agreement, the other Transaction Documents and the Finance Documents; and

(b)	if the Sellers have not paid the Buyers in full the amounts payable under paragraph (a) above, the Buyers shall become immediately entitled:

(i)

to collect, recover, compromise and give a good discharge for, all claims then outstanding or arising subsequently under or in respect of all or any part of such claims, and to take over or institute (if necessary using the names of the Sellers) all such proceedings as the Buyers in their sole and absolute discretion think fit;

(ii)

to recover from the Sellers on demand all costs and expenses (including, without limitation, legal fees) incurred or paid by the Buyers in connection with the exercise of the powers (or any of them) referred to in this Clause 13.1; and

(iii)	to not make any payment in relation to the Payment Notice.

13.2	Delegation

The Buyers may delegate in any manner to any person any rights exercisable by the Buyers under this Agreement. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Buyers think fit.

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13.3	Survival of Sellers’ obligations

The termination of this Agreement for any cause whatsoever shall not affect the right of the Buyers to recover from the Sellers any money due to the Buyers in consequence thereof and all other rights of the Buyers (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Agreement) are reserved hereunder.

14	Changes to parties

The Sellers may not assign or transfer any or all of their rights or obligations under this Agreement.

15	Cumulative rights

The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

16	No waiver

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Agreement will operate as a waiver. No waiver of any breach of any provision of this Agreement will be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

17	Entire agreement and amendments

17.1

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the parties in this Agreement in relation thereto.

17.2

Each of the parties to this Agreement acknowledges that in entering into this Agreement, it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as expressly set out in this Agreement.

17.3

Any terms implied into this Agreement by the Sale of Goods Act 1979 are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

17.4	This Agreement may not be amended, altered or modified except by a written instrument executed by each of the parties to this Agreement.

18	Invalidity

If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Agreement or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Agreement) not be affected thereby and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

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19	English language

All notices, communications and financial statements and reports under or in connection with this Agreement and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

20	No partnership

Nothing in this Agreement creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Agreement.

21	Notices

21.1	Any notices to be given to the Buyers under this Agreement shall be sent in writing by registered letter, facsimile or email and addressed to:

海津八号 (天津)租赁有限公司 (HAIJIN NO. 8 (TIANJIN) LEASING CO., LIMITED)

Address: c/o ICBC Financial Leasing Co., Ltd.

16-19/F, Building 5, Yuetan Center

1 Yuetan South Street

Xicheng District, Beijing 100045

The People’s Republic of China

Email:	anjingshu@leasing.icbc.com.cn; zhangyichi@leasing.icbc.com.cn; xuguangpeng@leasing.icbc.com.cn; saijianan@leasing.icbc.com.cn

Attention:	Ms An Jingshu; Mr. Zhang Yichi; Mr. Xu Guangpeng; Mr. Simon Sai

or to such other address, facsimile number or email address as the Buyers may notify to the Sellers in accordance with this Clause 21.

21.2	Any notices to be given to the Sellers under this Agreement shall be sent in writing by registered letter, facsimile or email and addressed to:

THALIA SHIPPING CORPORATION

Address:	c/o Navios Shipmanagement Inc.

85 Akti Miaouli

Piraeus 185 38

Greece

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Fax	No.: +30 210 4172070

Email:	vpapaefthymiou@navios.com; legal_corp@navios.com

Attention:	Ms. Villy Papaefthymiou

or to such other address or email address as the Sellers may notify to the Buyers in accordance with this Clause 21.

21.3

Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of a registered letter). A notice or other such communication received on a non-working day or after 5:00 pm in the place of receipt shall be deemed to be served on the following day in such place.

22	Counterparts

This Agreement may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by all the parties hereto shall be deemed to constitute a full and original agreement for all purposes.

23	Third Parties Act

23.1	The Third Parties Act applies to this Agreement as set out in this Clause 23.

23.2	A person who is not a party to this Agreement has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

24	Spares, bunkers and other items

24.1

To the extent owned by the Sellers, the Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board provided that any remaining bunkers and unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and any unused stores and provisions shall remain the property of the Sellers.

24.2

All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery used or unused, whether on board or not shall become the Buyers’ property.

24.3

Concurrent with the delivery of the Vessel under this Agreement, the Buyers shall gain title and ownership to the classification certificate(s) as well as all plans, drawings and manuals, which are on board the Vessel and shall remain on board the Vessel, provided that the Buyers agree that the Sellers are only required to provide copies of all plans, drawings and manuals to the Buyers by way of a CD-ROM within thirty (30) days from the Delivery Date upon the Buyers’ request. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Charterers (as bareboat charterers under the Charter) are required to retain same, in which case the Buyers have the right to take copies.

24.4	Copies of other technical documentation which may be in the Sellers’ possession shall promptly after delivery be forwarded to the Buyers at the Sellers’ expense, if the Buyers so request.

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25	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Charter and the Initial Sub-Charter), encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

26	Taxes, costs and expenses

Any Taxes, costs and expenses in connection with the purchase and registration of the Vessel in the Flag State shall be for the Sellers’ account.

27	Indemnities

27.1

Whether or not any of the transactions contemplated hereby are consummated, the Sellers shall indemnify, protect, defend and hold harmless the Buyers throughout the Pre-Delivery Period from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees (including but not limited to any vessel registration, tonnage and reasonable legal fees), claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature imposed on, suffered or incurred by or asserted against the Buyers, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

27.1.1

the delivery (including the Vessel not being delivered on the Scheduled Delivery Date after the Sellers have informed the Buyers of the Scheduled Delivery Date), registration and purchase of the Vessel by the Buyers whether prior to, during or after termination of this Agreement and whether or not the Vessel is in the possession or the control of the Sellers or otherwise in relation to any non-delivery to or acceptance by the Charterers (as bareboat charterers) of the Vessel under the Charter;

27.1.2

any breach of or failure to perform, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Sellers under any Transaction Document to which they are a party or the falsity of any representation or warranty of the Sellers in any Transaction Document to which they are a party or the occurrence of any Potential MOA Termination Event or any MOA Termination Event;

27.1.3	a failure by an Obligor to pay any amount due under a Transaction Document on its due date; and

27.1.4

funding, or making arrangements to fund, an amount required to be paid by the Buyers pursuant to a Payment Notice but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence of the Buyers).

27.2

Notwithstanding anything to the contrary herein, the indemnities provided by the Sellers in favour of the Buyers shall continue in full force and effect notwithstanding any breach of the terms of this Agreement or termination of this Agreement pursuant to the terms hereof.

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28	Calculations and certificates

28.1

In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by the Buyers are prima facie evidence of the matters to which they relate.

28.2	Any certification or determination by the Buyers of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

28.3

Any Remittance Interest, interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

29	Law and dispute resolution

29.1	This Agreement and any non-contractual obligations arising from or in connection with it are in all respects governed by and shall be interpreted in accordance with English law.

29.2

Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

29.3

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The seat of arbitration shall be London and the language of the arbitration shall be English.

29.4	The Parties understand, accept and agree that:

29.4.1	This document is part of an overall transaction involving the Transaction Documents, some of which may involve one or more entities that are not party to this document.

29.4.2

In addition to the powers stated in the LMAA Terms and the Arbitration Act 1996 and at law, the arbitration Tribunal shall have power, upon application by a Party, to order that an arbitration commenced under this document be consolidated with one or more other arbitrations commenced under this document or other Transaction Documents.

29.4.3

The Tribunal shall exercise that power as it deems fit for the just and efficient resolution of disputes under this document and other Transaction Documents overall. This can include consideration of factors including but not limited to:

(a)	Whether there are common issues of fact or law in the arbitrations for which consolidation is sought.

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(b)	The present progress of each arbitration for which consolidation is sought.

29.4.4	The “order of priority” amongst the Transaction Documents shall be as follows:

(a)	the Charter;

(b)	this Agreement;

(c)	the Charter Guarantee; and

(d)	the Time Charter Assignment, the Share Pledge, the Assignment of Warranty, the Charterers’ Assignment and any Managers’ Undertakings.

29.4.5

Notwithstanding the above, each Party acknowledges and accepts that the Buyers shall be at absolute liberty to alter the “order of priority” above at any time upon written notice to the Party/Parties and the Tribunal(s) (if any), whether arbitration(s) have been commenced or not.

29.4.6

The Tribunal in the consolidated arbitration shall be constituted by Tribunal in the arbitration under the “highest priority” Transaction Document, of the arbitrations that are to be consolidated. If there are multiple arbitrations commenced under the “highest priority” Transaction Document, the Tribunal in the earliest arbitration under the “highest priority” Transaction Document shall be the Tribunal in the consolidated arbitration.

29.4.7

Where applications for consolidation are made in multiple arbitrations, and the Tribunals reach different decisions on whether to order consolidation, the decision of the Tribunal in the arbitration under the “highest priority” Transaction Document shall prevail and be followed by all Parties. If there are multiple arbitrations commenced under the “highest priority” Transaction Document, the decision of the Tribunal in the earliest arbitration under the “highest priority” Transaction Document shall prevail and be followed by all Parties.

29.4.8

Each Party waives its right to confidentiality whether under the terms of this document, or in respect of arbitration under the LMAA Terms, Arbitration Act 1996, or at law, as between entities which are party to the arbitrations for which consolidation is sought.

29.4.9

Each Party shall not seek to (and waives any right to) object to, undermine, attack, delay, or challenge the proceedings in the consolidated arbitration or the award made in the consolidated arbitration, on grounds arising out of or in relation to confidentiality or the consolidation itself.

29.5

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint

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its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both the Buyers and the Sellers as if the sole arbitrator had been appointed by agreement.

29.6	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

29.7

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

30	Determination of Market Value

30.1

The Market Value of the Vessel shall be the arithmetic average of two valuations of the Vessel pursuant to two Valuation Reports obtained from two Approved Valuers (each of which shall refer to a fixed figure and not a range of values), one appointed by the Buyers and one appointed by the Sellers.

30.2

Notwithstanding Clause 30.1, if the two Valuation Reports obtained pursuant to Clause 30.1 have a variation greater than 10% (using the higher valuation as a denominator), a third Valuation Report shall be obtained from a third Approved Valuer appointed by the Buyers, and the Market Value of the Vessel shall be the arithmetic average of all three (3) valuations certified pursuant to the three (3) Valuation Reports.

30.3	The Sellers shall arrange, deliver to the Buyers and bear the cost of the issue of each Valuation Report required under this Clause 30.

30.4	Each Valuation Report of the Vessel for purposes of this Clause 30 shall be as at a date no more than thirty (30) days prior to the Delivery Date.

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In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

BUYERS

Signed for and on behalf of	)
海津八号 (天津)租赁有限公司 (HAIJIN NO. 8 (TIANJIN))
LEASING CO., LIMITED))
by its lawfully appointed attorney	)
/s/ Ng_Yin Ling	)
in the presence of:	)
(company chop affixed)

Witness signature:	/s/ Tan LI Xin, Jean
Name:
Address:

SELLERS

Signed for and on behalf of	)
THALIA SHIPPING CORPORATION	)
by its lawfully appointed attorney	)
/s/ Georgios Panagakis	)
in the presence of:	)

Witness signature:	/s/ Alexandra Kontaxi
Name:
Address:

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Contents

		Page

39	Definitions	1

40	Interpretations	25

41	MOA	28

42	Pre-delivery and delivery	28

43	Conditions precedent and subsequent	30

44	Bunkers and luboils	30

45	Further maintenance and operation	30

46	Structural changes and alterations	31

47	Hire	32

48	Insurance	39

49	Redelivery	45

50	Redelivery conditions	46

51	Diver’s inspection at redelivery	47

52	Application of proceeds	48

53	Owners’ mortgage	49

54	Charterers’ representations and warranties	50

55	Charterers’ undertakings	57

56	Earnings Accounts	69

57	Financial Covenants	70

58	Value maintenance clause	71

59	Termination Events	73

60	Sub-chartering and assignment	81

61	Name of Vessel	81

62	Early Termination, purchase option, purchase obligation and transfer of title .	81

63	Total Loss	85

64	Appointment of and changes to the manager	85

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65	Fees and expenses	86

66	Stamp duties and taxes	87

67	Further indemnities	88

68	Set-off	90

69	Further assurances and undertakings	90

70	Cumulative rights	90

71	Day count convention	90

72	No waiver	90

73	Entire agreement	90

74	Invalidity	91

75	English language	91

76	No partnership	91

77	Notices	91

78	Conflicts	92

79	Survival of obligations	92

80	Counterparts	93

81	Confidentiality	93

82	Third Parties Act	94

83	Waiver of immunity	94

84	FATCA	94

85	Law and Dispute Resolution	96

86	No Brokerage Confirmation	98

Schedule 1	Form of Protocol of Delivery and Acceptance	99
	Protocol of Delivery and Acceptance	99

Schedule 2	Form of Title Re-Transfer Protocol of Delivery and Acceptance	100
	Protocol of Delivery and Acceptance	100

Schedule 3	Balloon Amount	101

Schedule 4	Assignment of Warranty	102

Schedule 5	Form of Compliance Certificate	109

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Additional Clauses to Bareboat Charter for

one (1) 5,300 TEU Container Vessel with builder’s hull number CHB2025

39	Definitions

In this Charter:

“2018 Withdrawal Act” means the European Union (Withdrawal) Act 2018.

“2020 Withdrawal Act” means the European Union (Withdrawal Agreement) Act 2020.

“Account Bank” means Hamburg Commercial Bank AG, Germany or such other bank or financial institution as selected or designated by the Charterers and approved by the Owners.

“Account Pledges” means the Charterers’ Account Pledge and the Sellers’ Account Pledge.

“Actual Delivery Date” means the date of delivery of the Vessel by the Owners to the Charterers under this Charter.

“Affiliate” means, in relation to any person, a Subsidiary of that person, a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means, with respect to an entity, any director, officer, employee or other representative of such entity; any person for whose acts such entity may be vicariously liable; and any other person that acts for or on behalf of, or provides services for or on behalf of, such entity, in each case, whilst acting in his capacity as such.

“Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 (as amended from time to time), all other applicable anti-corruption laws and all other national, regional, provincial, state, municipal or local laws and regulations that prohibit the bribery of, or the providing of unlawful gratuities, or any other benefits to, any person.

“Anti-Money Laundering Laws” means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all jurisdictions including and without limitation, the Republic of the Marshall Islands, the United States of America, the European Union, the United Kingdom and the People’s Republic of China and which in each case are:

(a)	issued, administered or enforced by any governmental agency having jurisdiction over the Owners, any Obligor or any Approved Manager;

(b)	of any jurisdiction in which the Owners, any Obligor or any Approved Manager conducts business; or

(c)	to which the Owners, any Obligor or any Approved Manager is subjected or subject to.

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“Applicable Rate” means (subject to Clause 47.16 (Cost of funds)),

either:

(a)	for any Hire Period in respect of which the Term SOFR Quotation Day falls before the occurrence of a Published Rate Replacement Event, the Reference Rate; or

(b)	for any Hire Period in respect of which the Term SOFR Quotation Day falls upon or after the occurrence of a Published Rate Replacement Event, the relevant Replacement Reference Rate.

“Approved Manager” means, in relation to the Vessel:

(a)	Navios Shipmanagement Inc. (“NSM”), a company incorporated under the laws of Marshall Islands with its branch office at 85 Akti Miaouli Street, Piraeus, Greece, 185 38;

(b)	any other company which is a Subsidiary or Affiliate of Navios Shipmanagement Holdings Corporation or of Angeliki Frangou; or

(c)	any other management company acceptable to the Owners and appointed by the Charterers for the commercial and/or technical management of the Vessel.

“Approved Valuer” means each of Clarksons Platou, Braemar, Fearnley, Arrow Shipbroking Group, Maersk Broker, Howe Robinson, VesselsValue, Simpson Spence Young and any other reputable and independent ship brokers acceptable to and approved by the Owners.

“Assignment of Warranty” means the assignment agreement in respect of the Builder’s Warranty in the form annexed hereto at Schedule 4.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Balloon Amount” means the amount as set out in Schedule 3, and subject to any adjustment in accordance with Clause 62.3.2 (Purchase Obligation), which, absent manifest error, shall be conclusively certified by the Owners in writing.

“Bank Member” means Industrial and Commercial Bank of China or any of their Affiliates (including branches) and representatives in any jurisdiction.

“Break Costs” means all break funding costs and expenses incurred or payable by the Owners as a result of the receipt of the Owners of any amount payable to the Owners under or in relation to the Transaction Documents on a day other than the relevant Termination Payment Date or the due date for payment of any such amount in question.

“Builder” means collectively, Jiangyin Xiagang Changjiang Shipbreaking Co., Ltd. and Zhoushan Changhong International Shipyard Co., Ltd., each a corporation incorporated under the laws of the People’s Republic of China whose principal offices are respectively at No. 368 West Binjiang Road, Jiangyin City, Jiangsu Province, the People’s Republic of China and No. 19 Chuangyuan Avenue, Dinghai Industrial Park, Zhoushan City, Zhejiang Province, the People’s Republic of China.

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“Builder’s Warranty” has the meaning given to such term in Clause 42.8 (Pre-delivery and delivery).

“Building Contract” means the shipbuilding contract in respect of the Vessel dated 26 January 2022 and made between the Sellers (as buyer) and the Builder (as seller) in relation to the construction and sale and purchase of the Vessel, as may be amended, supplemented and/or varied from time to time.

“Business” means, with respect to an entity, its business conducted in its ordinary course of business.

“Business Day” means a day (other than a Saturday or Sunday) on which banks and financial markets are open for business in Beijing, Hong Kong, London, Athens, the jurisdiction in which the account of the Owners referred to in Clause 47.5 (Payment account information) is opened, and:

(a)	(in relation to the determination of the Actual Delivery Date) the Charterers’ nominated flag state in respect of the Vessel;

(b)	(in relation to any date for payment in US dollars) in New York and Hamburg; and

(c)	(in relation to any date for the fixing of Term SOFR for any Variable Hire) which is a US Government Securities Business Day relating to that Variable Hire.

“Business Ethics Laws” means any laws, regulations and/or other legally binding requirements or determinations in relation to bribery, corruption, fraud, money-laundering, terrorism, collusion bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are applicable to either party or to any jurisdiction where activities are performed, include without limitation the Anti-Bribery Laws and the Anti-Money Laundering Laws.

“Change of Control” means:

(a)	any change in the direct legal or beneficial ownership of any of the shares in the Charterers or control of the Charterers;

(b)	any change resulting in the Permitted Holders legally or beneficially owning or controlling (directly or indirectly) less than five (5%) of the partnership interests in the Charter Guarantor; or

(c)

any change resulting in the Permitted Holders ceasing to legally or beneficially owning or controlling less than one hundred per cent (100%) of the membership interests of Olympos Maritime Ltd., the general partner of the Charter Guarantor.

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“Charter Guarantee” means the guarantee made or to be made by the Charter Guarantor in favour of the Owners in respect of the Obligors’ and Approved Managers’ obligations under the Transaction Documents.

“Charter Guarantor” means Navios Maritime Partners L.P., limited partnership formed and existing under the laws of the Republic of the Marshall Islands whose registered address is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, the Republic of the Marshall Islands MH96960.

“Charter Period” means, subject to Clauses 59 (Termination Events), 62 (Early Termination, purchase obligation and transfer of title), 63 (Total Loss) and 62.5.2, the period of one hundred and twenty (120) months commencing from the Actual Delivery Date.

“Charterers’ Account Pledge” means the account pledge or charge over the Charterers’ Earnings Account and all amounts from time to time standing to the credit to the Charterers’ Earnings Account from the Charterers in favour of the Owners.

“Charterers’ Assignment” means any deed of assignment executed or to be executed (as the case may be) by the Charterers in favour of the Owners in relation to the Charterers’ rights and interest in and to (amongst other things) (a) the Earnings, (b) the Insurances, (c) the Requisition Compensation, (d) the Sub-Time Charter and any Sub-Charter (other than the Initial Sub-Charter) and (e) any Sub-Charter Guarantee (other than the Initial Sub-Charter Guarantee).

“Charterers’ Earnings Account” means the US Dollar account in the name of the Charterers opened or to be opened with the Account Bank, and includes any sub-account thereof and such account which is designated by the Owners as the earnings account for the purposes of this Charter.

“Classification Society” means the vessel classification society referred to in Box 4 (Classification Society) of this Charter, or such other reputable classification society which (a) is a member of the International Association of Classification Societies, or (b) the Owners may otherwise approve from time to time.

“Collateral Charter” means in respect of a Collateral Vessel, the bareboat charter agreement for that Collateral Vessel entered or to be entered into between the Collateral Owners as owners and the Collateral Charterers as charterers.

“Collateral Charterers” means in respect of a Collateral Vessel, the party listed alongside the name of that Collateral Vessel under the column “Collateral Charterers” in the table set out in the definition of “Collateral Vessels”.

“Collateral Owners” means in respect of a Collateral Vessel, the party listed alongside the name of that Collateral Vessel under the column “Collateral Owners” in the table set out in the definition of “Collateral Vessels”.

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“Collateral Vessels” means the vessels set out below:

Collateral Vessel	Collateral Owners	Collateral Charterers
Vessel with Builder’s hull no. CHB2026	海津九号(天津)租赁有限公司 (Haijin No. 9 (Tianjin) Leasing Co., Limited)	Meganisi Shipping Corporation
Vessel with Builder’s hull no. S-1646	海津十号(天津)租赁有限公司 (Haijin No. 10 (Tianjin) Leasing Co., Limited)	Despotiko Shipping Corporation
Vessel with Builder’s hull no. S-1648	海津十一号(天津)租赁有限公司 (Haijin No. 11 (Tianjin) Leasing Co., Limited)	Nisyros Shipping Corporation

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Cost Balance” means, at any relevant time during the Charter Period, an amount equal to the MOA Purchase Price as may be reduced by payment of any Fixed Hire pursuant to Clause 47.1.1 (Hire) and/or the Balloon Amount.

“Creditor Parties” means the Owners and the Collateral Owners.

“Daily Simple SOFR” means, for any day, a rate per annum equal to SOFR for the day that is five US Government Securities Business Days prior to:

(a)	if such day is a US Government Securities Business Day, that day; or

(b)	if such day is not a US Government Securities Business Day, the US Government Securities Business Day immediately preceding such day.

“Default Termination” means a termination of the Charter Period pursuant to the provisions of Clause 59 (Termination Events).

“Default Termination Amount” means an amount representing the Owners’ losses as a result of the early termination of this Charter (other than in accordance with Clause 62.2 (Early Termination – Illegality of Owners), Clause 63.1 (Total Loss) or as a result of an Early Termination in accordance with Clause 62.1 (Early Termination – Charterers’ purchase option)) prior to the expiry of the Charter Period, which the Parties acknowledge is a genuine and reasonable pre-estimate of the Owners’ losses in the event of such termination and shall consist of the following:

(a)

all Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to Clause 47.8 (Default interest) from the due date for payment thereof to the date of actual payment;

(b)	an amount equal to the then current Cost Balance;

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(c)	an amount equal to two per cent. (2%) of the Cost Balance relative to the Termination Payment Date in respect of such Default Termination;

(d)	any other Unpaid Sums due and payable together with interest accrued thereon pursuant to Clause 47.8 (Default interest) from the due date for payment thereof up to the date of actual payment;

(e)

all liabilities, costs and expenses so incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clauses 49 (Redelivery) and 50 (Redelivery conditions) necessarily incurred by reason of the failure of the Charterers to perform any such action, if applicable;

(f)

any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in Clause 22 (Indemnity) and Clause 67 (Further indemnities); and

(g)	the Break Costs (if any).

“Delegate” means any delegate, agent, attorney or Receiver appointed by a Creditor Party.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in order for the transactions contemplated by the Transaction Documents to be carried out which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Transaction Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Transaction Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Early Termination” means a Termination in accordance with Clause 62.1 (Early Termination – Charterers’ purchase option) or Clause 62.2 (Early Termination – Illegality of Owners).

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“Early Termination Amount” means an amount representing the Owners’ losses as a result of the early termination of this Charter in accordance with Clause 62.2 (Early Termination – Illegality of Owners) or pursuant to the provisions of Clause 63.1 (Total Loss) prior to the expiry of the Charter Period, which the Parties acknowledge is a genuine and reasonable pre-estimate of the Owners’ losses in the event of such termination and shall consist of the following:

(a)

all Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to Clause 47.8 (Default interest) from the due date for payment thereof to the date of actual payment;

(b)	an amount equal to the then current Cost Balance;

(c)	any other Unpaid Sums due and payable together with interest accrued thereon pursuant to Clause 47.8 (Default interest) from the due date for payment thereof up to the date of actual payment;

(d)

in respect of any early termination of this Charter in accordance with Clause 62.2 (Early Termination – Illegality of Owners) all liabilities, costs and expenses so incurred in recovering possession of, and in repositioning, berthing, insuring and maintaining the Vessel for carrying out any works or modifications required to cause the Vessel to conform with the provisions of Clauses 49 (Redelivery) and 50 (Redelivery conditions) necessarily incurred by reason of the failure of the Charterers to perform any such action, if applicable;

(e)

any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in Clause 22 (Indemnity) and Clause 67 (Further indemnities); and

(f)	the Break Costs (if any).

“Earnings” means all hires, freights, passage money, pool income and other sums payable in respect of the Vessel including (without limitation) all earnings received or to be received from a Sub-Charter and the Sub-Time Charter, all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel.

“Earnings Accounts” means the Charterers’ Earnings Account and the Sellers’ Earnings Account and “Earnings Account” means any one of them.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other Authorisation required under the applicable Environmental Law.

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“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law, and for this purpose, “claim” includes but is not limited to:

(a)

a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing;

(b)	an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and

(c)	any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)

any release, emission, spill or discharge from the Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from the Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Obligor and/or any Approved Manager and/or any operator or manager of the Vessel is at fault at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually liable to be arrested and/or where any Obligor and/or any Approved Manager and/or any operator or manager of the Vessel is at fault at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Law” means any applicable law and regulation in any applicable jurisdiction in which any Obligor conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism, noise or other hazardous or noxious substance) that is polluting, toxic or hazardous.

“FATCA Deduction” has the meaning given to such term in Clause 84 (FATCA).

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“FATCA Exempt Party” has the meaning given to such term in Clause 84 (FATCA).

“Finance Document” means any facility agreement, security document, fee letter and any other document designated as such by any Finance Party and the Owners and which have been or (as the case may be) may be entered into between the Finance Parties and the Owners for the purpose of or in connection with the financing of all or any part of the MOA Purchase Price.

“Finance Party” means:

(a)	any Affiliate of the Owners; or

(b)

bank, financial institution, trust, fund, leasing company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, which is or will be party to a Finance Document (other than the Owners and other entities which may have agreed or be intended as debtors and/or obligors thereunder) and “Finance Parties” means two (2) or more of them.

“Financial Half-Year” means, in respect of the Charterers and the Charter Guarantor, their interim semi-annual accounting period ending on 30 June in any calendar year that falls within the Charter Period.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or hire purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

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(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Year” means, in respect of the Charterers and the Charter Guarantor, their annual accounting period ending on 31 December in each calendar year during the Charter Period.

“Fixed Hire” has the meaning given to such term 47.1.1 (Hire).

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Authority” means any governmental or other regulatory body.

“Group” means the Charter Guarantor and its Subsidiaries from time to time.

“Hire” means each or any combination or aggregate of (as the context may require):

(a)	the Fixed Hire;

(b)	the Variable Hire; and

(c)	the Balloon Amount.

“Hire Payment Date” means the last day of each and any Hire Period.

“Hire Period” means, for each and every consecutive three (3) month period during the Charter Period commencing immediately after each Quarter End Date, provided that:

(a)

the first Hire Period shall commence from the Actual Delivery Date and end on the immediately following Quarter End Date, except that (if the immediately following Quarter End Date falls within 45 days from the Actual Delivery Date) then the first Hire Period shall end on the next Quarter End Date; and

(b)

if a Hire Period would otherwise extend beyond the expiration of the Charter Period, then such Hire Period shall terminate on the expiration of the Charter Period, and, in relation to an Unpaid Sum, each period determined in accordance with Clause 47.8 (Default interest).

“Historic Term SOFR” means, in relation to any Hire Period, the most recent applicable Term SOFR for a period equal in length to that Hire Period and which is as of a day which is no more than three (3) US Government Securities Business Days before the Term SOFR Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

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“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Initial Sub-Charter” means the time charterparty in respect of the Vessel dated 27 January 2022 (as novated under a deed of novation dated 31 March 2022 entered into between Feedertech Pte Ltd, the Initial Sub-Charterers, the Initial Sub-Charter Guarantor and the Charterers (the “Initial Sub-Charter Novation”)) and entered into between (i) the Charterers (as owners) and (ii) the Initial Sub-Charterers (as charterers) and (iii) the Initial Sub-Charter Guarantor as guarantor in respect of the Vessel.

“Initial Sub-Charter Guarantor” means Unifeeder A/S, a company incorporated in Denmark, having its registered office at Tangen 6, 8200 Aarhus N, Denmark.

“Initial Sub-Charter Guarantee” means the performance guarantee in respect of the Initial Sub-Charter as contained in the Initial Sub-Charter Novation and provided by the Initial Sub-Charter Guarantor in favour of the Charterers.

“Initial Sub-Charterers” means Unifeeder FCZO, a company incorporated under the laws of the United Arab Emirates, having its registered office at Plot No. S20119, P.O. Box 2618844, Jebel Ali, Dubai, United Arab Emirates.

“Innocent Owners’ Interest Insurances” means all policies and contracts of innocent owners’ interest insurance and innocent owners’ additional perils (oil pollution) from time to time taken out by the Owners in relation to the Vessel.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interpolated Term SOFR” means, in relation to any Hire Period, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the longest period (for which Term SOFR is available) which is less than the relevant Hire Period; or

(ii)	if no such Term SOFR is available for a period which is less than the relevant Hire Period, SOFR for the day which is two US Government Securities Business Days before the Term SOFR Quotation Day; and

(b)	the applicable Term SOFR (as of the Term SOFR Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the relevant Hire Period.

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“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) (as amended by MSC 104 (73)) and A.913(22) (superseding Resolution A.788 (19)), as the same may be amended, supplemented or superseded from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISM Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

“ISPS Company” means, at any given time, the company responsible for the Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for the Vessel issued under the ISPS Code.

“Long Stop Date” has the meaning ascribed to it in the MOA.

“Major Casualty Amount” means one million US Dollars (US$1,000,000) or the equivalent in any other currency or currencies.

“Management Agreement” means, in relation to the Vessel:

(a)	the management agreement dated 16 November 2007 made between the Charter Guarantor and NSM (as the same may be further supplemented, amended or novated from time to time); or

(b)	such other management agreement to be executed between such other Approved Managers (as technical and commercial managers) and the Charterers or the Charter Guarantor (as disponent owners).

“Managers’ Undertaking” means the deed of confirmation executed or to be executed by the Approved Managers in favour of the Owners in a form acceptable to the Owners.

“Margin” means two point zero per cent (2.0%) per annum.

“Market Disruption Rate” means the percentage rate per annum which is the Reference Rate.

“Market Value” means the market value of the Vessel as ascertained in accordance with Clause 55.34 (Valuation Report).

“MARPOL” means the International Convention for the Prevention of Pollution from Ships adopted by the International Maritime Organisation (as the same may be amended, supplemented or superseded from time to time).

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“Material Adverse Effect” means in the reasonable opinion of the Owners a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any of the Charterers, the Collateral Charterers and the Charter Guarantor taken as a whole; or

(b)	the ability of any Obligor to perform its obligations under any Transaction Document to which it is a party; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or purporting to be granted pursuant to any of, the Transaction Documents or the rights or remedies of the Owners under any of the Transaction Documents.

“MOA” means the memorandum of agreement on or about the date of this Charter made between the Owners (as buyers) and the Sellers (as sellers) pursuant to which the Owners have agreed to purchase, and the Sellers have agreed to sell the Vessel subject to the terms and conditions therein.

“MOA Purchase Price” has the meaning ascribed to it in the MOA.

“MOA Termination Event” has the meaning ascribed to it in the MOA.

“Mortgagees’ Interest Insurances” means all policies and contracts of mortgagees’ interest insurance, mortgagees’ additional perils (oil pollution) insurance and any other insurance from time to time taken out by any Finance Party or as in accordance with any request of any Finance Party in relation to the Vessel.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable law to enable it to:

(a)	lawfully enter into and perform its obligations under the Transaction Documents to which it is party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation, of such Transaction Documents to which it is party;

(c)	carry on its business from time to time; and

(d)	perfect any Encumbrance created by the Security Documents.

“Net Sale Proceeds” means the proceeds of a sale of the Vessel received or receivable, net of any fees, commissions, costs, disbursements or other expenses incurred by the Owners or the Charterers (as applicable) as a result of the Owners or the Charterers arranging the proposed sale.

“Obligor Parties” means the Obligors, any Approved Manager and the Collateral Charterers.

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“Obligors” means, together:

(a)	the Sellers;

(b)	the Charterers;

(c)	the Charter Guarantor; and

(d)	any person that may be party to a Transaction Document from time to time (other than (i) the Owners, (ii) the Collateral Owners, (iii) the Approved Manager and (iv) the Account Bank),

and “Obligor” means any one of them.

“Party” means a party to this Charter.

“PDA” means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 1 (Form of Protocol of Delivery and Acceptance) hereto.

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(a)	of assets in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);

(b)	of obsolete or redundant equipment for cash; and

(c)	arising as a result of any Permitted Encumbrance.

“Permitted Encumbrance” means:

(a)	any Encumbrance created or to be created in accordance with the Security Documents;

(b)

any liens securing obligations in an amount of not more than one million US Dollars (US$1,000,000) incurred in the ordinary course of trading and/or operating the Vessel and not more than thirty (30) days overdue;

(c)	any Encumbrance created or to be created by the Owners in favour of the Finance Parties in accordance with the relevant Finance Documents;

(d)	any Encumbrance which has the prior written approval of the Owners;

(e)

liens for unpaid master’s and crew’s wages in accordance with the ordinary course of operation of the Vessel or in accordance with usual reputable maritime practice and are discharged within thirty (30) days;

(f)	liens for salvage;

(g)	liens for master’s disbursements incurred in the ordinary course of trading and are discharged within thirty (30) days;

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(h)

any Encumbrance arising by operation of law in respect of taxes which are not overdue or for payment of taxes which are overdue for payment but which are being contested by the Charterers in good faith by appropriate steps and in respect of which adequate reserves have been made; and

(i)

any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of any Vessel, (i) not as a result of any default or omission by Charterers; and (ii) not being enforced through arrest that is discharged within thirty (30) days.

“Permitted Holder” means each of:

(a)	Angeliki Frangou;

(b)

each of Angeliki Frangou’s spouse, siblings, ancestors, descendants (whether by blood, marriage, adoption and including stepchildren) and the spouses, siblings, ancestors and descendants thereof (whether by blood, marriage or adoption, and including stepchildren) of such natural persons, the beneficiaries, estates and legal representatives of any of the foregoing, the trustee of any bona fide trust of which any of the foregoing, individually or in the aggregate, are the majority in interest beneficiaries or grantors, and any corporation, partnership, limited liability company or other person in which any of the foregoing, individually or in the aggregate, own or control a majority in interest;

(c)	Navios Maritime Holdings Inc.; and

(d)	all Affiliates controlled by the Persons named in paragraphs (a) and (b) above. “Permitted Parties” means any of the Owners’ Affiliates and all Bank Members.

“Potential Termination Event” means a Termination Event or any event or circumstance which would (with the expiry of a grace period or the giving of notice) be a Termination Event.

“Pre-Approved Flag” means the Republic of Liberia, the Republic of Panama, Marshall Islands, Cyprus, Malta or such other ship registry or flag acceptable to the Owners (acting reasonably).

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed, including without limitation as a result of being either:

(a)	owned or controlled directly or indirectly by any person which is a designated target of Sanctions; or

(b)	organised under the laws of, or a citizen or resident of, any Restricted Country,

or otherwise a target of Sanctions.

“Project Documents” means, together, the Transaction Documents, the Building Contract, any Sub-Charter and any Sub-Charter Guarantee.

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“Project Party” means each of the Builder, any Sub-Charterers and any Sub-Charter Guarantor and “Project Parties” means any two (2) or more of them.

“Published Rate” means Term SOFR for three (3) months.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining the Published Rate has, in the opinion of the Owners and the Charterers, materially changed; or

(b)	any of the following applies:

(i)	either:

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or events leading to such determination are not (in the opinion of the Owners and the Charterers) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than three months or such other period that the parties may specify; or

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(d)	in the opinion of the Owners and the Charterers, that Published Rate is otherwise no longer appropriate for the purposes of calculating the Variable Hire under this Charter.

“Purchase Obligation Price” means the amount due and payable by the Charterers to the Owners pursuant to Clause 62.3 (Purchase obligation), being the aggregate of:

(a)	the Balloon Amount;

(b)	all Unpaid Sums due and payable together with interest accrued thereon pursuant to Clause 47.8 (Default interest) from the due date for payment thereof up to the date of actual payment;

(c)

any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in Clause 22 (Indemnity) and Clause 67 (Further indemnities); and

(d)	Break Costs (if any).

“Purchase Option Date” means a Business Day which falls on or after the Actual Delivery Date or such other date as the Owners may in their sole discretion agree.

“Purchase Option Fee” means an amount that is calculated by multiplying (a) the then current Cost Balance by (b) the applicable percentage corresponding to the relevant period in which the Purchase Option Date falls as set out below:

Period	Percentage
Actual Delivery Date to 3rd anniversary of the Actual Delivery Date (inclusive)	1%
3rd anniversary of the Actual Delivery Date (exclusive) to 5 th anniversary of the Actual Delivery Date (inclusive)	0.5%
5th anniversary (exclusive) of the Actual Delivery Date onwards	0%

“Purchase Option Price” means an amount representing the Owners’ losses as a result of an Early Termination in accordance with Clause 62.1 (Early Termination – Charterers’ purchase option), which the Parties acknowledge is a genuine and reasonable pre-estimate of the Owners’ losses in the event of such termination and shall consist of the following:

(a)

all Hire due and payable, but unpaid, under this Charter up to (and including) the relevant Termination Payment Date together with interest accrued thereon pursuant to Clause 47.8 (Default interest) from the due date for payment thereof to the date of actual payment;

(b)	an amount equal to the then current Cost Balance;

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(c)	the applicable Purchase Option Fee;

(d)	any other Unpaid Sums due and payable together with interest accrued thereon pursuant to Clause 47.8 (Default interest) from the due date for payment thereof up to the date of actual payment;

(e)

any other sums as the Owners may be entitled to under the terms of this Charter, including (but not limited to) any payments referred to in Clause 22 (Indemnity) and Clause 67 (Further indemnities); and

(f)	the Break Costs (if any).

“Quarter End Date” means any of the following dates in a calendar year:

(a)	15 January;

(b)	15 April;

(c)	15 July; and

(d)	15 October.

“Reference Rate” means, in relation to a Hire Period:

(a)	the applicable Term SOFR as of the Term SOFR Quotation Day and for a period equal in length to the Hire Period of that Variable Hire; or

(b)	as otherwise determined pursuant to Clause 47.14 (Unavailability of Term SOFR),

and if, in either case, the rate is less than zero, the Reference Rate shall be deemed to be zero.

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Repeating Representations” means the representations and warranties referred to in Clause 54 (Charterers’ representations and warranties).

“Replacement Reference Rate” means a Reference Rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Published Rate); or

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(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)

in the opinion of the Owners and the Charterers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to that Published Rate; or

(c)	in the opinion of the Owners and the Charterers, an appropriate successor or alternative to a Published Rate.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Trust Property.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Charterers as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Country” means any country or territory that is the subject of comprehensive, country-wide or territory-wide (as applicable) Sanctions that prohibit dealings with that country or that territory (as applicable).

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)

imposed by law or regulation of the Republic of the Marshall Islands, the United Kingdom, the Council of the European Union, the People’s Republic of China, the United Nations or its Security Council, the United States of America, the Pre-approved Flag of the Vessel, the jurisdiction of incorporation of the Owners and the Charterers or any government official institution or agency of any of the foregoing, whether or not any Obligor is legally bound to comply with the foregoing; or

(b)	otherwise imposed by law or regulation by which any Obligor is bound or as regards a regulation, compliance with which is reasonable in the ordinary course of the Charterers’ business.

“Secured Obligations” means all of the liabilities and obligations of the Obligor Parties to the Creditor Parties under or pursuant to the Transaction Documents, whether actual or contingent, present or future, and whether incurred alone or jointly or jointly and severally and in whatever currency, including (without limitation) interest, commission and all other charges and expenses.

“Security Assets” means all of the assets of the Obligors or any Approved Manager which from time to time are, or are expressed to be, the subject of the Encumbrances created or evidenced or expressed to be created or evidenced under the Security Documents.

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“Security Documents” means the following:

(a)	the Assignment of Warranty;

(b)	the Account Pledges;

(c)	the Share Pledge;

(d)	the Charter Guarantee;

(e)	the Time Charter Assignment;

(f)	the Charterers’ Assignment;

(g)	any Manager’s Undertaking; and

(h)

any other document that may at any time be executed by any person creating, evidencing or perfecting any Encumbrance to secure all or part of the Obligors’ or any Approved Managers’ obligations under or in connection with the Transaction Documents, and “Security Document” means any one of them.

“Sellers” means Thalia Shipping Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands with registration number 111803 whose registered address is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Republic of the Marshall Islands MH96960.

“Sellers’ Account Pledge” means the account pledge or charge over the Sellers’ Earnings Account and all amounts from time to time standing to the credit to the Sellers’ Earnings Account from the Sellers in favour of the Owners.

“Sellers’ Earnings Account” means the US Dollar account in the name of the Sellers opened or to be opened with the Account Bank, and includes any sub-account thereof and such account which is designated by the Owners as the earnings account for the purposes of the Sub-Time Charter.

“Settlement Date” means:

(a)	following a Total Loss falling under paragraph (a) of the definition of “Total Loss”, the earlier of:

(i)	ninety (90) days after the date of occurrence of such Total Loss or, if such date is not a Business Day, the immediately preceding Business Day; and

(ii)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss;

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(b)	following a Total Loss falling under paragraph (b) of the definition of “Total Loss”, the earlier of:

(i)	the expiry of the sixty (60) day period referred to in that paragraph; and

(ii)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss; and

(c)	following a Total Loss falling under paragraph (c) of the definition of “Total Loss”, the earlier of:

(i)	sixty (60) days after the date of occurrence of such Total Loss or, if such date is not a Business Day, the immediately preceding Business Day; and

(ii)	the date on which the Owners receive the Total Loss Proceeds in respect of the Total Loss

“Share Pledge” means the pledge agreement in relation to the entire issued share capital of the Charterers executed (or as the case may be) to be executed by the Sellers in favour of the Owners.

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“SOLAS” means the International Convention for the Safety of Life at Sea 1974.

“Sub-Charter” means:

(a)	the Initial Sub-Charter; and

(b)

any other charterparty in respect of the Vessel entered into between the Sellers (as disponent owners) and any Sub-Charterers which may have a duration of eighteen (18) months or more (taking into account any option to renew or extend).

“Sub-Charter Guarantee” means:

(a)	the Initial Sub-Charter Guarantee; and

(b)	any guarantee provided by a Sub-Charter Guarantor in favour of the Charterers in respect of the relevant Sub-Charterers’ obligations under the relevant Sub-Charter.

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“Sub-Charter Guarantor” means any sub-charter guarantor in connection with a Sub-Charter which are or will be a party to a Sub-Charter Guarantee.

“Sub-Charterers” means:

(a)	the Initial Sub-Charterers; and

(b)	such other sub-charterers which are or will be parties to a Sub-Charter (other than the Charterers).

“Sub-Time Charter” means the time charterparty in respect of the Vessel executed (or as the case may be) to be executed by the Charterers (as disponent owners) and the Sellers (as sub-charterers), on back-to-back terms with the Initial Sub-Charter, and a form acceptable to the Owners.

“Sub-Time Charter Termination Event” means any event, state of affairs, condition or act set out in the Sub-Time Charter or otherwise entitling any party to terminate, cancel or suspend the Sub-Time Charter under the terms thereof or at law.

“Subsidiary” means that a company (S) is a subsidiary of another company (P) if:

(a)

a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; and

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S;

and any company of which S is a subsidiary is a parent company of S.

“Tax” or “tax” means any present and future tax (including, without limitation, value added tax, consumption tax or any other tax in respect of added value or any income, tonnage, freight, stamp), levy, impost, duty, fee, or other charge or withholding of any nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and “Taxes”, “taxes”, “Taxation” and “taxation” shall be construed accordingly.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Transaction Document, other than a FATCA Deduction.

“Term SOFR” means the Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Term SOFR Quotation Day” means, in relation to any period for which an interest rate is to be determined in respect of a Hire Period, two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Term SOFR Quotation Day will be determined by the Owners in accordance with that market practice (and if quotations would normally be given on more than one day, the Term SOFR Quotation Day will be the last of those days))).

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“Termination” means the termination at any time of the chartering of the Vessel under this Charter.

“Termination Event” means each of the events specified in Clause 59.1 (Termination Events).

“Termination Notice” has the meaning given to such term in (as the context may require):

(a)	as the context may require, Clause 59.3 (Owners’ options after occurrence of a Termination Event);

(b)	Clause 62.1 (Early Termination – Charterers’ purchase option);

(c)	Clause 62.2 (Early Termination – Illegality of Owners).

“Termination Payment Date” means, as the context may require:

(a)

in respect of a Default Termination, the date specified in the Termination Notice served on the Charterers pursuant to Clause 59.3 (Owners’ options after occurrence of a Termination Event) in respect of such Default Termination; or

(b)

in respect of an Early Termination, the date specified in the Termination Notice served on the Owners pursuant to Clause 62.1 (Early Termination – Charterers’ purchase option) or served on the Charterers pursuant to Clause 62.2 (Early Termination – Illegality of Owners) (as applicable) in respect of such Early Termination; or

(c)	in respect of a Total Loss Termination, the Settlement Date in respect of the Total Loss which gives rise to such Total Loss Termination.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Time Charter Assignment” means a deed of assignment executed or to be executed (as the case may be) by the Sellers in favour of the Owners in relation to certain of the Sellers’ rights and interest in and to (among other things) of the Initial Sub-Charter and Initial Sub-Charter Guarantee.

“Title Re-transfer PDA” means the protocol of delivery and acceptance in relation to the Vessel to be executed between the Owners and the Charterers, substantially in the form of Schedule 2 (Form of Title Re-transfer Protocol of Delivery and Acceptance) hereto.

“Total Loss” means during the Charter Period:

(a)	the expropriation, confiscation, requisition or compulsory acquisition of the Vessel;

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(b)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of the Vessel (not falling within paragraph (a) of this definition), unless the Vessel is released and returned to the possession of the Owners or the Charterers within sixty (60) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question; or

(c)	actual or constructive or compromised or agreed or arranged total loss,

and for the purpose of this Charter, (i) an actual Total Loss of the Vessel shall be deemed to have occurred at the date and time when the Vessel was lost but if the date of the loss is unknown the actual Total Loss shall be deemed to have occurred on the date on which the Vessel was last reported, (ii) a constructive Total Loss shall be deemed to have occurred at the date and time at which a notice of abandonment of the Vessel is given to the insurers of the Vessel and (iii) a compromised, agreed or arranged Total Loss shall be deemed to have occurred on the date of the relevant compromise, agreement or arrangement.

“Total Loss Proceeds” means the proceeds of the Insurances or any other compensation of any description in respect of a Total Loss unconditionally received and retained by or on behalf of the Owners in respect of a Total Loss.

“Total Loss Termination” means a termination of the Charter Period pursuant to the provisions of Clause 63.1 (Total Loss).

“Transaction Documents” means, together, this Charter, the MOA, the Security Documents, the Upfront Hire Letter, the Sub-Time Charter, the “Transaction Documents” (as defined under each Collateral Charter) and such other documents as maybe designated as such by the Owners and the Charterers from time to time and “Transaction Document” means any one of them.

“Trust Property” means all of the Creditor Parties’ benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents (as defined in this Charter and the Collateral Charters).

“Unpaid Sum” means any sum due and payable but unpaid by any Obligor or any Approved Manager under the Transaction Documents.

“Upfront Hire Letter” means the upfront hire letter made or to be made between the Owners and the Charterers.

“US Dollars”, “United States Dollars”, “Dollars”, “USD”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“US Government Securities Business Day” means a day other than:

(a)	a Saturday or Sunday; and

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(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“US Tax Obligor” means:

(a)	an Obligor which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Transaction Documents to which it is a party are from sources within the United States for US federal income tax purposes.

“Valuation Report” means, in relation to the Vessel, a valuation report of the Vessel:

(a)	issued no more than thirty (30) days before the relevant date;

(b)	addressed to the Owners from an Approved Valuer in US Dollars;

(c)	with or without physical inspection of the Vessel (as the Owners may require); and

(d)	on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer.

“Variable Hire” has the meaning given to such term 47.1.2 (Hire).

“Vessel” means the vessel with builder’s hull number CHB2025 as more particularly described in Box 4 (Vessel) of this Charter including its equipment, machinery, boilers, fixtures and fittings.

40	Interpretations

40.1	In this Charter, unless the context otherwise requires, any reference to:

40.1.1

this Charter include the Schedules hereto and references to Clauses and Schedules are, unless otherwise specified, references to Clauses of and Schedules to this Charter and, in the case of a Schedule, to such Schedule as incorporated in this Charter as substituted from time to time;

40.1.2	any statutory or other legislative provision shall be construed as including any statutory or legislative modification or re-enactment thereof, or any substitution therefor;

40.1.3 the term “Vessel” includes any part of the Vessel;

40.1.4

the “Owners”, the “Collateral Owners”, the “Charterers”, the “Collateral Charterers”, the “Builder, the “Initial Sub-Charterers”, any “Approved Manager” and any “Obligor”, “Project Party”, “Sub-Charterers”, “Sub-Charter Guarantor” or any other person include any of their respective successors, permitted assignees and permitted transferees;

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40.1.5	any agreement, instrument or document include such agreement, instrument or document as the same may from time to time be amended, modified, supplemented, novated or substituted;

40.1.6	“control” over a particular company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the cast of, more than fifty per cent. (50%), of the maximum number of votes that might be cast at a general meeting of such company;

(b)	appoint or remove all, or the majority of the directors or other equivalent officers of such company; or

(c)	give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply;

40.1.7

the “equivalent” in one currency (the “first currency”) as at any date of an amount in another currency (the “second currency”) shall be construed as a reference to the amount of the first currency which could be purchased with such amount of the second currency at the spot rate of exchange quoted by the Owners at or about 11:00 a.m. two (2) business days (being a day other than a Saturday or Sunday on which banks and foreign exchange markets are generally open for business in Beijing) prior to such date for the purpose of the first currency with the second currency for delivery and value on such date;

40.1.8	“hereof”, “herein” and “hereunder” and other words of similar import means this Charter as a whole (including the Schedules) and not any particular part hereof;

40.1.9

“law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, rule, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement, or official or judicial interpretation of any of the foregoing, in each case having the force of law and, if not having the force of law, in respect of which compliance is generally customary;

40.1.10

“month” means, save as otherwise provided, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last day in that calendar month;

40.1.11

the word “person” or “persons” or to words importing persons include, without limitation, any state, divisions of a state, government, individuals, partnerships, corporations, ventures, government agencies, committees, departments, authorities and other bodies, corporate or unincorporated, whether having distinct legal personality or not;

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40.1.12

the “winding-up”, “dissolution”, “administration”, “liquidation”, “insolvency”, “reorganisation”, “readjustment of debt”, “suspension of payments”, “moratorium” or “bankruptcy” (and their derivatives and cognate expressions) of any person shall each be construed so as to include the others and any equivalent or analogous proceedings or event under the laws of any jurisdiction in which such person is incorporated or any jurisdiction in which such person carries on business;

40.1.13

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Club, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hull)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

40.1.14

a “regulation” in the definition of “Sanctions” or in any provision in relation to Sanctions includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

40.1.15	a Potential Termination Event (other than a Termination Event) is “continuing” if it has not been remedied or waived and a Termination Event is “continuing” if it has not been waived;

40.1.16	words denoting the plural number include the singular and vice versa;

40.1.17

the determination of the extent to which a rate is “for a period equal in length” to a Hire Period shall disregard any inconsistency arising from the last day of that Hire Period being determined pursuant to the terms of this Charter; and

40.1.18

(a)

the Owners’ “cost of funds” in relation to any Variable Hire is a reference to the average cost (determined either on an actual or a notional basis) which the Owners would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of the Cost Balance for a period equal in length to the Hire Period of that Variable Hire;

(b)	a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

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(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Owners after consultation with the Charterers.

40.2	Headings are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Charter.

40.3	A time of day (unless otherwise specified) is a reference to Beijing time.

40.4	Words and expressions having defined meanings in the MOA shall, except where otherwise defined herein, have the same meanings when used in this Charter.

41	MOA

41.1	The parties hereby agree that this Charter is subject to the effective transfer of ownership of the Vessel to the Owners pursuant to the MOA.

41.2	If:

41.2.1	the Vessel is not delivered by the Long Stop Date (or such later date as the Owners and Sellers may agree); or

41.2.2	the MOA is cancelled, terminated, rescinded or otherwise ceases to remain in full force and effect for any reason,

neither party shall be liable to the other for any claim arising out of this Charter and this Charter shall immediately terminate and be cancelled (with the exception of Clause 22 (Indemnity) and Clause 67 (Further indemnities)).

41.3

Notwithstanding any termination of this Charter under Clause 41.2, the Owners may retain all fees paid by the Charterers under the MOA including without limitation those payable under clause 10 (Fees) of the MOA and if such fees have been due and not been paid, the Charterers shall forthwith pay such fees to the Owners. Such payment shall not be construed as a penalty but shall represent an agreed estimate of the loss and damage suffered by the Owners in entering into this Charter and shall therefore be paid as compensation to the Owners.

42	Pre-delivery and delivery

42.1

Subject to Clauses 42.4 and 43 (Conditions precedent and subsequent), the Owners shall be deemed to have delivered and the Charterers shall be deemed to have taken delivery of the Vessel under this Charter immediately after (A) the Builder delivers the Vessel to the Sellers under the Building Contract; and (B) the Sellers deliver the Vessel to the Owners under the terms of the MOA. The Owners and the Charterers nevertheless agree to enter into and execute the PDA on the Actual Delivery Date. The Charterers hereby agree that the acceptance by the Sellers of the Vessel under the Building Contract and by the Owners of the Vessel under the MOA shall constitute deemed delivery of the Vessel to the Charterers under this Charter.

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42.2	The Charterers shall in no circumstances be entitled to reject the Vessel under this Charter.

42.3

The Charterers shall be deemed to have accepted the Vessel on an “as is where is” basis on delivery under this Charter in exactly the same form and state as the Vessel is delivered by the Sellers to the Owners pursuant to the MOA with any faults, deficiencies and errors of description.

42.4	The Owners will only be obliged to charter the Vessel to the Charterers pursuant to this Charter if:

42.4.1	no Termination Event or Potential Termination Event is continuing on the Actual Delivery Date;

42.4.2	the Repeating Representations are true and correct on the Actual Delivery Date;

42.4.3	the Actual Delivery Date falls on or before the Long Stop Date (or such later date as may be agreed between the Owners (as buyers under the MOA) and the Sellers); and

42.4.4	the Builder has delivered the Vessel to the Sellers under the Building Contract and the Sellers have delivered the Vessel to the Owners under and subject to the terms of the MOA.

42.5

The Charterers shall, at their own expense, upon the delivery of the Vessel by the Sellers to the Owners and for the duration of the Charter Period, arrange for title to the Vessel to be registered in the name of the Owners.

42.6

The Charterers acknowledge and agree that the Owners (not being the manufacturer or original supplier of the Vessel) makes no representations or warranties in respect of the Vessel or any part thereof, and hereby waive all their rights in respect of any warranty or condition implied (whether statutory or otherwise) on the part of the Owners and all claims against the Owners howsoever the same might arise at any time in respect of the physical condition of the Vessel, or arising out of the construction, operation or performance of the Vessel and the chartering thereof under this Charter (including, without limitation, in respect of the seaworthiness or otherwise of the Vessel).

42.7

Without prejudice to the generality of Clause 42.6, the Owners shall be under no liability whatsoever, howsoever arising, in respect of the injury, death, loss, damage or delay of or to or in connection with the Vessel or any person or property whatsoever, whether on board the Vessel or elsewhere, and irrespective of whether such injury, death, loss, damage or delay shall arise from the unseaworthiness of the Vessel. For the purpose of this Clause 42.7, “delay” shall include delay to the Vessel (whether in respect of delivery under this Charter or thereafter and any other delay whatsoever).

42.8

On the Actual Delivery Date, the Owners and the Charterers shall sign an Assignment of Warranty in respect of the warranty of quality of the Vessel under the Building Contract (“Builder’s Warranty”), whereby the Charterers shall assign all their rights, title, and interest in the Builder’s Warranty to the Owners.

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43	Conditions precedent and subsequent

The obligations of the Owners to charter the Vessel to the Charterers under this Charter are subject to and conditional upon the Owners’ receipt of the documents and evidence referred to in:

43.1	clause 7 (Conditions precedent and subsequent) (other than clause 7.3 (Conditions subsequent)) of the MOA on or before the Actual Delivery Date; and

43.2	clause 7.3 (Conditions subsequent) of the MOA within the time limit specified in that clause,

in form and substance satisfactory to them, unless the Owners (as buyers under the MOA) have waived in writing their right to require production of any such documents and evidence.

44	Bunkers and luboils

44.1

At delivery the Charterers shall take over all bunkers, lubricating oil, hydraulic oil, greases, water and unbroached stores and provisions in the Vessel (which remained the property of the Charterers (as sellers) under the MOA) without cost.

44.2

To the extent that Clause 49 (Redelivery) applies, at redelivery the Owners shall take over all bunkers, unused lubricating oil, hydraulic oil, greases, water and unbroached provisions and other consumable stores in the said Vessel at the Charterers’ cost.

45	Further maintenance and operation

45.1	The good commercial maintenance practice under Clause 13 (Maintenance and Operation) (Part II) of this Charter shall be deemed to include:

45.1.1	the maintenance and operation of the Vessel by the Charterers in accordance with:

(a)	the relevant regulations and requirements of the Classification Society;

(b)	the relevant regulations and requirements of the country and flag of the Vessel’s registry;

(c)	any applicable IMO regulations (including but not limited to the ISM Code, the ISPS Code and MARPOL);

(d)	all other regulations and requirements of any international, national state or local government applicable to the Vessel; and

(e)	the operations and maintenance manuals of the Charterers or of the relevant Sub-Charterers; and

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45.1.2	the maintenance and operation of the Vessel by the Charterers taking into account:

(a)	engine manufacturers’ recommended maintenance and service schedules;

(b)	vendor’s operations and maintenance manuals; and

(c)	the Charterers’ and/or the Approved Manager’s experience in operating vessels of similar calibre as the Vessel.

45.2	In addition to the above, the Charterers covenant with the Owners to arrange online access to class records for the Owners as available to the Charterers.

45.3	The title to any equipment (or part thereof):

45.3.1

placed on board as a result of operational requirements of the Charterers shall automatically be deemed to belong to the Owners (unless hired from a third party) immediately upon such placement, and such equipment may only be removed with the Owners’ prior written consent and at the Charterers’ own expense (and when seeking consent the Charterers shall provide the Owners with evidence satisfactory to the Owners that the removal may be carried out without damage to the Vessel); and

45.3.2	replaced, renewed or substituted shall remain with the Owners until the part or equipment which replaced it or the new or substitute part or equipment becomes property of the Owners.

45.4	Without prejudice to any other provisions under this Charter, the Charterers shall maintain, use and operate the Vessel with reasonable care as if the Charterers were the owner of the same.

46	Structural changes and alterations

46.1	Upon the occurrence of:

46.1.1	any Termination Event which is continuing, if the Owners decide to retake possession of the Vessel pursuant to Clause 59 (Termination Events); or

46.1.2	an Early Termination pursuant to Clause 62.2 (Early Termination – Illegality of Owners) (if the Owners decide to retake possession of the Vessel pursuant to that Clause),

the Charterers shall at their expense restore the Vessel to its former condition unless the changes made are carried out:

46.1.3	to improve the performance, operation or marketability of the Vessel; or

46.1.4	as a result of a regulatory compliance.

46.2

The Charterers may, without obtaining the Owners’ consent, make structural changes in the Vessel, changes in the machinery, engines, appurtenances or spare parts of the Vessel or remove parts from the Vessel if and only if such changes are required by the Classification Society or any applicable laws or regulation.

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46.3

Any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation shall be undertaken by the Charterers at the Charterers’ cost and the Charterers shall not have any right to recover from the Owners any part of the cost for such improvements, changes or new equipment either during the Charter Period or, to the extent that Clause 49 (Redelivery) applies, at redelivery of the Vessel.

47	Hire

47.1	Hire during Charter Period In consideration of the Owners’ agreement to charter the Vessel to the Charterers pursuant to the terms hereof, the Charterers shall pay to the Owners,

47.1.1

on each Hire Payment Date throughout the Charter Period by way of fixed hire (each a “Fixed Hire”) an amount equal to one-fortieth (1/40th) of the difference between the MOA Purchase Price and the Balloon Amount;

47.1.2

on each Hire Payment Date throughout the Charter Period by way of variable hire (each a “Variable Hire”), an amount calculated by multiplying (A) (in relation to the first Hire Payment Date) the MOA Purchase Price or (in relation to any other Hire Payment Date) the Cost Balance applicable to the date immediately prior to the Hire Payment Date by (B) the aggregate of the Margin and the Applicable Rate for the relevant Hire Period ending on that Hire Payment Date and (C) a fraction whose denominator is three hundred and sixty (360) and numerator is the number of days which will elapse from that Hire Payment Date (including that date) until, in respect of the Hire Payment Date of the final Hire Period during the Charter Period, the last day of such Hire Period (including that day), and, in respect of all other Hire Payment Dates, the next Hire Payment Date (not including that date); and

47.1.3

unless the Early Termination Amount, the Default Termination Amount or the Purchase Option Price (as the case may be) has been paid in full in accordance with the terms of this Charter, the Charterers shall pay to the Owners, on the final Hire Payment Date and in addition to any Fixed Hire and Variable Hire, an amount equal to the Balloon Amount.

47.2

Accrual of Variable Hire For the purpose of determining any Hire payment under 47.1 (Hire during Charter Period) above, Variable Hire shall accrue from and including the first (1st) day of the relevant Hire Period in accordance with paragraph 47.1 (Hire during Charter Period) above.

47.3	Payment of Hire Each payment of Hire (other than the Balloon Amount) shall be made in arrears on each Hire Payment Date (Beijing time) (in respect of which time is of the essence).

47.4	Non-Business Day Any payment provided herein due on any day which is not a Business Day shall be payable on the immediately preceding Business Day.

47.5	Payment account information All payments under this Charter shall be made to such account as the Owners may from time to time notify the Charterers in writing.

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47.6

Charterers’ Hire payment obligation absolute Following delivery of the Vessel to, and acceptance by, the Charterers under this Charter, the Charterers’ obligation to pay Hire in accordance with this Clause 47 and any other amount under this Charter shall be absolute irrespective of any contingency whatsoever including but not limited to:

47.6.1	any set-off, condition, counterclaim, recoupment, defence or other whatsoever right the Charterers may have against the Owners, the Finance Parties or any other third party;

47.6.2

any unavailability of the Vessel, for any reason, including but not limited to capture, seizure, arrest or similar event of whatsoever nature in relation to the Vessel, seaworthiness, condition, design, operation, merchantability or fitness for use or purpose of the Vessel or any apparent or latent defects in the Vessel or its machinery and equipment or the ineligibility of the Vessel for any particular use or trade or for registration of documentation under the laws of any relevant jurisdiction or lack of registration or the absence or withdrawal of any consent required under the applicable law of any relevant jurisdiction for the ownership, chartering, use or operation of the Vessel or any damage to the Vessel;

47.6.3

any failure or delay on the part of either party to this Charter, whether with or without fault on its part, in performing or complying with any of the terms, conditions or other provisions of this Charter;

47.6.4

any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, administration, liquidation or similar proceedings by or against the Owners, any Obligor or any Approved Manager or any change in the constitution of the Owners, any Obligor or any Approved Manager;

47.6.5	any invalidity or unenforceability or lack of due authorisation of or any defect in this Charter;

47.6.6

any other cause which would but for this provision have the effect of terminating or in any way affecting the obligations of the Charterers hereunder or any Obligor or any Approved Manager under any Transaction Document, it being the intention of the parties that the provisions of this Clause 47, and the obligation of the Charterers to pay Hire and make any payments under this Charter, shall survive any frustration and that, save as expressly provided in this Charter, no moneys paid under this Charter by the Charterers to the Owners shall in any event or circumstance be repayable to the Charterers.

47.7	All payments free from deductions

47.7.1

All payments of Hire and all Unpaid Sums to the Owners pursuant to this Charter and the other relevant Transaction Documents shall be made in immediately available funds in US Dollars, free and clear of, and without Tax Deduction.

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47.7.2	In the event that the Charterers are required by any law or regulation to make any Tax Deduction on account of any taxes which arise as a consequence of any payment due under this Charter, then:

(a)	the Charterers shall notify the Owners promptly after they become aware of such requirement;

(b)

the Charterers shall remit the amount of such taxes to the appropriate taxation authority within seven (7) days or any other applicable shorter time limits and in any event prior to the date on which penalties attach thereto; and

(c)

such payment shall be increased by such amount as may be necessary to ensure that the Owners receive a net amount which, after deducting or withholding such taxes, is equal to the full amount which the Owners would have received had such payment not been subject to such taxes.

47.7.3

The Charterers shall forward to the Owners evidence reasonably satisfactory to the Owners that any such taxes have been remitted to the appropriate taxation authority within thirty (30) days of the expiry of any time limit within which such taxes must be so remitted or, if earlier, the date on which such taxes are so remitted.

47.8

Default interest If the Charterers fail to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on a daily basis on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent. (2%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted the Cost Balance (for the purpose of calculating Variable Hire) for successive Hire Periods. Any interest accruing under this Clause 47.8 shall be immediately payable by the Charterers on demand by the Owners. Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Hire Period applicable to that Unpaid Sum but will remain immediately due and payable.

47.9

Hire payment obligation to survive termination In the event that this Charter is terminated for whatever reason, the Charterers’ obligation to pay Hire and such other Unpaid Sum which (in each case) has accrued due on or before the date of such termination, and which remains unpaid, at the date of such termination shall continue notwithstanding such termination.

47.10	Increased Costs

47.10.1

Subject to Clause 47.10.3, the Charterers shall, within three (3) Business Days of a demand by the Owners, pay to the Owners the amount of any Increased Costs incurred by the Owners as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter, or (ii) compliance with any law or regulation made after the date of this Charter, or (iii) the

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implementation or application of or compliance with Basel III, CRR or CRD IV or any other law or regulation which implements Basel III, CRR or CRD IV (whether such implementation, application or compliance is by a government, regulator or the Owners) made after the date of this Charter.

In this Clause:

(a)	“Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(b)	“CRD IV” means EU CRD IV and UK CRD IV.

(c)	“EU CRD IV” means:

(i)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(ii)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

(d)	“UK CRD IV” means:

(i)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act;

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(ii)

the law of the United Kingdom or any part of it, which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(iii)

direct EU legislation (as defined in the 2018 Withdrawal Act), which immediately before IP Completion Day (as defined in the 2020 Withdrawal Act) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act.

(e)

“CRR” means Regulation EU No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation EU No 648/2012, as amended, supplemented or restated.

(f)	“Increased Costs” means:

(i)	a reduction in the rate of return from the Hire or on the Owners’ overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Transaction Document,

which is incurred or suffered by the Owners to the extent that it is attributable to the Owners having entered into any Transaction Document or Finance Document or performing its obligations under any Transaction Document or Finance Document, including without limitation any which the Owners are obliged to pay to a Finance Party under a Finance Document.

47.10.2

The Owners shall notify the Charterers of any claim arising from Clause 47.10.1(a)(i) (and of the event giving rise to such claim). The Owners shall, as soon as practicable after having made a demand in respect of such claim, provide a certificate confirming the amount of its Increased Costs.

47.10.3	Clause 47.10.1(a)(i) does not apply to the extent any Increased Costs is:

(a)	compensated for by a payment made under Clause 47.7.2(c); or

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(b)	attributable to a FATCA Deduction required to be made by either Party, an Obligor or a Finance Party (if applicable); or

(c)	attributable to the wilful breach by the Owners of any law or regulation; or

(d)

attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Charter (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator or the Owners).

47.11

Break Costs The Charterers shall, within three (3) Business Days of demand by the Owners, pay to the Owners their Break Costs (if any) attributable to all or any part of Variable Hire being paid by the Charterers on a day prior to the last day of a Hire Period for that Variable Hire.

47.12	Effect of deferrals If notwithstanding the provisions of Clause 47.6 (Charterers’ Hire payment obligation absolute) the Charterers are permitted by order of a court to defer making payment of Hire:

47.12.1	the amount of each Hire payment due from the Charterers after the relevant deferral period shall be increased pro rata by the deferred amount; and

47.12.2	the deferred amount shall, for the purpose of calculating the Purchase Obligation Price, constitute an Unpaid Sum.

47.13	Published Rate Replacement Event

If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver to the terms of the Transaction Documents which relates to:

47.13.1	providing for the use of a Replacement Reference Rate in place of (or in addition to) that Published Rate; and

47.13.2

enabling that Replacement Reference Rate to be used for the calculation of any Variable Hire or interest rates under this Charter (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Charter);

47.13.3	implementing market conventions applicable to that Replacement Reference Rate; or

47.13.4

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation),

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may be made with the consent of the Owners and the Charterers (at the Charterers’ cost), taking into consideration international standard market practices.

47.14	Unavailability of Term SOFR

If:

(A)	Interpolated Term SOFR: no Term SOFR is available for a Hire Period, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to that Hire Period.

(B)

Historic Term SOFR: no Term SOFR is available for a Hire Period and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for that Hire Period.

(C)

Daily Simple SOFR: Clause 47.14(B) applies but no Historic Term SOFR is available for a Hire Period, the rate of interest used to calculate such Variable Hire for each day of the relevant Hire Period shall be equal to the percentage rate per annum which is the aggregate of:

(a)	the Margin; and

(b)	Daily Simple SOFR for that day,

and such interest shall be calculated based on the Cost Balance as of the applicable date of determination, provided that if the percentage rate per annum in aggregate under limbs (b) and (c) of this paragraph (C) is less than zero, than the rate shall be deemed to be zero.

(D)

Cost of funds: paragraph (C) above applies but it is not possible to calculate the Daily Simple SOFR in accordance with that paragraph, paragraph 47.16 (Cost of funds) below shall apply to calculate that Variable Hire for that Hire Period.

47.15	Market disruption

If before close of business in Beijing on the Term SOFR Quotation Day for the relevant Hire Period, the Owners determine that its cost of funds would be in excess of the Market Disruption Rate then Clause 47.16 (Cost of funds) shall apply to calculate that Variable Hire for the relevant Hire Period provided always that this provision shall not apply when interest is being calculated in accordance with Clause 47.14(C) above.

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47.16	Cost of funds

47.16.1

If this Clause 47.16 applies for any Hire Period, then 47.1.2 shall not apply to calculate that Variable Hire for that Hire Period and the rate of interest used to calculate that Variable Hire for the relevant Hire Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)

the cost certified by the Owners (expressed as an annual rate of interest) of the cost to the Owners of funding the Cost Balance for that Hire Period (from whatever source as reasonably selected by the Owners).

47.16.2

If this Clause 47.16 (Cost of Funds) applies and the Owners or the Charterers so require, the Owners and the Charterers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

47.16.3	Subject to 47.13 (Published Rate Replacement Event), any substitute or alternative basis agreed pursuant to Clause 47.16.2 above shall be binding on all Parties.

47.16.4	If any rate notified to the Owners under Clause 47.16.1(b) (Cost of Funds) above is less than zero, the relevant rate shall be deemed to be zero.

47.16.5	If this Clause 47.16 (Cost of Funds) applies, the Owners shall, as soon as practicable, notify the Charterers.

47.17	Remittance information

47.17.1

The Charterers shall provide the Owners with details of the remittance bank from which payments from the Charterers are to be made under this Charter and shall procure that no change is made to such remittance bank during the Charter Period, unless the Charterers give the Owners written notice no later than five (5) Business Days before such change.

47.17.2	The Charterers shall provide the Owners with such remittance information for each payment as may be reasonably requested by the Owners.

48	Insurance

48.1

Charterers’ obligation to place insurance During the Charter Period, the Charterers shall at their expense keep the Vessel insured against fire and usual marine risks (including hull and machinery and excess risks), oil pollution liability risks, war risks and protection and indemnity risks (and any risks against which it is compulsory to insure for the operation for the Vessel):

48.1.1	in US Dollars; and

48.1.2	in such market and on such terms as are customary for owners of similar tonnage.

Charterers shall keep such insurance valid throughout the whole Charter Period.

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48.2

Beneficiaries of Insurances Such insurances shall be arranged by the Charterers to protect the interests of the Owners (including naming the Owners as assured/insured in the insurance covers), the Charterers and (if requested by the Owners or a Finance Party) the mortgagee of the Vessel or such other relevant Finance Party. The Charterers shall procure that the Owners are named as loss payee with such directions for payment as the Owners may specify. As the case may be the Charterers shall upon the request of the Owners procure that the mortgagee of the Vessel is named as loss payee with such directions for payment as the mortgagee may specify.

48.3

Scope of insurance Insurance policies shall cover the Owners, the Charterers and (if requested by the Owners or a Finance Party) the Finance Parties according to their respective interests. Subject to the approval of the Owners (acting on the instructions or with the approval of the Finance Parties (in each case if applicable)) and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for, provided that the aforementioned approval from the Owners will not be required for (i) emergency repairs that are required to be carried out to enable the Charterers to continue to utilise the Vessel in accordance with this Charter, or (ii) any repair the aggregate costs of which is less than the Major Casualty Amount.

48.4

Repairs etc. not covered by Insurances The Charterers shall also remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

48.5	H&M and war risks coverage The Charterers shall arrange that, at any time during the Charter Period, the hull and machinery and war risks insurance shall be in an amount not less than the greater of:

48.5.1	an amount which equals one hundred and twenty per cent. (120%) of the then current Cost Balance; and

48.5.2	the current Market Value of the Vessel.

48.6

Protection and indemnity coverage The Vessel shall be entered in a P&I Club which is a member of the International Group Association on customary terms and shall be covered against liability for pollution claims for the highest amount from time to time available in the international marine insurance market for vessels of a similar age, size and type to the Vessel and in any event in an amount not less than one billion US Dollars (US$1,000,000,000). All insurances shall include customary protection in favour of the Owners and (if any) the Finance Parties as notice of cancellation and exclusion from liability for premiums or calls.

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48.7	Named assureds, no alteration to terms of Insurances and insurance report The Charterers:

48.7.1	undertake to place the Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as are customary for owners of similar tonnage;

48.7.2

shall not alter the terms of any of the Insurances nor allow any person (other than those referred to in Clause 48.2 (Beneficiaries of Insurances)) to be co-assured under any of the Insurances without the prior written consent of the Owners, unless such co-assured person has assigned its rights under the Insurances in favour of the Owners or provided a co-assured undertaking, in each case in form and substance satisfactory to the Owners and, if applicable, the Finance Parties;

48.7.3

will supply the Owners from time to time on request with such information as the Owners and, if applicable, any Finance Party may in their discretion reasonably require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed; and

48.7.4

shall reimburse the Owners on demand for all costs and expenses incurred by the Owners in obtaining from time to time copy of a report on the adequacy of the Insurances from an insurance adviser instructed by the Owners, such report shall be issued:

(a)	on or about the Actual Delivery Date; and

(b)

thereafter, any additional reports as may be required by the Owners from time to time (including but not limited to any additional reports required pursuant to a material change in the terms of the Insurances during the Charter Period).

48.8

Payment of premiums etc. The Charterers undertake duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and, at their own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time upon the Owners’ request, the Charterers shall provide the Owners and/or such Finance Party with evidence satisfactory to the Owners and/or such Finance Party that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Charterers to brokers, underwriters or associations have been duly and punctually made or given.

48.9

Compliance with Insurances The Charterers will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Charterers will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with any of the Insurances may be reduced or become

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liable to be repaid or rescinded in whole or in part. In particular, but without limitation, the Charterers will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Owners, and the Charterers will promptly notify the Owners of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances.

48.10	Renewal of Insurances The Charterers will:

48.10.1

no later than seven (7) days before the expiry of any of the Insurances renew them and shall immediately give the Owners and, if applicable, the Finance Parties such details of those renewals as the Owners and, if applicable, the Finance Parties may require; and

48.10.2	no later than 14 days before the expiry of any of the Insurances, give notice to the relevant insurers or insurance brokers of their intention to renew.

48.11	Delivery of documents relating to Insurances The Charterers shall:

48.11.1

deliver to the Owners (upon the Owners’ request) and, if applicable, the Finance Parties (upon their request) copies of all policies, certificates of entry (endorsed with the appropriate loss payable Clauses as may be required by the Owners and the Finance Parties from time to time) and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions); and

48.11.2

procure that letters of undertaking (in such form as are customary for the market) shall be issued to the Owners and, if applicable, the Finance Parties by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers).

48.12

Fleet cover If the Vessel is at any time during the Charter Period insured under any form of fleet cover, the Charterers shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Charterers will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Charterers or of the Charterers’ brokers as agents for the Charterers.

48.13

Provision of information on casualty, accidence or damage The Charterers shall promptly provide the Owners with full information regarding any casualty or other accident or damage to the Vessel, including, without limitation, any incident resulting in the Vessel being taken under tow, any death or serious injury on board which would require the Vessel to be diverted from its then trading route and any communication with all parties involved in case of a claim under any of the Insurances provided that any information relating to any casualty or other accident or damage to the Vessel not exceeding the Major Casualty Amount shall only be provided by the Charterers to the Owners upon the Owners’ request.

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48.14	Step-in rights of Owners The Charterers agree that, at any time after the occurrence of a Termination Event which is continuing, the Owners shall be entitled to:

48.14.1	collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances;

48.14.2	to pay collecting brokers the customary commission on all sums collected in respect of those claims;

48.14.3	to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and

48.14.4	otherwise to deal with such claims in such manner as the Owners and, if applicable, the Finance Parties shall in their discretion think fit.

48.15

Total loss insurance proceeds Whether or not a Termination Event shall have occurred, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid and applied in accordance with Clause 63 (Total Loss).

48.16	Payment of insurance proceeds

48.16.1

The Owners agree that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Charterers to reimburse the Charterers for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at the time the amount in question becomes due, a Termination Event shall have occurred and is continuing, in which event the Owners shall be entitled to receive the amounts in question and to apply them either in reduction of the Default Termination Amount owed by the Charterers pursuant to Clause 59.4 (Payment of Default Termination Amount) or, at the option of the Owners, to the discharge of the liability in respect of which they were paid.

48.16.2	All claims in relation to the Insurances (other than in respect of a Total Loss) shall be payable in accordance with the applicable loss payable clause as set out in the Charterers’ Assignment.

48.17

Settlement, compromise or abandonment of claims The Charterers shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than the Major Casualty Amount arising other than from a Total Loss) without the prior written consent of the Owners and, if applicable, the Finance Parties.

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48.18	Owners’ rights to maintain Insurances

48.18.1

If the Charterers fail to effect or keep in force the Insurances, the Owners may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Owners in their discretion consider desirable, and the Owners may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Charterers will reimburse the Owners from time to time on demand for all such premiums, calls or contributions paid by the Owners, together with interest calculated in accordance with Clause 47.8 (Default interest) from the date of payment by the Owners until the date of reimbursement.

48.18.2	The Charterers shall, or shall procure that the relevant insurers or insurance brokers shall, promptly give notice to the Owners if:

(a)	the Charterers fail to effect or keep in force the Insurances, whether by reason of non-payment of premium or otherwise; or

(b)	any substantial change is made to the coverage which adversely affects the interest of the Owners or the Finance Parties (if any).

48.19

Environmental protection issues The Charterers shall comply strictly with the requirements of any legislation relating to pollution or protection of the environment which may from time to time be applicable to the Vessel in any jurisdiction in which the Vessel shall trade and in particular the Charterers shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the “Act”) if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act). Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterers shall:

48.19.1	pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterers for the Vessel in the market; and

48.19.2	make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association in order to maintain such cover; and

48.19.3

submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel’s protection and indemnity insurers to maintain cover for such trade or for classification purposes, and to provide the Owners upon the Owners’ request with copies of all such survey reports; and

48.19.4	implement any recommendations contained in the reports issued following the surveys referred to in Clause 48.19.3 within the relevant time limits; and

48.19.5	in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):

(a)

obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United States Coast Guard and upon request provide the Owners with evidence of the same; and

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(b)	procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Owners with evidence that this is so; and

(c)

comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.

48.20

Innocent Owners’ Interest Insurance The Owners shall be at liberty to, in relation to the Vessel, take out or require the Charterers to arrange an Innocent Owners’ Interest Insurance on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners’ demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such Innocent Owners’ Interest Insurance, but only to the extent corresponding to an Owners’ Interest Insurance for a minimum amount of one hundred and twenty per cent. (120%) of the then current Cost Balance.

48.21

Mortgagees’ Interest Insurance Any Finance Party shall be at liberty to take out a Mortgagees’ Interest Insurance in relation to the Vessel on such terms and conditions as that Finance Party may from time to time decide. The Charterers shall from time to time upon the Owners’ demand reimburse the Owners for all documented costs, premiums and expenses paid or incurred by the Owners or that Finance Party in connection with such Mortgagees’ Interest Insurance, for a minimum amount of one hundred and twenty per cent. (120%) of the then current Cost Balance. Without prejudice to the foregoing, if the Charterers have reimbursed the Owners in accordance with this Clause 48.21, the Charterers shall not be obliged to reimburse the Owners in accordance with Clause 48.20 (Innocent Owners’ Interest Insurance).

48.22

Freight, demurrage and defence To the extent not already covered under the Vessel’s Insurances, the Owners shall be at liberty to, in relation to the Vessel, take out freight, demurrage and defence cover on such terms and conditions as the Owners may from time to time decide. The Charterers shall from time to time upon the Owners’ demand reimburse the Owners for all costs, premiums and expenses paid or incurred by the Owners in connection with such cover, but only to the extent corresponding to such cover for an amount not exceeding one hundred and twenty per cent (120%) of the then current Default Termination Amount.

49	Redelivery

Upon the occurrence of:

49.1	any Termination Event which is continuing and if the Owners decide to retake possession of the Vessel pursuant to Clause 59 (Termination Events); or

49.2	an Early Termination pursuant to Clause 62.2 (Early Termination – Illegality of Owners) and if the Owners decide to retake possession of the Vessel,

the Charterers shall, at their own cost and expense, redeliver or cause to be redelivered the Vessel to the Owners at such safe, ice free port as the Owners may direct where

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the Vessel would be afloat at all times in a ready safe berth or anchorage, in accordance with Clauses 49 (Redelivery), 50 (Redelivery conditions) and 51 (Diver’s inspection at redelivery), without prejudice to the Owners’ rights (at the Charterers’ cost and expense) to repossess the Vessel from the Charterers at its current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities.

Pending physical repossession of the Vessel, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners and the Charterers shall procure that the master and crew follow the orders and directions of the Owners. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners’ representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the crew shall be the sole responsibility of the Charterers.

50	Redelivery conditions

50.1	In addition to what has been agreed in Clause 49 (Redelivery), the condition of the Vessel shall at redelivery be as follows:

50.1.1	the Vessel shall be free of any overdue class and statutory recommendations affecting its trading certificates;

50.1.2

the Vessel must be redelivered with all equipment and spares or replacement items listed in the delivery inventory carried out pursuant to Clause 8 (Inventories) and any spare parts on board or on order for any equipment installed on the Vessel following delivery; all records, logs, plans, operating manuals and drawings, spare parts on board shall be included at the time of redelivery in connection with a transfer of the Vessel or such other items as are then in the possession of the Charterers shall be delivered to the Owners;

50.1.3

the Vessel must be redelivered with all national and international trading certificates and hull/machinery survey positions for both class and statutory surveys free of any overdue recommendation and valid;

50.1.4	the Vessel shall have its continuous survey system up to date;

50.1.5

the Vessel must be re-delivered with accommodation and common spaces for crew and officers substantially in the same condition as at the Actual Delivery Date, free of damage over and above fair wear and tear, clean and free of infestation and odours; with cargo spaces generally fit to carry the cargoes originally designed and intended for the Vessel; with main propulsion equipment, auxiliary equipment, cargo handling equipment, navigational equipment, etc., in such operating condition as provided for in this Charter;

50.1.6	the Vessel shall be free and clear of all liens (other than any Encumbrance falling within the definition of “Permitted Encumbrance”);

50.1.7

at the costs and expenses of the Charterers, a final joint report from the surveyors appointed by the Owners and the Charterers respectively shall be carried out as to the condition of the Vessel and a list of agreed deficiencies if any shall be drawn up;

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50.1.8	the funnel markings and name (unless being retained by the Owner following redelivery) shall be painted out by the Charterers; and

50.2	At redelivery, the Charterers shall ensure that all equipment controlling the habitability of the accommodation and service areas to be in proper working order, fair wear and tear excepted.

50.3	The Owners and Charterers shall each appoint (at the Charterers’ cost and expense) surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at redelivery.

50.4

If the Vessel is not in the condition or does not meet the performance criteria required by this Clause 50, a list of deficiencies together with the costs of repairing/remedying such deficiencies shall be agreed by the respective surveyors.

50.5	The Charterers shall be obliged to repair any class items restricting the operation or trading of the Vessel prior to redelivery.

50.6	The Charterers shall be obliged to repair/remedy all such other deficiencies as are necessary to put the Vessel into the return condition required by this Clause 50.

50.7	The Owners shall have the right to place a maximum of two (2) representatives on board the Vessel at their sole risk and expense for a reasonable period prior to the redelivery of the Vessel.

51	Diver’s inspection at redelivery

51.1

This Clause 51 will not apply if (i) after the occurrence of a Termination Event, the Charterers have paid the Default Termination Amount and any other amounts due under this Charter, or (ii) the Charterers have paid the Purchase Obligation Price and the Vessel has been redelivered to the Charterer pursuant to Clause 62 (Early Termination, purchase obligation and transfer of title).

51.2	Unless the Vessel is returned in dry-dock, a diver’s inspection is required to be performed at the time of redelivery.

51.3

The Charterers shall, at the written request of the Owners, arrange at the Charterers’ time and expense for an underwater inspection by a diver approved by the Classification Society immediately prior to the redelivery.

51.4	A video film of the inspection shall be made. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society.

51.5

If damage to the underwater parts is found affecting the Vessel’s class and requiring repairs before the Vessel’s next periodical survey, the Charterers shall arrange, at their time and costs, for the Vessel to be dry-docked (if required by the Classification Society) and repairs carried out to the satisfaction of the Classification Society.

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51.6

If the conditions at the port of redelivery are unsuitable for such diver’s inspection, the Charterers shall take the Vessel (in Owners’ time but at Charterers’ expense) to a suitable alternative place nearest to the redelivery port unless an alternative solution is agreed.

51.7	Without limiting the generality of Clause 65.1.3 (Fees and expenses), all costs relating to any diver’s inspection shall be borne by the Charterers.

52	Application of proceeds

52.1

Subject to Clause 52.2, the Charterers and the Owners irrevocably authorise (and the Charterers shall procure the authorisation of the Obligors) the Owners to apply all moneys which it receives and is entitled to receive from time to time pursuant to the Transaction Documents in respect of the Vessel (the “Transaction Document Proceeds”) in the following order:

52.1.1

firstly, in or towards payment pro rata of any due and unpaid fees, costs and expenses of that relevant Creditor Party, any Receiver or any Delegate under the Transaction Documents in respect of the Vessel;

52.1.2	secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid under the Transaction Documents in respect of the Vessel;

52.1.3	thirdly, in or towards payment pro rata of any Secured Obligations due but unpaid under the Transaction Documents in respect of the Vessel;

52.1.4	fourthly, pro rata against any remaining Secured Obligations due but unpaid under the Transaction Documents in respect of the Collateral Vessels, in the following order of priority:

(a)	due and unpaid fees, costs and expenses owing to the Creditor Parties, any Receiver or any Delegate, in respect of the Collateral Vessels;

(b)	accrued interest and fees due but unpaid to the Creditor Parties under the Transaction Documents in respect of the Collateral Vessels; and

(c)	any Secured Obligations due but unpaid, to the Owners; and

52.1.5

fifthly, and at such time when a Termination Event has occurred and is continuing, towards the prepayment of any Hire payable or the reduction of the Cost Balance (as defined under each Collateral Charter) for the Collateral Vessels; and

52.1.6	sixthly, subject to Clause 52.2, the surplus (if any) shall be paid to the Obligor or to their order.

52.2

Moneys to be applied by the Owners or any Receiver or Delegate under Clause 52.1 (Application of proceeds) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in this Charter or any of the Transaction

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Documents), the Charterers and the Owners agree (and the Charterers shall procure the agreement of the Obligors) that the Owners or any Receiver or Delegate is entitled, at its sole discretion, to retain the Transaction Document Proceeds (whether by crediting them to a suspense account or otherwise) and in such manner as the Owners or such Receiver or Delegate may from time to time determine:

52.2.1

for so long as any Termination Event or Potential Termination Event has occurred and is continuing, regardless of any partial performance of the Charterers’ obligations under the Transaction Documents, any intermediate payment or discharge in whole or in part or any other act, matter or thing which might otherwise constitute a legal or equitable discharge of any of the Charterers’ obligations under the Transaction Documents;

52.2.2	for so long as any Secured Obligations in respect of the Vessel and the Collateral Vessels remain due but unpaid under the Transaction Documents; or

52.2.3

with a view to preserving the rights of the Owners or any of them to prove for the whole of the Secured Obligations (or any relevant part) against the Obligors or any of them or any other person liable.

52.3

None of the Owners, any Receiver or Delegate shall incur any liability or obligation to any Obligor for any application of proceeds as provided for in this Charter. The Charterers shall procure that each other Obligor shall agree and acknowledge such application.

53	Owners’ mortgage

53.1	Owners’ funding arrangements The Charterers:

53.1.1

acknowledge that the Owners are entitled and do intend to enter or have entered into certain funding arrangements with the Finance Parties in order to finance part of the MOA Purchase Price, which funding arrangements may be secured, inter alia, by ship mortgages over the Vessel and (along with other related matters) the relevant Finance Documents provided that:

(a)	the amounts to be financed under such funding arrangements shall not exceed the Cost Balance from time to time; and

(b)	the Owners use their reasonable endeavours to procure a letter of quiet enjoyment from the Owners’ financier to the Charterers in such form as reasonably acceptable to the Charterers;

53.1.2	irrevocably consent to any assignment by way of security in favour of the Finance Parties of the Owners’ rights in and to the Security Documents; and

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53.1.3

without limiting the generality of Clause 55.16 (Further assurance) and without prejudice to Clause 65.1.1 (Fees and expenses), undertake at the Owners’ costs to execute, provide or procure the execution or provision (as the case may be) of such further information or document as in the reasonable opinion of the Owners and/or the Finance Parties are necessary to effect the assignment referred to in Clause 53.1.2, including but not limited to:

(a)	a first priority mortgage over the Vessel;

(b)	a first priority assignment of this Charter;

(c)	a first priority assignment of the Charter Guarantee;

(d)	a first priority assignment of the Insurances and Requisition Compensation in respect of the Vessel;

(e)	a manager’s undertaking and subordination (which shall include an assignment of all such interests in the Insurances) from each of the managers of the Vessel; and

(f)	any other security as the Owners may reasonably require.

53.2	Owners’ right to assign

53.2.1

The Owners may assign, transfer and/or novate all or any of its rights and obligations under any of the Transaction Documents (or permit any change of direct shareholding in the Owners) to any person with prior notice and without the prior consent of the Charterers.

53.2.2

The Charterers or other Obligors shall execute such documents and do all such things as the Owners may require to facilitate and/or effect such assignment, transfer or novation by the Owners. The Charterers and the other Obligors shall permit any disclosure by the Owners of the Transaction Documents and the terms and conditions thereunder to any potential financiers, transferees or assignees and their respective advisers or agents as the Owners may deem necessary to facilitate any such transfer, assignment or novation.

53.3	Assignments and transfers by Obligors An Obligor may not assign or transfer any of its rights or obligations under any Transaction Document, except with the prior written consent of the Owners.

54	Charterers’ representations and warranties

54.1

The Charterers represent and warrant to the Owners on (A) the date of this Charter and (by reference to the facts and circumstances then pertaining), on (B) the Actual Delivery Date and (C) each Hire Payment Date as follows:

54.1.1

Status and due authorisation: each Obligor and Approved Manager is a limited company or partnership or corporation and duly incorporated under the laws of its jurisdiction of incorporation with power to enter into the Transaction Documents and to exercise its rights and perform its obligations under the Transaction Documents and all corporate and other action required to authorise its execution of the Transaction Documents and its performance of its obligations thereunder has been duly taken;

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54.1.2

No deductions or withholding: under the laws of the Obligors’ respective jurisdictions of incorporation, none of the Obligors will be required to make any deduction or withholding from any payment it may make under any of the Transaction Documents (other than a FATCA Deduction);

54.1.3

Claims pari passu: under the laws of the Obligors’ respective jurisdictions of incorporation, the payment obligations of each Obligor under each Transaction Document to which it is a party, rank at least pari passu with the claims of all other unsecured and unsubordinated creditors of such obligor save for any obligations which are preferred solely by any bankruptcy, insolvency or other similar laws of general application;

54.1.4

No immunity: in any proceedings taken in any of the Obligors’ or any Approved Manager’s respective jurisdictions of incorporation in relation to any of the Transaction Documents, none of the Obligors will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process;

54.1.5

Governing law and judgments: in any proceedings taken in any of the Obligors’ and any Approved Manager’s jurisdiction of incorporation in relation to any of the Transaction Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced;

54.1.6

Validity and admissibility in evidence: all acts, conditions and things required to be done, fulfilled and performed in order (A) to enable each of the Obligors and any Approved Manager’s lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Transaction Documents, (B) to ensure that the obligations expressed to be assumed by each of the Obligors and any Approved Manager in the Transaction Documents are legal, valid and binding, and (C) to make the Transaction Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Obligors and any Approved Manager, have been done, fulfilled and performed;

54.1.7

No filing or stamp taxes: under the laws of the Obligors’ and any Approved Manager’s respective jurisdictions of incorporation or formation, it is not necessary that any of the Transaction Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation or that any stamp, registration or similar tax be paid on or in relation to any of the Transaction Document other than:

(a)	the relevant maritime registry, to the extent applicable; and

(b)	registration of particulars of any Security Documents with the relevant companies registries and the payment of the associated fees.

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54.1.8

Binding obligations: the obligations expressed to be assumed by each of the Obligors and any Approved Manager in the Transaction Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Transaction Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Transaction Documents or the performance by any of them of any of their obligations thereunder;

54.1.9

No misleading information: any factual information provided by any Obligor to the Owners in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided and is not misleading in any respect;

54.1.10

No winding-up: none of the Obligors has taken any corporate, limited liability company or limited partnership action nor have any other steps been taken or legal proceedings been started or threatened against any Obligor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

54.1.11	Solvency:

(a)	none of the Obligors is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts;

(b)	the value of the assets of the Group is not less than the liabilities of such entity (taking into account contingent and prospective liabilities); and

(c)	no moratorium has been declared in respect of any indebtedness of any Obligor.

54.1.12	No material defaults:

(a)

without prejudice to paragraph (b) below, none of the Obligors or any Approved Manager is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets which has or is reasonably likely to have a Material Adverse Effect; and

(b)	no MOA Termination Event or Termination Event is continuing;

(c)

no Potential MOA Termination Event or Potential Termination Event is continuing or might reasonably be expected to result from each Obligor’s or any Approved Manager’s entry into and performance of each Transaction Document to which such Obligor or any Approved Manager is a party;

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54.1.13

No material proceedings: no, litigation, arbitration, action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which, if adversely determined, is reasonably likely to have a Material Adverse Effect, has been started or threatened against any of the Obligors or any Approved Manager;

54.1.14	Accounts:

(a)

all financial statements relating to the Charter Guarantor required to be delivered under Clauses 55.1 (Financial statements) and 55.3 (Interim financial statements) were each prepared in accordance with GAAP, give (in conjunction with the notes thereto) a true and fair view of (in the case of annual financial statements) or fairly represent (in the case of semi-annual and quarterly financial statements) the financial condition of the Charter Guarantor (as the case may be) at the date as of which they were prepared and the results of their operations during the financial period then ended; and

(b)

there has been no material adverse change in its business or financial condition (or the business or consolidated financial conditions of the Group, in the case of the Charter Guarantor) since the date on which the financial statements of the Charter Guarantor for the financial year ending 2022 are stated to have been prepared.

54.1.15

No obligation to create Encumbrance: the execution of the Transaction Documents by the Obligors or any Approved Manager and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Obligor or any Approved Manager to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents;

54.1.16

No breach: the execution of the Transaction Documents by each of the Obligors or any Approved Manager and their exercise of their rights and performance of their obligations under any of the Transaction Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party;

54.1.17

Security: each of the Obligors and any Approved Manager is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents;

54.1.18

Necessary Authorisations: the Necessary Authorisations required by each Obligor and Approved Manager are in full force and effect, and each Obligor is in compliance with the material provisions of each such Necessary Authorisation relating to it and none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation;

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54.1.19

No money laundering: each Obligor and Approved Manager has complied with all Anti-Money Laundering Laws and each Obligor has instituted and maintained systems, controls, policies and procedures designed to:

(a)	detect and prevent incidences of money laundering; and

(b)	promote and achieve compliance with Anti-Money Laundering Laws;

54.1.20

Disclosure of material facts: the Charterers are not aware of any material facts or circumstances which have not been disclosed to the Owners and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to enter into the Transaction Documents;

54.1.21	No breach of laws:

(a)	none of the Obligors or any Approved Manager has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect; and

(b)

no labour disputes are current or (to the best of the Charterers’ knowledge and belief) threatened against any Obligor or any Approved Manager which have or are reasonably likely to have a Material Adverse Effect;

54.1.22	Environmental Law:

(a)

each Obligor and Approved Manager is in compliance with Clause 55.12 (Environmental compliance) and (to the best of the Charterers’ knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect; and

(b)

no Environmental Claim has been commenced or (to the best of the Charterers’ knowledge and belief) is threatened against any Obligor, any Approved Manager or the Vessel where that claim has or is reasonably likely, if determined against that Obligor, Approved Manager or the Vessel, to have a Material Adverse Effect;

54.1.23	Taxation:

(a)

no Obligor is materially overdue in the filing of any Tax returns and no Obligor is overdue in the payment of any amount in respect of Tax, save in the case of Taxes which are being contested on bona fide grounds; and

(b)	no claims or investigations are being made or conducted against any Obligor with respect to Taxes is reasonably likely to arise;

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54.1.24	Business Ethics: each Obligor and Approved Manager:

(a)	has complied with all Business Ethics Laws;

(b)	has instituted and maintained systems, controls, policies and procedures designed to:

(i)	detect and prevent incidences of money laundering; and

(ii)	promote and achieve compliance with Business Ethics Laws;

54.1.25	Sanctions

(a)

neither any Obligor, any Approved Manager nor any of its Subsidiaries, directors, officers, Affiliates, is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person;

(b)	each of the Obligors, Approved Manager and each other member of the Group is in compliance with all Sanctions; and

(c)	neither any Obligor, Approved Manager nor any member of the Group is the subject of any Sanctions-related issues or investigations;

54.1.26	No Material Adverse Effect: no event or circumstance which has occurred has or is reasonably likely to have a Material Adverse Effect;

54.1.27

Copies of Project Documents: the copies of the Project Documents provided by the Charterers to the Owners in accordance with Clause 43 (Conditions precedent and subsequent) are true and accurate copies of the originals and represent the full agreement between the parties to those Project Documents in relation to the subject matter of those Project Documents and there are no commissions, rebates (other than the Upfront Hire (as defined in the MOA) which the Charterers (as sellers) are obliged to pay to the Owners (as buyers) under the MOA), premiums or other payments due or to become due in connection with the subject matter of those Project Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Owners; and

54.1.28	Anti-Bribery Laws:

(a)

there is not and has not been any enquiry or disciplinary proceeding by a competent authority (including any internal investigation, enquiry or proceeding) concerning any Obligor or any Approved Manager or each of their Business and none is pending or threatened. To the best of the Charterers’ knowledge, information and belief, no fact or circumstance exists which might give rise to an investigation, enquiry or proceeding of that type. No Obligor has made any voluntary or involuntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to any Anti-Bribery Laws;

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(b)

none of the Obligors, Approved Managers or any of their Agents has, in relation to that Obligor’s or that Approved Manager’s Business, paid, offered, promised, given or authorised the payment of money or anything of value directly or indirectly to any person either intending to induce a person to improperly perform a function or activity or to reward a person for any such performance, or while knowing or believing that the acceptance by that person would constitute the improper performance of a function or activity;

(c)

none of the Obligors, Approved Managers or any of their Agents has, in relation to that Obligor’s or that Approved Manager’s Business, directly or indirectly requested, agreed to receive or accepted money or anything of value:

(i)	as a reward for the improper performance of a function or activity by any person;

(ii)	in circumstances which amount to an improper performance of a function or activity; or

(iii)	intending that as a consequence of any such request, agreement to receive or acceptance a function or activity will be performed improperly;

(d)

none of the Obligors, Approved Managers or any of their Agents has, in relation to that Obligor’s or that Approved Manager’s Business, improperly performed a function or activity in anticipation of, or in consequence of, that Obligor, Approved Manager or any of their Agents requesting, agreeing to receive or accepting money or anything of value;

(e)

none of the Obligors, Approved Managers or any of their Agents has, in relation to that Obligor’s or that Approved Manager’s Business, at any time taken any action, directly or indirectly, in violation of Anti-Bribery Laws and that Obligor or that Approved Manager conducts and has at all times conducted the Business in compliance with Anti-Bribery Laws;

(f)

each Obligor and Approved Manager has instituted and maintained policies and procedures designed to ensure, and which that Obligor or that Approved Manager reasonably believes will continue to ensure, continued compliance by that Obligor, Approved Manager and each of their Agents with Anti-Bribery Laws and to prevent any breach of Anti-Bribery Laws by that Obligor, that Approved Manager or any of their Agents occurring, in each case, in relation to that Obligor’s or that Approved Manager’s Business. So far as the Charterers are aware, neither any Obligor, any Approved Manager nor any of its Agents has, in relation to that Obligor’s or that Approved Manager’s Business, done anything or omitted to do anything which amounts to a breach of the Anti-Bribery Compliance Programme.

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54.1.29	US Tax Obligor: none of the Obligors nor Approved Managers is a US Tax Obligor, nor has it established a place of business in the United States of America.

54.1.30

Non-conflict with other obligations: the entry into and performance by each Obligor and Approved Manager, and the transactions contemplated by the Transaction Documents do not and will not conflict with (A) any law or regulation applicable to it; or (B) its constitutional documents; or (C) any agreement or instrument binding upon such Obligor or Approved Manager or any of such Obligor’s or Approved Manager’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

54.1.31	No Financial Indebtedness: the Charterers have not incurred any Financial Indebtedness except as provided in clause 55.24 (No borrowings).

54.1.32	No place of business in the United Kingdom: none of the Obligors has established a place of business in the United Kingdom.

54.1.33	Ownership: the Charter Guarantor directly or indirectly holds one hundred per cent. (100%) of the issued share capital of the Charterers.

54.2	Representations limited: the representation and warranties of the Charterers in Clause 54.1.1, Clause 54.1.6 and Clause 54.1.7 are subject to:

54.2.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

54.2.2

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

54.2.3	the time barring of claims under any applicable limitation acts;

54.2.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

54.2.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Owners in connection with the Transaction Documents.

55	Charterers’ undertakings

The undertaking and covenants in this Clause 55 remain in force for the duration of the Charter Period.

55.1

Financial statements: The Charterers shall supply to the Owners as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of the Charter Guarantor’s Financial Years, the Charter Guarantor’s audited financial statements for that Financial Year.

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55.2	Requirements as to financial statements: Each set of financial statements delivered to the Owners under Clause 55.1 (Financial statements) in relation to the Charter Guarantor (a “Notifying Party”):

55.2.1

shall be certified by either the chief executive officer or the chief financial officer of the relevant Notifying Party as fairly representing its financial condition as at the date as at which those financial statements were drawn up and in accordance with Clause 55.43 (Compliance certificate); and

55.2.2	shall be prepared in accordance with GAAP.

55.3

Interim financial statements The Charterers shall supply to the Owners as soon as the same become available, but in any event within ninety (90) days after the end of each of the Charter Guarantor’s Financial Half-Years, the unaudited consolidated financial statements of the Charter Guarantor for that Financial Half-Year.

55.4	Information: miscellaneous The Charterers shall:

55.4.1	notify the Owners in writing promptly upon becoming aware of any Project Document being terminated, repudiated, cancelled or otherwise ceasing to remain in full force and effect;

55.4.2	notify the Owners in writing immediately if a Sub-Charter or Sub-Charter Guarantee is terminated, cancelled, repudiated, or expires, or otherwise ceases to remain in full force and effect;

55.4.3

notify the Owners in writing immediately becoming aware of them, full details of (i) any Potential MOA Termination Event, Potential Termination Event, MOA Termination Event or Termination Event and (ii) any litigation, arbitration or administrative proceedings which are current, or (to their knowledge), threatened or pending against any Obligor or any member of the Group involving claims that are in excess of or likely to exceed US$5,000,000 in aggregate;

55.4.4	promptly provide the Owners such further information regarding the financial condition, business and operations of any Obligor as the Owners may reasonably request;

55.4.5

promptly disclose all material information in relation to any Sub-Charter, including (but not limited to) the main commercial terms of such Sub-Charter, any material information in relation to any Sub-Charterers’ fulfilment of their obligations pursuant to the relevant Sub-Charter, the occurrence of any Charterer’s Default (as defined or howsoever described in the Initial Sub-Charter), any notice sent by the Charterers to the Initial Sub-Charterers in connection with such Charterer’s Default, any reduction of the charterhire of more than five per cent (5%) of the initial charterhire rate under any Sub-Charter, any suspension of charterhire payment under any Sub-Charter, the delivery of the Vessel under any Sub-Charter and any other information which the Owners may request, acting reasonably;

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55.4.6	notify the Owners in writing immediately if any Project Party repudiates (or evidences an intention to repudiate) any Project Document to which such Project Party is a party; and

55.4.7	notify the Owners in writing immediately if any Project Party ceases or threatens to cease, to carry on all or any material part of such Project Party’s business;

55.4.8	notify the Owners in writing immediately after any reduction or repayment of capital in respect of the Charterers occurs;

55.4.9	provide promptly, such information and documents as the Owners may reasonably require about the Security Assets and in respect of compliance of the Obligors with the terms of any Security Documents;

55.4.10	notify the Owners in writing immediately of the following events:

(a)	a condition of class is applied by the Classification Society and not complied with within the time period allowed including any permitted extension;

(b)	the Vessel is arrested, confiscated, seized, requisitioned, impounded, forfeited or detained by any government or other competent authorities or any other persons;

(c)	a class or flag authority refuses to issue or withdraws trading certification;

(d)	the Vessel is planned for emergency dry-docking in accordance with the Classification Society requirements;

(e)	any damage to the Vessel the repair costs of which (whether before or after adjudication) are likely to exceed the Major Casualty Amount.

55.5

Maintenance of legal validity The Charterers shall comply with the terms of and do all that is necessary to maintain in full force and effect all Necessary Authorisations required in or by the laws and regulations of their jurisdiction of formation or incorporation and all other applicable jurisdictions, to enable them lawfully to enter into and perform their obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents in their jurisdiction of incorporation or formation and all other applicable jurisdictions.

55.6

Notification of Termination Event The Charterers shall promptly, upon becoming aware of the same, inform the Owners in writing of the occurrence of any Potential Termination Event or any Termination Event (and the steps, if any, being taken to remedy this) and, upon receipt of a written request to that effect from the Owners, confirm to the Owners that, save as previously notified to the Owners or as notified in such confirmation, no Termination Event is continuing or if a Termination Event is continuing specifying the steps, if any, being taken to remedy it.

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55.7

Claims pari passu The Charterers shall ensure that at all times their payment obligations under the Transaction Documents rank at least pari passu with the claims of all their other unsecured and unsubordinated creditors except for obligations mandatorily preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

55.8

Necessary Authorisations Without prejudice to any specific provision of the Transaction Documents relating to a Necessary Authorisation, the Charterers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations; and (ii) promptly upon request, supply certified copies to the Owners of all Necessary Authorisations.

55.9

Compliance with applicable laws The Charterers shall comply and shall procure that each member of the Group shall comply, with all applicable laws, conventions and regulations, including without limitation SOLAS and the Environmental Laws, to which they or the Vessel may be subject (except as regards Business Ethics Laws to which Clause 55.10 (Business Ethics Laws) applies, Sanctions to which Clause 55.11 (Sanctions) applies, and Tax to which Clause 55.14 (Taxation) applies) if a failure to do the same is reasonably likely to have a Material Adverse Effect.

55.10	Business Ethics Laws The Charterers undertake that:

55.10.1

they shall, and shall procure that other Obligors and any Approved Manager (including procuring or as the case may be, using all reasonable endeavours to procure the respective officers and directors of the relevant entity, to do the same) shall:

(a)	comply with all Business Ethics Laws;

(b)	maintain system, controls, policies and procedures designed to promote and achieve ongoing compliance with Business Ethics Laws; and

(c)	not use, or permit or authorise any person to directly or directly use, any part of the MOA Purchase Price for any purpose that would breach any applicable Business Ethics Laws;

55.10.2

they shall not lend, invest, contribute or otherwise make available any part of the MOA Purchase Price to or for any other person in a manner which would result in a violation of any Business Ethics Laws;

55.10.3

they shall, and shall procure that each Obligor and each Approved Manager shall promptly notify the Owners of any non-compliance, by any Obligor and any Approved Manager or any of their respective officers or directors, with all any laws and regulations relating to Business Ethics Laws as well as provide all information (once available) in relation to its business and operations which may be relevant for the purposes of ascertaining whether any of the aforesaid parties are in compliance with such laws.

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55.11	Sanctions The Charterers undertake that they shall comply or procure compliance with the following undertakings commencing from the date hereof and up to the last day of the Charter Period that:

55.11.1

none of the Obligors, Approved Managers nor any of their Subsidiaries, directors, officers, Affiliates, is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and none of such persons owns or controls a Prohibited Person;

55.11.2

none of the Obligors or Approved Managers will, directly or indirectly, use any part of the MOA Purchase Price or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other person, to (A) fund any activities or business of or with any person, in any country or territory that at the time of such funding, is, a Prohibited Person or Restricted Country, or (B) in any other manner or for a purpose that would result in a violation of Sanctions by any Obligor, Approved Manager or the Owners and any of their Affiliates;

55.11.3

the Charterers shall comply and shall procure that each Obligor and any Approved Manager (including, in each case, procuring or as the case may be, using its best endeavours to procure their respective officers and directors, to do the same) complies with all laws and regulations in respect of Sanctions, and in particular, they shall effect and maintain a sanctions compliance policy and appropriate safeguards designed to prevent any action that would be contrary to Clause 54.1.25 (Sanctions) and this Clause 55.11 to ensure compliance with all such laws and regulations implemented from time to time;

55.11.4	the Vessel shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion Clause (or similar) in the Insurances and/or re-insurances;

55.11.5	the Vessel shall not be used directly or indirectly in trading or otherwise going to, or calling at, any port or other facility in, any Restricted Country;

55.11.6

the Charterers shall not permit or authorise any other person to utilise or employ the Vessel or to directly or indirectly use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any transaction(s) contemplated by the Transaction Documents to any subsidiary, joint venture partner or any other person to fund any trade, business or other activities:

(a)	involving or for the benefit of any Prohibited Person or Restricted Country; or

(b)

in any other manner that would reasonably be expected to result in any Obligor, any Approved Manager, the Owners or any Finance Party (if applicable) being in breach of any Sanctions or become a Prohibited Person.

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55.12	Environmental compliance The Charterers shall, and shall procure that each of the Obligors and Approved Managers will:

55.12.1	comply with any applicable Environmental Law;

55.12.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and

55.12.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law.

55.13	Environmental Claims The Charterers shall promptly upon becoming aware of the same, inform the Owners and provide full details in writing of:

55.13.1	any Environmental Claim against any Obligor, any Approved Manager or any member of the Group which is current, pending or threatened;

55.13.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Obligor or any Approved Manager; and

55.13.3

any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

55.14

Taxation The Charterers shall (and shall procure that each other Obligor shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed including any permitted extension without incurring penalties unless and only to the extent that:

55.14.1	such payment is being contested in good faith;

55.14.2

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Owners under Clause 55.1 (Financial statements); and

55.14.3	such payment can be lawfully withheld.

If the Charterers or any other Obligor fails to fulfil any obligations in connection with any Tax, the Charterers shall promptly inform the Owners. The Charterers shall indemnify and hold the Owners harmless against all losses as a consequence of any non-compliance by the Charterers or any other Obligor of any applicable tax laws and regulations.

55.15

Loans or other financial commitments The Charterers shall not make any loan or enter into any guarantee and indemnity, voluntarily assume any actual or contingent liability, or otherwise provide any other form of financial support in respect of any obligation of any other person except pursuant to the Transaction Documents.

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55.16

Further assurance The Charterers shall at their own expense, promptly take all such action as the Owners may reasonably require for the purpose of perfecting or protecting any of the Owners’ rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

55.17

Inspection of records The Charterers will permit the inspection of their financial records and accounts on reasonable notice from time to time before 5:00 pm in the place of business by the Owners or their nominee unless such financial records and accounts are publicly available.

55.18

Insurance The Charterers shall procure that all of the assets, operation and liability of the Charterers are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Vessel, in accordance with the terms of this Charter.

55.19	Change of Control and other merger and demerger

55.19.1	The Charterers shall ensure that, unless with the Owners’ prior written consent, no Change of Control shall occur.

55.19.2

Without limiting Clause 55.19.1, the Charterers shall not (and shall procure that the Charter Guarantor shall not) enter into any acquisition, amalgamation, merger, demerger or other corporate restructuring without the prior written consent of the Owners, except in the case of the Charter Guarantor, where the Charter Guarantor is the surviving entity.

55.20	Transfer of assets

55.20.1	Except as permitted under Clause 55.20.2, the Charterers shall not sell, dispose of or transfer any of its assets.

55.20.2	Clause 55.20.1 does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.

55.21

Change of business The Charterers shall not (and shall procure that no other Obligor will) without the prior written consent of the Owners, make any substantial change to the general nature of their business from that carried on at the date of this Charter.

55.22

Acquisitions The Charterers shall not make any acquisitions or investments without the prior written consent of the Owners (such consent not to be unreasonably withheld or delayed) save for the acquisition of the Vessel under the Building Contract.

55.23	“Know your customer” checks If:

55.23.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Charter;

55.23.2	any change in the status of any Obligor after the date of this Charter; or

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55.23.3

a proposed assignment or transfer by Owners of any of their rights and obligations under this Charter, obliges the Owners to comply with reasonable “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterers shall promptly upon the request of the Owners supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owners in order for the Owners to carry out and be satisfied they have complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.

55.24	No borrowings The Charterers shall not incur any liability or obligation except for:

55.24.1	liabilities and obligations under the Transaction Documents to which they are parties;

55.24.2	liabilities or obligations reasonably incurred in the ordinary course of operating, chartering, repairing and maintaining the Vessel; or

55.24.3	any Financial Indebtedness owing to other members of the Group which is unsecured and subordinated to the Owners pursuant to a subordination deed on terms acceptable to the Owners.

55.25

No dividends The Charterers shall not (and shall procure that the Charter Guarantor shall not) pay any dividends or make other distributions to its shareholders whilst a Termination Event is continuing.

55.26	Negative pledge The Charterers shall:

55.26.1

not create, or permit to subsist, any Encumbrance (other than pursuant to the Security Documents) over all or any part of the Vessel, their other assets or undertakings (other than Permitted Encumbrances) nor dispose of the Vessel or any of those assets or all or any part of those undertakings; and

55.26.2	procure that none of their shareholders will create, or permit to subsist, any Encumbrance (other than pursuant to any Security Documents) over the shares of the Charterers.

55.27	Management of the Vessel The Charterers shall ensure that the Vessel is at all times managed by the Approved Managers.

55.28

Classification The Charterers shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which shall be with the Vessel’s Classification Society, in each case, free from any overdue recommendations and conditions affecting the Vessel’s class.

55.29

Certificate of financial responsibility The Charterers shall, if required, obtain and maintain a certificate of financial responsibility in relation to the Vessel which is to call at the United States of America.

55.30

Registration The Charterers shall not change or permit a change to the flag of the Vessel throughout the duration of this Charter other than to a Pre-Approved Flag or such other flag as may be approved by the Owners, such approval not to be unreasonably withheld or delayed. Any change to the flag of the Vessel shall be at the cost of the Charterers (which shall include any reasonable and costs of the Finance Parties (if applicable)).

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55.31

ISM and ISPS Compliance The Charterers shall ensure that each ISM Company and ISPS Company complies in all material respects with the ISM Code and the ISPS Code, respectively, or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Charterers shall promptly, upon request, supply the Owners with copies of the same.

55.32

Chartering-in The Charterers shall not, during the duration of this Charter, without the prior written consent of the Owners, take any vessel on charter or other contract of employment (or agree to do so).

55.33	Inspection of Vessel

55.33.1

The Charterers shall permit the Owners and all persons appointed by the Owners to board the Vessel from time to time during the Charter Period (provided that such inspection shall not interfere with the operation of that Vessel) to inspect the Vessel’s state and condition and shall provide such necessary assistance and all proper facilities to the Owners in respect of such inspection and, if the Vessel shall not be in a state and condition which complies with the requirements of the Classification Society, to effect such repairs to ensure such compliance, without prejudice to the Owners’ other rights under or pursuant to the Transaction Documents.

55.33.2

The Charterers shall be liable for the cost of one such inspection per calendar year, unless a Potential Termination Event or a Termination Event has occurred and is continuing, in which case the Charterers shall be liable for the cost of all inspections as may be required by the Owners.

55.33.3 Without prejudice to Clause 55.33.1, the Charterers shall, at the Charterers’ cost and upon the Owners’ request once every 12 months during the Charter Period, deliver to the Owners an inspection report as to the condition of the Vessel containing such information as may be reasonably required by the Owners.

55.34	Valuation Report

55.34.1

For the purposes of testing the Value Maintenance Ratio on a Test Date, the Market Value shall be determined by the Owners based on the valuation from the most recent Valuation Report provided to the Owners which shall refer to a fixed figure and not a range of values. The Charterers will deliver or procure the delivery to the Owners of a Valuation Report no later than thirty (30) days after the relevant Test Date:

(a)

once every twelve (12) months during the Charter Period (each such Valuation Report to be at the Charterers’ cost) and issued by an Approved Valuer no more than thirty (30) days before the relevant Test Date; and

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(b)

at such other times as the Owners may require in their absolute discretion (each such Valuation Report to be at the Owners’ cost unless a Termination Event has occurred and is continuing following which each such additional Valuation Report shall be at the cost of the Charterers), provided that if the Charterers fail to deliver any Valuation Report in accordance with the requirements under this Clause 55.34, the Owners may arrange each such Valuation Report at the Charterers’ cost.

55.34.2

(a)

If the Owners request a second valuation at any relevant time, the Market Value of the Vessel shall be the arithmetic average of the valuations certified pursuant to the two (2) Valuation Reports, one Valuation Report being obtained from each of two Approved Valuers (one appointed by the Charterers and one appointed by the Owners).

(b)

If the two (2) Valuation Reports obtained pursuant to Clause 55.34.2(a) have a variation greater than 10% (using the higher valuation as a denominator), a third Valuation Report shall be obtained from a third Approved Valuer appointed by the Owners, and the Market Value of the Vessel shall be the arithmetic average of all three (3) valuations certified pursuant to the three (3) Valuation Reports.

55.35

Transactions with Affiliates The Charterers shall (and shall procure that each Obligor shall) procure that all transactions conducted or to be conducted between each Obligor and any of their Affiliates will be on an arm’s length commercial basis.

55.36	Project Documents In relation to the Project Documents, the Charterers undertake that:

55.36.1

there shall be no wrongful termination by the Charterers of any term of any Project Document, no material alteration to any term of the Building Contract and no material alteration to any term of the other Project Documents, and no waiver of any term of any Project Document;

55.36.2

they shall not exercise any of their rights in a manner which is contrary to or inconsistent with the Security Documents or waive any of their rights under or in connection with any Project Document, in each case without the prior written consent of the Owners; and

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55.36.3

without prejudice to the foregoing, the Charterers shall, where applicable, use reasonable endeavours and forthwith execute and deliver any and all such other agreements, instruments and documents (including any novation agreement) as may be required by law or deemed necessary by the Owners (acting reasonably) to ensure that the Project Documents (excluding the Building Contract) which are in effect on the date of this Charter (in particular any Sub-Charters) shall remain in effect, so that all obligations previously owed by the applicable Project Party to the Charterers under such Project Documents shall continue to be owed to the Charterers throughout the Charter Period.

For the purpose of Clause 55.36.1 an alteration any term of the Building Contract shall be deemed “material” if, when taken together with all previous alterations, it would result in an overall increase of more than twenty per cent. (20%) in the price of the Vessel under the Building Contract or it would result in the “Delivery Date” (as such term is described under the Building Contract) being changed.

55.37	Evidence of delivery under Sub-Charters and replacement time charters The Charterers shall:

55.37.1

within thirty (30) days after the Vessel is delivered to any Sub-Charterers (other than the Initial Sub-Charterers) in accordance with the relevant Sub-Charter (other than the Initial Sub-Charter), provide a written confirmation to the Owners that such delivery has occurred; and

55.37.2

within thirty (30) days after the Vessel is delivered to the relevant replacement charterer in accordance with a replacement time charter referred to in Clause 59.1.24 (Termination, repudiation or cancellation of Sub-Charter on or before the Actual Delivery Date) or Clause 59.1.25 (Termination, repudiation or cancellation of Sub-Charter after the Actual Delivery Date) has occurred, provide a written confirmation to the Owners that such delivery has occurred.

55.38	Tax indemnity

55.38.1

The Charterers shall (within five Business Days of demand by the Owners) pay to the Owners an amount equal to the loss, liability or cost which the Owners determine will be or has been (directly or indirectly) suffered for or on account of Tax by the Owners in respect of any Transaction Document, together with any interest, penalties, costs and expenses payable or incurred.

55.38.2

Clause 55.38.1 shall not apply with respect to any Tax assessed on the Owners under the law of the jurisdiction in which the Owners are incorporated or, if different, the jurisdiction (or jurisdictions) in which the Owners are treated as resident for tax purposes if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Owners.

55.39

Anti-Bribery Laws The Charterers shall promptly report to the Owners any request or demand for any payment, gift, promise, other advantage or anything of value received by the Agent of the Owners in connection with the Charterers’ Business. The Owners have the right to audit the Charterers’ records and reports in relation to the Charterers’ Business at any time during and within two (2) years after the Termination

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or the expiry of this Charter unless such reports or records are publicly available. Such records and information shall include at a minimum all invoices for payment submitted by the Charterers along with complete supporting documentation. The Owners shall have the right to reproduce and retain copies of any of the aforesaid records or information.

55.40	No US Tax Obligor the Charterers will ensure that no Obligor shall become a US Tax Obligor.

55.41

Trading limits The Charterers shall procure that during the Charter Period the Vessel will not enter the waters which are not within International Navigating Limits, unless that employment or voyage is either (i) consented to in advance and in writing by the underwriters of the Vessel’s hull and machinery and/or war risks insurances and fully covered by those insurances, or (ii) (to the extent not covered by those insurances) covered by additional insurance as may be deemed necessary by the Owners taken out by the Charterers at their expense, which additional insurance shall be deemed to be part of the Insurances and be subject to the Encumbrances.

55.42	Restrictions on employment The Charterers shall, during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) not:

55.42.1	permit the Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render the Vessel liable to confiscation, seizure, detention or destruction; nor

55.42.2	permit the Vessel to enter any area which is declared a war zone by any governmental authority or by the Vessel’s insurers,

unless that employment or voyage is either (i) consented to in advance and in writing by the underwriters of the Vessel’s war risks insurances and fully covered by those insurances, or (ii) (to the extent not covered by those insurances) covered by additional insurance taken out by the Charterers at their expense, which additional insurance shall be deemed to be part of the Insurances and be subject to the Encumbrances.

55.43

Compliance certificate Concurrently with the delivery of each set of the annual financial statements in respect of the Charter Guarantor in accordance with Clause 55.1 (Financial statements), the Charterers shall deliver to the Owners a Compliance Certificate signed by the Chief Financial Officer of the Charter Guarantor, certifying that, as at the date of such financial statements:

55.43.1

the Charter Guarantor is in compliance with the covenants and undertakings in Clause 57 (Financial covenants) and Clause 58 (Value maintenance clause) (or if it is not in compliance, indicating the extent of the breach) and setting out the calculation of the covenants and undertakings in Clause 57 (Financial covenants) and Clause 58 (Value maintenance clause); and

55.43.2

that no Termination Event has occurred and is continuing which has not been waived or remedied at the date of such Compliance Certificate or, if that is not the case, specifying the same and the steps, if any, being taken to remedy the same.

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55.44

Sub-Time Charter Unless agreed otherwise by the Owners, the Charterers shall ensure that the Vessel shall, as and from the Actual Delivery Date, be employed under the Sub-Time Charter for the duration of the charter period under the Sub-Time Charter and thereafter at a rate of hire which will enable the Charterers to satisfy the terms and conditions imposed on them under this Charter.

56	Earnings Accounts

56.1	The Charterers hereby undertake to the Owners that:

56.1.1

if, at any time during the Charter Period, the Account Bank is to be changed from such bank or financial institution which the Owners and the Charterers have previously agreed to be the Account Bank for the purpose of this Charter (in each instance a “Previous Account Bank”) as a result of the Owners’ internal approval requirements, then the Charterers shall (without limiting the generality of Clause 55.16 (Further assurance)) at the Owners’ expense (unless such request is a result of a change of law in which case the Charterers shall be responsible for such expense), promptly take all such action as the Owners may reasonably require for the purpose of effecting a substitution of such Previous Account Bank to such Owners-approved bank or financial institution (in each instance the “Newly-Approved Account Bank”), including but not limited to the following:

(a)

the (i) execution of all necessary account opening mandates, “know your client”, compliance checks or similar documents, and (ii) payment of account administration, operation, maintenance or associated fees, in each case as such Newly-Approved Account Bank may require;

(b)	the transfer of all amounts standing credit to the Earnings Accounts held with such Previous Account Bank to the Earnings Accounts opened or to be opened with the Newly-Approved Account Bank; and

(c)	the:

(i)

execution of a new security instrument (together with all other documents required by it according to its terms, including, without limitation, all notices of assignment and/or charge and acknowledgements of all such notices of assignment); and

(ii)

procurement of: (x) a legal opinion issued by a competent law firm qualified to practise in the jurisdiction in which the new Earnings Accounts referred to in Clause (b) above is to be opened, (y) a legal opinion issued by a competent law firm qualified to practise in the jurisdiction of formation of the Charterers, and (z) such security instrument, other documents and legal opinions shall, in each case as applicable, in form and substance satisfactory to the Owners (acting reasonably); and

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(iii)	to deposit all of the Earnings received by the Charterers into the Earnings Accounts, free and clear of any costs, fees, expenses, disbursements, withholdings or deductions.

57	Financial Covenants

57.1	Financial definitions For the purpose of this Clause 57, the following definitions shall apply:

57.1.1	”Cash and Cash Equivalents” has the meaning given to it under GAAP.

57.1.2

”EBITDA” means in respect of the Charter Guarantor, the aggregate amount of combined pre-tax profits of the Group before extraordinary or exceptional items, interest, depreciation and amortization as shown in the most recent accounting information.

57.1.3	”Fleet Vessels” means all of the vessels from time to time wholly owned by the Charter Guarantor and, in the singular, means any of them.

57.1.4	”Interest Expense” means as at the date of calculation or for any accounting period, the aggregate interest expense less any interest income as shown in the most recent accounting information.

57.1.5	”Net Total Debt” means Total Debt less Cash and Cash Equivalents.

57.1.6	”Net Worth” means Total Assets less Total Liabilities.

57.1.7

”Total Assets” means as at the date of calculation or, as the case may be, for any accounting period, the total assets of the Charter Guarantor as at that date (based on book values) or for that period (which shall have the meaning given thereto under the GAAP) as shown in the most recent financial statements delivered by the Charter Guarantor pursuant to Clause 55.1 (Financial Statements).

57.1.8

”Total Debt” means as at the date of calculation or, as the case may be, for any accounting period, the total debt of the Group as at that date or for that period (which shall have the meaning given thereto under GAAP) as shown in the most recent financial statements delivered by the Charter Guarantor pursuant to Clause 55.1 (Financial Statements).

57.1.9

”Total Liabilities” means, as at the date of calculation or, as the case may be, for any accounting period, the total liabilities of the Charter Guarantor as at that date (based on book values) or for that period (which shall have the meaning given thereto under the GAAP) as shown in the most recent financial statements delivered by the Charter Guarantor pursuant to Clause 55.1 (Financial Statements).

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57.2

Financial covenants The Charterers shall procure that the Charter Guarantor will ensure that at all times during the Charter Period that the following financial covenants apply to the Charter Guarantor and its Subsidiaries on a consolidated basis:

57.2.1	Minimum liquidity Cash and Cash Equivalents shall be not less than USD500,000 per Fleet Vessel;

57.2.2	Minimum interest coverage The ratio of EBITDA to Interest Expense shall be equal or greater than 2:1;

57.2.3

Net Total Debt to Total Assets The Net Total Debt divided by Total Assets adjusted (i) for market values of vessels owned and (ii) by deducting (A) the value of the assets relating to operating leases as defined under rule ASC 842 of the GAAP and (B) Cash and Cash Equivalents shall be less than 75%; and

57.2.4	Minimum Net Worth (Book) The Net Worth shall not be less than US$135,000,000.

57.3	Financial testing

57.3.1

The financial covenants in this Clause 57 shall be tested by reference to each of the financial statements delivered pursuant to, as applicable, Clause 55.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 55.43 (Compliance Certificate).

57.3.2

Any amount in a currency other than US Dollars is to be taken into account at its US Dollar equivalent calculated on the basis of the relevant rates of exchange used by the Charter Guarantor in, or in connection with, its financial statements for that period.

57.3.3	When calculating the financial covenants in this Clause 57, the effect of all transactions between members of the Group shall be eliminated to the extent not already netted out on consolidation.

57.3.4	No item may be credited or deducted more than once in any calculation under this Clause 57.

58	Value maintenance clause

58.1	Definitions In this Clause 58:

“Test Date” means 31 December of each year after the Actual Delivery Date.

“Value Maintenance Ratio” means the ratio (expressed as a percentage) of:

(a)	the Market Value of the Vessel plus any additional cash already deposited into the Charterers’ Earnings Account to restore the Value Maintenance Threshold pursuant to Clause 58.3.2(a); to

(b)	the then current Default Termination Amount.

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“Value Maintenance Threshold” means the ratio (expressed as a percentage) of one hundred and twenty per cent. (120%).

58.2	[Intentionally omitted]

58.3	Value Maintenance Ratio

58.3.1	The Owners may test the Value Maintenance Ratio on any Test Date in accordance with the methodology described in Clause 55.34 (Valuation Report).

58.3.2

If, after conducting testing the Value Maintenance Ratio on the relevant Test Date, the Owners determine that the Value Maintenance Ratio is less than the Value Maintenance Threshold (the said difference between that Market Value and that Default Termination Amount shall be referred to as the “shortfall” for the purposes of this Clause), then the Charterers shall, within 30 days of the Owners’ receipt of the relevant Valuation Reports, undertake any of the following at the Charterers’ option (but always subject to Owners’ prior approval):

(a)

provide, or ensure that a third party provides, additional security, which, in the opinion of the Owners has a net realisable value of an amount at least equal to the shortfall and is acceptable to the Owners, and which is documented in such terms as the Owners may require; or

(b)

prepay to the Owners in the amount of the shortfall, to be applied by the Owners to reduce, to the extent of such amount, the Charterers’ obligation to prepay such part of the Cost Balance on a pro rata basis across each payment of Fixed Hire (or, if no Fixed Hire is payable any more, to prepay such part of the Cost Balance) in the amount of the shortfall (it being understood and the Owners and the Charterers hereby agree and acknowledge that any amount prepaid in accordance with this Clause (b) shall, once so applied by the Owners, not be refundable in any circumstance whatsoever), in each case for the purpose of and in order to restore the Value Maintenance Ratio to the Value Maintenance Threshold.

58.3.3

In connection with any additional security provided in accordance with Clause 58.3.2, the Owners shall be entitled to receive certified copies of such documents of the kind referred to in Clause 43 (Conditions precedent and subsequent) and such favourable opinions as the Owners shall in its absolute discretion required.

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59	Termination Events

59.1	Each of the following events shall constitute a Termination Event.

59.1.1

Failure to pay An Obligor fails to pay any amount due from it under any Transaction Document to which it is a party at the time, in the currency and otherwise in the manner specified therein provided that, if such Obligor can demonstrate to the reasonable satisfaction of the Owners that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error or an error in the banking system or a Disruption Event, then such payment shall instead be deemed to be due, solely for the purposes of this Clause, within:

(a)	five (5) Business Days of the date on which such amount actually fell due if it relates to a payment of Hire under this Charter; or

(b)	five (5) Business Days of the date on which such amount actually fell due if it relates to any other sum which is payable under this Charter or any other relevant Transaction Document.

59.1.2

Misrepresentation Any representation or statement made or deemed to be made by an Obligor in any Transaction Document or any other document delivered by or on behalf of an Obligor under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

59.1.3	Specific covenants An Obligor fails to perform or comply with Clauses 55.10 (Business Ethics Law), 55.18 (Insurance), 55.24 (No borrowings), 55.26 (Negative pledge), 55.30 (Registration).

59.1.4	Other obligations An Obligor fails to perform or comply with:

(a)

Clause 57 (Financial Covenants), save that no Termination Event under this Clause will occur if the failure to comply is capable of remedy (to the extent that the Owners consider, in their absolution discretion, that such failure is capable of remedy) and is remedied to the satisfaction of the Owners within ten (10) Business Days after the earlier of (A) the Owners having given notice thereof to the relevant Obligor, and (B) any Obligor becoming aware of such failure to perform or comply; or

(b)

any of the obligations expressed to be assumed by it in any Transaction Document (other than those referred to in Clause 59.1.3 (Specific covenants)), save that no Termination Event under this Clause will occur if the failure to comply is capable of remedy (to the extent that the Owners consider, in their absolution discretion, that such failure is capable of remedy) and is remedied to the satisfaction of the Owners within thirty (30) days after the earlier of (A) the Owners having given notice thereof to the relevant Obligor, and (B) any Obligor becoming aware of such failure to perform or comply (unless a short period is applicable in accordance with the Transaction Documents).

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59.1.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).

(d)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default or review event (however described).

No Termination Event will occur under this clause 59.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness in respect of the Charter Guarantor falling within paragraphs (a) to (d) above is less than twenty million USD Dollars (US$20,000,000) (or its equivalent in any other currency or currencies).

59.1.6	Insolvency and rescheduling

(a)

Any Obligor or its Group is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness which has or is reasonably likely to have a Material Adverse Effect or makes a general assignment for the benefit of its creditors or a composition with its creditors.

(b)	The value of the assets of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

59.1.7

Winding-up an Obligor or any member of its Group files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps (including any compulsory corporate rehabilitation mandated or ordered by any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute)) are taken or legal proceedings are started for its winding up, dissolution, administration or re organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness.

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59.1.8	Execution or distress

(a)

an Obligor fails to comply with or pay any sum due from it (within thirty (30) days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired; or

(b)	any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of an Obligor.

59.1.9

Similar event Any event occurs which, under the laws of any jurisdiction, has an analogous effect to any of those events mentioned in Clauses 59.1.6 (Insolvency and rescheduling), 59.1.7 (Winding-up) or 59.1.8 (Execution or distress).

59.1.10	Repudiation An Obligor repudiates any Transaction Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Transaction Document.

59.1.11	Validity and admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Obligor lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Transaction Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Obligors in the Transaction Documents are legal, valid and binding; or

(c)	to make the Transaction Documents admissible in evidence in any applicable jurisdiction,

is not done, fulfilled or performed within thirty (30) days after notification from the Owners to the relevant Obligor requiring the same to be done, fulfilled or performed.

59.1.12	Illegality At any time:

(a)	it is or becomes unlawful for any Obligor to perform or comply with any or all of its obligations under the Transaction Documents to which it is a party;

(b)	any of the obligations of the Charterers under the Transaction Documents to which they are parties are not or cease to be legal, valid and binding; or

(c)

any Encumbrance created or purported to be created by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to such Security Document (other than the Owners) to be ineffective,

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and, in each case, such illegality is not remedied or mitigated to the satisfaction of the Owners within thirty (30) days after they have given notice thereof to the relevant Obligor.

59.1.13	Material adverse change At any time there shall occur any event or change which has a Material Adverse Effect.

59.1.14

Conditions subsequent The condition referred to in Clause 43.2 (Conditions precedent and subsequent) is not satisfied within the time period specified in that Clause or such other time period specified by the Owners in their discretion.

59.1.15

Revocation or modification of consents etc. Any Necessary Authorisation which is now or which at any time during the Charter Period becomes necessary to enable any of the Obligors to comply with any of their obligations in or pursuant to any of the Transaction Documents is revoked, withdrawn or withheld, or modified in a manner which the Owners reasonably considers is, or may be, prejudicial to the interests of Owners in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect.

59.1.16

Cessation of business Any of the Obligors ceases, or threatens to cease, to carry on all or a substantial part of its business provided that it shall not be a Termination Event under this Clause 59.1.16 if such cessation of business is a direct result of a Total Loss of the Vessel or if the relevant Obligor is the Approved Manager and such Approved Manager is replaced in accordance with Clause 64.3 (Appointment of and changes to the Approved Manager) within 21 days of the earlier of (i) the Owners giving notice to an Obligor and (ii) an Obligor becoming aware of such event.

59.1.17

Curtailment of business The business of any of the Obligors is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Obligors is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Obligor disposes or threatens to dispose of a substantial part of its business or assets.

59.1.18	Reduction of capital Any Obligor (except for the Charter Guarantor) reduces its committed or subscribed capital.

59.1.19	Environmental matters

(a)	Any Environmental Claim is made against the Charterers or in connection with the Vessel, where such Environmental Claim is reasonably likely to have a Material Adverse Effect.

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(b)	Any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect.

59.1.20

Loss of property All or a substantial part of the business or assets of any Obligor is destroyed, abandoned, seized, appropriated or forfeited for any reason provided that a Total Loss of the Vessel shall not be a Termination Event under this Clause.

59.1.21

Sanctions Any Obligor does not comply with any of its undertakings referred to in Clause 55.11 (Sanctions) or any representations in Clause 54.1.25 (Sanctions) is or proves to have been incorrect or misleading in any material respects when made or deemed to be made.

59.1.22

Arrest The Vessel is arrested or seized for any reason whatsoever (other than caused solely and directly by any action or omission from the Owners) unless the Vessel is released and returned to the possession of the Charterers within 60 days of such arrest or seizure.

59.1.23	Change of Control A Change of Control occurs without the prior written consent of the Owners.

59.1.24

Termination, repudiation or cancellation of Sub-Charter or Sub-Charter Guarantee on or before the Actual Delivery Date Any Sub-Charter or Sub-Charter Guarantee is terminated, repudiated, cancelled or otherwise ceases to remain in full force and effect on or before the Actual Delivery Date, irrespective of whether the relevant termination, repudiation, cancellation or cessation of effectiveness is, in the opinion of the Owners, due to any default, act or omission on the part of the Charterers.

59.1.25

Termination, repudiation or cancellation of Sub-Charter or Sub-Charter Guarantee after the Actual Delivery Date Any Sub-Charter or Sub-Charter Guarantee is terminated, repudiated, cancelled or otherwise ceases to remain in full force and effect after the Actual Delivery Date, provided that no Termination Event will occur under this Clause 59.1.25 if such Sub-Charter is replaced by another time charter in respect of the Vessel (on terms reasonably acceptable to the Owners) entered into between the Charterers (as disponent owner) and a sub-charterer acceptable to the Owners and the rights of the Charterers under the replacement time charter are assigned to the Owners (to the Owners’ satisfaction) within:

(a)

(if the relevant termination, repudiation, cancellation or cessation of effectiveness is, in the opinion of the Owners, due to any default, act or omission on the part of the Charterers) thirty (30) days of such termination, repudiation, cancellation or cessation of effectiveness (as applicable).

(b)

(if the relevant termination, repudiation, cancellation or cessation of effectiveness is not, in the opinion of the Owners, due to any default, act or omission on the part of the Charterers) six (6) calendar months of such termination, repudiation, cancellation or cessation of effectiveness (as applicable).

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59.1.26	Termination or cancellation of other Project Documents

(a)

Any Project Document (other than a Sub-Charter, to which Clauses 59.1.24 (Termination, repudiation or cancellation of Sub-Charter before the Actual Delivery Date) and 59.1.25 (Termination, repudiation or cancellation of Sub-Charter after the Actual Delivery Date) shall apply) is terminated, cancelled or otherwise ceases to remain in full force and effect.

(b)

Without limiting the generality of Clause (a) above, any such event or circumstance has occurred such that the Charterers (in their capacities as original buyers under the Building Contract) have become entitled to exercise their rights to cancel, terminate or rescind the Building Contract (irrespective of whether the Charterers have exercised such right).

59.1.27

Similar event in relation to Builder Any event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 59.1.6 (Insolvency and rescheduling), 59.1.7 (Winding-up) or 59.1.8 (Execution or distress) above occurs (mutatis mutandis) in relation to the Builder provided that it shall not be a Termination Event under this Clause 59.1.27 if, during the period an event which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 59.1.6 (Insolvency and rescheduling), 59.1.7 (Winding-up) or 59.1.8 (Execution or distress) above has occurred (mutatis mutandis) in relation to the Builder and the Builder continues to perform its obligations under Building Contract to the Owners’ satisfaction (acting reasonably).

59.1.28

Judgments Any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made against an Obligor or its assets which has a Material Adverse Effect.

59.1.29

Merger The Charterers or the Charter Guarantor enter into any major asset reorganisation, amalgamation, demerger, merger, consolidation or corporate reconstruction without the prior written consent of the Owners except in the case of the Charter Guarantor, where the Charter Guarantor is the surviving entity.

59.1.30

Termination Event under Collateral Charter A “Termination Event” (as such term is defined under a Collateral Charter) occurs or any termination event (howsoever described) occurs under any Collateral Charter, save for the occurrence of any “Termination Event” under any of the Collateral Charters prior to the Actual Delivery Date.

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59.1.31

Litigation Any litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body, arbitral tribunal or agency are started, or any judgment or order of a court, arbitral body, arbitral tribunal, agency or other tribunal or any order or sanction of any governmental or other regulatory body is made, in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against an Obligor or its assets which have, or has, or are, or is, if adversely determined has or is likely to have a Material Adverse Effect.

59.1.32	Sub-Time Charter A Sub-Time Charter Termination Event occurs.

59.2

Effect of a Termination Event On and at any time after the occurrence of a Termination Event which is continuing the Owners may terminate this Charter and/or exercise all or any of the remedies set out below in this Clause 59.

59.3	Owners’ options after occurrence of a Termination Event On or at any time after the occurrence of a Termination Event which is continuing, the Owners may at their option:

59.3.1

and by delivering to the Charterers a Termination Notice, terminate this Charter with immediate effect or on the date specified in such Termination Notice and withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 49 (Redelivery) and 50 (Redelivery conditions);

59.3.2

apply any amount then standing to the credit of each of the Earnings Accounts against any Unpaid Sum or such other amounts which the Owners or other Obligors may owe under the Transaction Documents; and/or

59.3.3	enforce any Encumbrance created pursuant to the relevant Transaction Documents.

59.4

Payment of Default Termination Amount On the Termination Payment Date in respect of any Termination in accordance with Clause 59.3 (Owners’ options after occurrence of a Termination Event), the Charterers shall pay to the Owners an amount equal to the Default Termination Amount.

59.5

Owners’ application of Default Termination Amount Following any termination to which this Clause 59 applies, all sums payable in accordance with Clause 59.4 (Payment of Default Termination Amount) or received pursuant to Clause 59.3 (Owners’ options after occurrence of a Termination Event) or any other provision of this Clause 59 shall be paid to such account or accounts as the Owners may direct and shall be applied in accordance with Clause 52 (Application of proceeds).

59.6

Transfer of title If the chartering of the Vessel or, as the case may be, the obligation of the Owners to deliver and charter the Vessel to the Charterers is terminated in accordance with the terms of this Charter, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment pursuant to Clause 59.4 (Payment of Default Termination Amount) to the satisfaction of the Owners, whereupon the Owners shall transfer title to the Vessel to the Charterers (or its nominee) in accordance with and subject to Clauses 62.4 to (Transfer of title).

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59.7

Owners’ rights reserved Without prejudice to the forgoing or to any other rights of the Owners under the Charter, at any time after a Termination Notice is served under Clause 59.3 (Owners’ options after occurrence of a Termination Event), the Owners may, acting in their sole discretion without prejudice to the Charterers’ obligations under Clause 50 (Redelivery conditions), retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers’ servants or agents for this purpose, provided that the Owners shall not be entitled to exercise their rights under this Clause if the Charterers have made the payment pursuant to Clause 59.4 (Payment of Default Termination Amount) to the satisfaction of the Owners and the Owners have transferred title to the Vessel to the Charterers (or its nominee) in accordance with Clauses 62.4 to 62.6 (Transfer of title).

59.8

Owners’ right to sell the Vessel Following any termination to which this Clause 59 applies, if the Charterers have not paid to the Owners the Default Termination Amount by the applicable Termination Payment Date (and consequently the Owners have not transferred title to the Vessel to the Charterers (or its nominee) in accordance with Clause 59.6 (Transfer of title)), the Owners shall be entitled (but not obliged) to sell the Vessel and apply the relevant Net Sale Proceeds against the Default Termination Amount and claim from the Charterers for any shortfall.

59.9

Charterers’ obligation to pay the Default Termination Amount unaffected The Charterers’ obligation to pay the Default Termination Amount (and any of their other obligations under the Transaction Documents) shall remain in full force and effect irrespective of whether Owners complete the sale of the Vessel referred to in Clause 59.8 (Owners’ right to sell the Vessel). Without prejudice to the foregoing, if the Net Sale Proceeds reduce the applicable Default Termination Amount to zero, the Charterers shall not be obliged to pay the Default Termination Amount.

59.10

Charterers have no right to terminate Save as otherwise expressly provided in this Charter, the Charterers shall not have the right to terminate this Charter any time prior to the expiration of the Charter Period for any reason whatsoever, including (without limitation) in exercise of any right in law or equity that they would, but for this provision, have to terminate, whether because of a breach of a condition, a repudiatory breach of an intermediate term, a renunciation or impossibility or on any other ground.

59.11

Cumulative rights The rights conferred upon the Owners by the provisions of this Clause 59 are cumulative and in addition to any rights which they may otherwise have in law or in equity or by virtue of the provisions of this Charter.

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60	Sub-chartering and assignment

60.1	The Charterers shall not without the prior written consent of the Owners:

60.1.1	let the Vessel on demise charter for any period;

60.1.2	de-activate or lay up the Vessel;

60.1.3	assign their rights under this Charter.

60.2

The Charterers acknowledge that the Owners’ consent to any sub-bareboat chartering may be subject (amongst other things) to the Owners being satisfied as to the intended flag during such sub-bareboat chartering.

60.3

Without prejudice to anything contained in this Clause 60, save as provided and permitted under the Transaction Documents, the Charterers shall not enter into any sub-charter for the Vessel other than the Initial Sub-Charter and the Sub-Time Charter.

60.4

The Owners may assign, transfer and/or novate all or any of their rights and obligations under any of the Transaction Documents (or ownership in the Owners) without the prior consent of the Charterers or any other Obligors, and the Charterers or other Obligors shall execute such documents and do all such things as the Owners may require to facilitate and/or effect such assignment, transfer or novation by the Owner. The Charterers and the other Obligors shall permit any disclosure by the Owners of the Transaction Documents and the terms and conditions thereunder to any potential financiers, transferees or assignees and their respective advisers or agents as the Owners may deem necessary to facilitate any such transfer, assignment or novation. Any costs associated with the novation or assignment of the Transaction Documents to an Affiliate of the Owners incorporated in Hong Kong or such other jurisdiction acceptable to the Parties shall, provided that no Termination Event has occurred and is continuing, not be for the Charterers’ account.

61	Name of Vessel

61.1	The Charterers may:

61.1.1	choose the initial name of the Vessel, but may only change the initial name of the Vessel with the prior consent of the Owners, not to be unreasonably withheld; and

61.1.2	paint the Vessel in the colours, display the funnel insignia and fly the house flag as required by the Charterers from time to time,

provided that at redelivery of the Vessel in accordance with Clause 49.1 (Redelivery), the Charterers shall, at the request of the Owners and at the Charterers’ cost, restore the Vessel to her original name, colours, funnel insignia and house flag.

62	Early Termination, purchase option, purchase obligation and transfer of title

62.1	Early Termination – Charterers’ purchase option

62.1.1

The Charterers may, at any time on or after Actual Delivery Date, notify the Owners by serving an irrevocable Termination Notice of the Charterers’ intention to terminate this Charter and purchase the Vessel from the Owners on a Purchase Option Date for the applicable Purchase Option Price, provided that:

(a)	no Total Loss has occurred under Clause 63 (Total Loss);

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(b)	no Potential Termination Event or Termination Event is continuing or would occur as a result of such early termination;

(c)	there must be a period of at least thirty (30) days between the date on which the Termination Notice is served and the proposed Purchase Option Date.

62.1.2

In exchange for payment of the Purchase Option Price on the Purchase Option Date, the Owners shall arrange for title of the Vessel to be transferred to the Charterers in accordance with Clauses 62.4 to 62.6 (Transfer of title).

62.2	Early Termination – Illegality of Owners

62.2.1

If it becomes unlawful or it is prohibited for the Owners to charter the Vessel pursuant to this Charter and, to the extent that the law permits the Owners to notify the Charterers of the relevant event, the Charterers and the Owners fail to agree an alternative having negotiated in good faith for a period of thirty (30) days (or such longer period as may be agreed by the Owners) after the Owners have given notice to the Charterers of the relevant event, then the Owners may, at their option and by delivering to the Charterers a Termination Notice, terminate this Charter on the date specified in such Termination Notice, and, subject to the Early Termination Amount not being paid by the Charterers and received by the Owners in accordance with Clause 62.2.3 below, withdraw the Vessel from the service of the Charterers without noting any protest and without interference by any court or any other formality whatsoever, whereupon the Vessel shall no longer be in the possession of the Charterers with the consent of the Owners, and the Charterers shall redeliver the Vessel to the Owners in accordance with Clauses 49 (Redelivery) and 50 (Redelivery conditions).

62.2.2

On or at any time after a Termination in accordance with Clause 62.2.1, and subject to the Early Termination Amount not being paid by the Charterers and received by the Owners in accordance with Clause 62.2.3 below, the Owners may (but without prejudice to the Charterers’ obligations under Clause 50 (Redelivery conditions)) retake possession of the Vessel and, the Charterers agree that the Owners, for such purpose, may put into force and exercise all their rights and entitlements at law and may enter upon any premises belonging to or in the occupation or under the control of the Charterers where the Vessel may be located as well as giving instructions to the Charterers’ servants or agents for this purpose.

62.2.3

On the Termination Payment Date in respect of any termination of the chartering of the Vessel under this Charter in accordance with Clause 62.2.1, the Charterers shall pay to the Owners an amount equal to the Early Termination Amount.

62.2.4

Following any termination to which Clause 62.2.1 applies, all sums payable in accordance with Clause 62.2.3 shall be paid to such account or accounts as the Owners may direct and shall be applied in accordance with Clause 52 (Application of proceeds).

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62.2.5

At any time on or after the Actual Delivery Date and after the Vessel has been delivered by the Sellers to the Owners in accordance with the MOA and subsequently delivered by the Owners to the Charterers in accordance with this Charter, if the chartering of the Vessel is terminated in accordance with Clause 62.2.1, the obligation of the Charterers to pay Hire shall cease once the Charterers have made the payment pursuant to Clause 62.2.3 to the satisfaction of the Owners, whereupon the Owners shall, in exchange of such payment, arrange for title of the Vessel to be transferred to the Charterers in accordance with Clauses 62.4 to 62.6 (Transfer of title).

62.3	Purchase obligation

62.3.1

Subject to the other provisions of this Charter, the Charterers shall be obliged to purchase the Vessel or cause their nominee to purchase the Vessel upon the expiration of the Charter Period by payment of the Purchase Obligation Price.

62.3.2

In the event that the final MOA Purchase Price payable under the MOA is lower than US$43,950,000 (the “Estimated Purchase Price”), the Owners shall adjust the Balloon Amount and all payments of Fixed Hire on a pro rata basis using the same methods as were used by the Owners in originally calculating the amount except as modified to the extent necessary to account for the final MOA Purchase Price being lower than the Estimated Purchase Price. As soon as practicable on or after the Actual Delivery Date, the Owners shall deliver to the charterers a new Schedule 3, which save for manifest error shall be final and binding on the parties and shall replace Schedule 3 attached to this Charter as at the date of this Charter. The Charterers shall (and shall procure that each Obligor shall) countersign such new Schedule 3 as may be delivered by the Owners pursuant to this clause, but each Obligor agrees that failure to provide such countersignature shall not prejudice the final and binding nature of the replacement of such new Schedule 3.

62.4	Transfer of title

In exchange for the full payment of:

62.4.1

The Purchase Obligation Price (in the case of the circumstances described in Clause 62.3 (Purchase obligation)) or the Default Termination Amount (in the case of the circumstances described in Clauses 59.4 (Payment of Default Termination Amount)) or the Early Termination Amount (in the case of the circumstances described in Clause 62.2 (Early Termination – Illegality of Owners)) or the Purchase Option Price (in the case of the circumstances described in 62.1 (Early Termination – Charterers’ purchase option)); and

62.4.2	all sums due but unpaid to the Owners under the Transaction Documents and subject to compliance with the other conditions set out in this Clause,

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the Owners shall:

62.4.3	transfer title to and ownership of the Vessel to the Charterers (or their nominee) by delivering to the Charterers (in each case at the Charterers’ costs):

(a)	a duly executed and notarised, legalised and/or apostilled (as applicable) bill of sale; and

(b)	the Title Re-transfer PDA; and

62.4.4	to procure the deletion of any mortgage or prior Encumbrance created by the Owners in relation to the Vessel at the Charterers’ cost,

provided always that prior to such transfer or deletion (as the case may be), (i) the Charterers shall have performed all their obligations in connection herewith and with the Vessel, including without limitation the full payment of all Unpaid Sums, taxes, charges, duties, costs and disbursements (including legal fees) in relation to the Vessel and (ii) if a Termination Event has occurred and is continuing on or prior to the proposed Purchase Option Date or the Termination Payment Date (as the case may be), the Owners may in its absolute discretion, elect not to proceed with the transfer of title and ownership of the Vessel pursuant to this 62.4 (Transfer of title) notwithstanding that the conditions under Clause 62.1 (Early Termination – Charterers’ purchase option) have been fulfilled by the Charterers.

62.5

The transfer in accordance with Clause 62.4 (Transfer of title) shall be made in all respects at the Charterers’ expense on an “as is, where is” basis, whether or not subject to any sub-charters at that time and the Owners shall give the Charterers (or their nominee) no representations, warranties (other than a warranty that the Vessel shall be free from all Encumbrances created by the Owners), agreements or guarantees whatsoever concerning or in connection with the Vessel, the Insurances, the Vessel’s condition, state or class or anything related to the Vessel, expressed or implied, statutory or otherwise. For the avoidance of doubt:

62.5.1

the Charter Period shall terminate forthwith upon the completion of the transfer in accordance with Clause 62.4 (Transfer of title) and any obligations of the Obligors shall also cease to apply, save for the indemnities provided under clause 67 (Further indemnities) and any other obligations expressly provided to continue after the termination of the Charter Period; and

62.5.2

notwithstanding any provision of this Charter, the terms of Clauses 39, 42.5, 47.17.1, 48, 55 (including but not limited to Cl 55.11 and 55.33), 56.1, 59.1.15 and 59.10, shall continue to apply until the date on which the transfer in accordance with Clause 62.4 (Transfer of title) is completed, if such date is later than the expiry of the Charter Period.

62.6

The Owners shall at the Charterers’ cost ensure that a bill of sale referred to in Clause 62.4 (Transfer of title) will be prescribed and executed in a form recordable in the Charterers’ nominated flag state.

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63	Total Loss

63.1

If circumstances exist giving rise to a Total Loss, the Charterers shall promptly notify the Owners of the facts of such Total Loss. Without prejudice to the obligations of the Charterers to pay to the Owners all monies then due or thereafter to become due under this Charter, if the Vessel shall become a Total Loss during the Charter Period, the Charter Period shall end on the Settlement Date.

63.2	If the Vessel becomes a Total Loss during the Charter Period, the Charterers shall, on the Settlement Date, pay to the Owners an amount equal to the Early Termination Amount as at the Settlement Date.

63.3

The obligations of the Charterers under Clause 63.2 shall apply regardless of whether or not any moneys are payable under any Insurances in respect of the Vessel, regardless of the amount payable thereunder, regardless of the cause of the Total Loss and regardless of whether or not any of the said compensation shall become payable.

63.4	All Total Loss Proceeds shall be paid to such account or accounts as the Owners may direct and shall be applied in accordance with Clause 52 (Application of proceeds).

63.5

The Charterers shall, at the Owners’ request, provide satisfactory evidence, in the reasonable opinion of the Owners, as to the date on which the constructive total loss of the Vessel occurred pursuant to the definition of Total Loss.

63.6

The Charterers shall continue to pay Hire on the days and in the amounts required under this Charter notwithstanding that the Vessel shall become a Total Loss provided always that no further instalments of Hire shall become due and payable after the Charterers have made the payment required by Clause 63.2.

64	Appointment of and changes to the manager

64.1

Subject to the other provisions of this Charter, the Owners confirm their consent to the appointment by the Charterers of the persons referred to in the definition of “Approved Manager” as the managers of the Vessel, it being understood that each such appointment shall take effect on or before the Actual Delivery Date.

64.2

The Charterers covenant not to (and procure that each Obligor will covenant not to) permit any sub-contracting by any Approved Manager (unless such Approved Manager provide a Manager’s Undertaking prior to any such sub-contracting) or amend any material term of any Management Agreement that will result in a Material Adverse Effect.

64.3	There shall not be any change to the Approved Manager without the Owners’ prior written consent unless:

64.3.1	the Charterers notify the Owners in writing at least fourteen (14) days prior to the proposed change;

64.3.2	the replacement manager falls under the definition of “Approved Manager”;

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64.3.3	the Owners have received all of the following documents and other evidence in form and substance satisfactory to the Owners prior to the change:

(a)

a copy of the Management Agreement made or to be made between the Charterers and the replacement manager on such terms that are substantially the same as, or more favourable to the Charterers than, the original Management Agreement delivered by the Charterers to the Owners pursuant to Clause 43 (Conditions precedent and conditions subsequent) or otherwise in form and substance satisfactory to the Owners;

(b)	an original of the Manager’s Undertaking duly executed by the replacement manager, together with all documents required by it including, without limitation, the notice of assignment;

(c)	in respect of the replacement manager and/or the Manager’s Undertaking, the documents referred to in:

(i)	paragraphs 1 (Obligors) and 4.4 (“Know your customer” documents) of Part I of schedule 1 to the MOA (Conditions precedent and subsequent);

(ii)	paragraph 2.3.2 (Document of Compliance), 7 (Other Authorisations), 8 (Legal opinions) and 10 (Process agent) of Part III of schedule 1 to the MOA (Conditions precedent and subsequent);

64.3.4

within ten Business Days of the date of the Manager’s Undertaking, the Owners have received the letter of undertaking as described in paragraph 3 of Part III of schedule 1 to the MOA (Conditions precedent and subsequent).

64.4

Without prejudice to the foregoing, the Owners shall be entitled, but without obligation, to replace the Approved Managers with such other ship management company at the Charterers’ costs upon the occurrence of a Termination Event which is continuing.

65	Fees and expenses

65.1	The Charterers shall bear all costs, fees (including legal fees) and disbursements incurred by the Owners and the Charterers in connection with:

65.1.1

the negotiation, preparation and execution of this Charter, the other Transaction Documents and the Finance Documents, including, without limitation, to any amendment, supplement or modification thereof or thereto requested by the Charterers;

65.1.2	the delivery of the Vessel under the MOA and this Charter;

65.1.3	preparation or procurement of any survey, Valuation Report, tax or insurance advice;

65.1.4

all legal fees and other expenses arising out of or in connection with the default termination, early termination or purchase obligation pursuant to Clause 62 (Early Termination, purchase obligation and transfer of title); and

65.1.5	such other activities relevant to the transaction contemplated herein.

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65.2

The Owners shall not be liable for any costs of supervision of construction of the Vessel under the Building Contract nor any agency, stocking up cost, buyer’s supplied items or equivalent each of which shall be the responsibility, or for the account, of the Seller or the Charterers.

66	Stamp duties and taxes

66.1

The Charterers shall pay promptly all stamp, documentary or other like duties and taxes to which the Charter, the MOA and the other Transaction Documents may be subject or give rise and shall indemnify the Owners on demand against any and all liabilities with respect to or resulting from any delay on the part of the Charterers to pay such duties or taxes.

66.2

All payments by the Charterers under any Transaction Document to which it is party shall be made without any set-off or counterclaim whatsoever and free and clear of and without withholding or deduction for, or on account of, any present or future Taxes other than a FATCA Deduction.

66.3

If the Charterers are required to make any withholding or deduction from any payment under this Charter other than a FATCA Deduction, the sum due from the Charterers in respect of such payment will be increased to the extent necessary to ensure that, after making such withholding or deduction, the Owners receive a net sum equal to the amount which they would have received had no such withholding or deduction been required to be made.

66.4	The Charterers shall promptly deliver to the Owners any receipts, certificates or other proof evidencing the amounts, if any, paid or payable in respect of any such withholding or deduction.

66.5

All amounts set out or expressed in a Transaction Document to be payable to the Owners which constitute the consideration for any supply for Indirect Tax purposes shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Owners to the Charterers in connection with a Transaction Document, the Charterers shall pay to the Owners an amount equal to the amount of the Indirect Tax (in addition to and at the same time as paying any other consideration for such supply).

66.6

Where a Transaction Document requires Charterers to reimburse or indemnify the Owners for any costs or expenses, the Charterers shall also at the same time reimburse or indemnify (as the case may be) the Owners against all Indirect Tax incurred by the Owners in respect of the costs or expenses save to the extent the Owners reasonably determine that they are entitled to credit or repayment in respect of the Indirect Tax from the relevant tax authority.

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67	Further indemnities

67.1

Whether or not any of the transactions contemplated hereby are consummated, the Charterers shall, in addition to the provisions under Clause 22 (Indemnity) of this Charter, indemnify, protect, defend and hold harmless the Owners from the date of this Charter until the end of the period stated in Clause 67.3 below from, against and in respect of, any and all liabilities, obligations, losses, damages, penalties, fines, fees, claims, actions, proceedings, judgement, order or other sanction, lien, salvage, general average, suits, costs, expenses and disbursements, including legal fees and expenses, of whatsoever kind and nature, imposed on, suffered or incurred by or asserted against the Owners, in any way relating to, resulting from or arising out of or in connection with, in each case, directly or indirectly, any one or more of the following:

67.1.1	the Vessel or any part thereof, including with respect to:

(a)

the ownership of, manufacture, design, possession, use or non-use, operation, maintenance, testing, repair, overhaul, condition, alteration, modification, addition, improvement, storage, seaworthiness, replacement, repair of the Vessel or any part (including, in each case, latent or other defects, whether or not discoverable and any claim for patent, trademark, or copyright infringement and all liabilities, obligations, losses, damages and claims in any way relating to or arising out of spillage of cargo or fuel, out of injury to persons, properties or the environment or strict liability in tort);

(b)	any claim or penalty arising out of violations of applicable law by the Charterers or any Sub-Charterers or any Sub-Charter Guarantors;

(c)	death or property damage of shippers or others;

(d)	any liens in respect of the Vessel or any part thereof (save for those in favour of the Finance Parties or otherwise created by the Owners); or

(e)

any registration and/or tonnage fees (whether periodic or not) in respect of the Vessel payable to any registry of ships and any service fees payable to any service provider in relation to maintaining such registration at any registry of ships;

67.1.2

any breach of or failure to perform or observe, or any other non-compliance with, any covenant or agreement or other obligation to be performed by the Charterers under any Transaction Document to which they are a party or the falsity of any representation or warranty of the Charterers in any Transaction Document to which they are a party or the occurrence of any Potential MOA Termination Event, Potential Termination Event, MOA Termination Event or Termination Event;

67.1.3	in connection with:

(a)	preventing or attempting to prevent the arrest, confiscation, seizure, taking and execution, requisition, impounding, forfeiture or detention of the Vessel; or

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(b)	in securing or attempting to secure the release of the Vessel, in each case in connection with the exercise of the rights of a holder of a lien created by the Charterers;

67.1.4	incurred or suffered by the Owners:

(a)	in procuring the delivery of the Vessel to the Charterers under Clause 42 (Pre-delivery and delivery);

(b)

in recovering possession of the Vessel following termination of this Charter under Clause 59 (Termination Events) or earlier termination of this Charter under Clause 62 (Early Termination, purchase obligation and transfer of title);

(c)	in arranging for a transfer of the title of the Vessel in accordance with Clauses 62.4 to 62.6 (Transfer of title); or

(d)	in connection with the registration of the Vessel at any registry of ships;

67.1.5	arising from the Master or officers of the Vessel or the Charterers’ agents signing bills of lading or other documents;

67.1.6	in connection with:

(a)	the arrest, seizure, taking into custody or other detention by any court or other tribunal or by any governmental entity or any piracy-related loss; or

(b)	subjection to distress by reason of any process, claim, exercise of any rights conferred by a lien or by any other action whatsoever,

of the Vessel which are expended, suffered or incurred as a result of or in connection with any claim or against, or liability of, the Charterers, any Approved Manager or any other member of the Group, together with any costs and expenses or other outgoings which may be paid or incurred by the Owners in releasing the Vessel from any such arrest, seizure, custody, detention or distress; and

67.1.7	in connection with any published rate replacement language or mechanics, or any change arising as a result of an amendment required under Clause 47.13 (Published Rate Replacement Event).

67.2

The Charterers shall pay to the Owners promptly on the Owners’ written demand the amount of all costs and expenses (including legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Transaction Document including (without limitation) (i) any losses, costs and expenses which the Owners may from time to time sustain, incur or become liable for by reason of the Owners being deemed by any court or authority to be an operator, or in any way concerned in the operation, of the Vessel and (ii) collecting and recovering the proceeds of any claim under any of the Insurances.

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67.3

Without prejudice to any right to damages or other claim which either party may, at any time, have against the other hereunder, it is hereby agreed and declared that the indemnities of the Owners by the Charterers contained in this Charter shall continue in full force and effect for a period of twenty four (24) months after the later of (i) the date when the title of the Vessel is transferred to the Charterers in accordance with Clauses 62.4 to 62.6 (Transfer of title) and (ii) the date the Purchase Obligation Price, the Purchase Option Price, the Default Termination Amount or the Early Termination Amount (as applicable) is paid in full to the Owners’ satisfaction.

68	Set-off

The Owners may set off any matured obligation due from the Charterers under the Transaction Documents (to the extent beneficially owned by the Owners) against any obligation (whether matured or not) owed by the Owners to the Charterers, regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Owners may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

69	Further assurances and undertakings

Each party shall make all applications and execute all other documents and do all other acts and things as may be necessary to implement and to carry out their obligations under, and the intent of, this Charter.

70	Cumulative rights

The rights, powers and remedies provided in this Charter are cumulative and not exclusive of any rights, powers or remedies at law or in equity unless specifically otherwise stated.

71	Day count convention

Any interest, commission or fee accruing under a Transaction Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in the case where the practice in the Relevant Market differs, in accordance with that market practice.

72	No waiver

No delay, failure or forbearance by a party to exercise (in whole or in part) any right, power or remedy under, or in connection with, this Charter will operate as a waiver. No waiver of any breach of any provision of this Charter will be effective unless that waiver is in writing and accepted by the party against whom that waiver is claimed. No waiver of any breach will be, or be deemed to be, a waiver of any other or subsequent breach.

73	Entire agreement

73.1

This Charter contains all the understandings and agreements of whatsoever kind and nature existing between the parties in respect of this Charter, the rights, interests, undertakings agreements and obligations of the parties to this Charter and shall supersede all previous and contemporaneous negotiations and agreements but shall be read in conjunction with the MOA.

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73.2	This Charter may not be amended, altered or modified except by a written instrument executed by each of the parties to this Charter.

74	Invalidity

If any term or provision of this Charter or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the remainder of this Charter or application of such term or provision to persons or circumstances (other than those as to which it is already invalid or unenforceable) shall (to the extent that such invalidity or unenforceability does not materially affect the operation of this Charter) not be affected thereby and each term and provision of this Charter shall be valid and be enforceable to the fullest extent permitted by law.

75	English language

All notices, communications and financial statements and reports under or in connection with this Charter and the other Transaction Documents shall be in English language or, if in any other language, shall be accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

76	No partnership

Nothing in this Charter creates, constitutes or evidences any partnership, joint venture, agency, trust or employer/employee relationship between the parties, and neither party may make, or allow to be made any representation that any such relationship exists between the parties. Neither party shall have the authority to act for, or incur any obligation on behalf of, the other party, except as expressly provided in this Charter.

77	Notices

77.1	Any notices to be given to the Owners under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to:

海津八号 (天津)租赁有限公司 (HAIJIN NO. 8 (TIANJIN) LEASING CO., LIMITED)

Address:	c/o

ICBC Financial Leasing Co., Ltd.

16-19/F, Building 5, Yuetan Center

1 Yuetan South Street

Xicheng District, Beijing 100045

China

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Email:	anjingshu@leasing.icbc.com.cn; zhangyichi@leasing.icbc.com.cn; xuguangpeng@leasing.icbc.com.cn; saijianan@leasing.icbc.com.cn

Attention:	Ms. An Jingshu; Mr. Zhang Yichi; Mr. Xu Guangpeng; Mr. Simon Sai

or to such other address, facsimile number or email address as the Owners may notify to the Charterers in accordance with this Clause 77.

77.2	Any notices to be given to the Charterers under this Charter shall be sent in writing by registered letter, facsimile or email and addressed to:

MAKRI SHIPPING CORPORATION

Address:	c/o Navios Shipmanagement Inc.

85 Akti Miaouli

Piraeus 185 38

Greece

Fax	No.: +30 210 4172070

Email:	vpapaefthymiou@navios.com; legal_corp@navios.com

Attention:	Ms. Villy Papaefthymiou

or to such other address or email address as the Charterers may notify to the Owners in accordance with this Clause 77.

77.3

Any such notice shall be deemed to have reached the party to whom it was addressed, when dispatched and acknowledged received (in case of a facsimile or an email) or when delivered (in case of a registered letter). A notice or other such communication received on a non-working day or after 5:00 pm in the place of receipt shall be deemed to be served on the following day in such place.

78	Conflicts

Unless stated otherwise, in the event of there being any conflict between the provisions of Clauses 1 (Definitions) (Part II) to 31 (Notices) (Part II) and the provisions of Clauses 39 (Definitions) to 84 (FATCA), the provisions of Clauses 39 (Definitions) to 84 (FATCA) shall prevail.

79	Survival of obligations

The termination of this Charter for any cause whatsoever shall not affect the right of the Owners to recover from the Charterers any money due to the Owners on or before the termination in consequence thereof and all other rights of the Owners (including but not limited to any rights, benefits or indemnities which are expressly provided to continue after the termination of this Charter) are reserved hereunder. Without prejudice to the foregoing, the Owners shall, to the extent the title has not already been transferred pursuant to Clauses 62.4 to 62.6(Transfer of title), upon receipt of the Default Termination Amount, the Early Termination Amount, the Purchase Option

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Price or the Purchase Obligation Price (as the case may be) which has been paid in full in accordance with Clause 62 (Early Termination, purchase obligation and transfer of title), arrange for title of the Vessel to be transferred to the Charterers in accordance with Clauses 62.4 to 62.6 (Transfer of title).

80	Counterparts

This Charter may be executed in any number of counterparts and any single counterpart or set of counterparts signed, in either case, by the Parties shall be deemed to constitute a full and original agreement for all purposes.

81	Confidentiality

81.1	The Parties shall maintain the information provided in connection with the Transaction Documents strictly confidential and agree to disclose to no person other than:

81.1.1	its board of directors, employees (only on a need to know basis), and shareholders, professional advisors (including the legal and accounting advisors and auditors) and rating agencies;

81.1.2

in the case where it is required to be disclosed under the applicable laws of any relevant jurisdiction, by a governmental order, decree, regulation or rule, by an order of a court, tribunal or listing exchange of the Relevant Jurisdiction (including but not limited to an order by the US Securities and Exchange Commission or the New York Stock Exchange), provided that the disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure (in respect of the Charter Guarantor only, unless such information has already been filed or recorded and available on the public domain);

81.1.3

in the case of the Owners, (a) to any Permitted Party, any Finance Party or other actual or potential financier providing funding for the acquisition or refinancing of the Vessel (provided the same have entered into similar confidentiality arrangements), (b) to professional advisers, auditors, insurers or insurance brokers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties and (c) as required by any law or any government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal with jurisdiction over any of the Permitted Parties;

81.1.4	in the case of the Charterers, to any Sub-Charterers (but subject always to Clause 81.2) in respect of obtaining any consent required under the terms of any relevant Sub-Charter; and

81.1.5	the Builder, any Approved Managers, the classification society and flag authorities, in each case as may be necessary in connection with the transactions contemplated hereunder.

81.2

Any other disclosure by each Party shall be subject to the prior written consent of the other Party, provided that the Charterers may disclose any information provided in connection with the Transaction Documents to their sub-contractors and any Sub- Charterers, in each case subject to the procurement of a confidentiality undertaking (in form and substance satisfactory to the Owners) from such sub-contractor or Sub-Charterers.

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82	Third Parties Act

82.1	A person who is not a party to this Charter has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Charter.

83	Waiver of immunity

83.1

To the extent that the Charterers may in any jurisdiction claim for themselves or their assets or revenues immunity from any proceedings, suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Charterers or their assets or revenues, the Charterers agree not to claim and irrevocably waive such immunity to the full extent permitted by the laws of such jurisdiction.

83.2

The Charterers consent generally in respect of any proceedings to the giving of any relief and the issue of any process in connection with such proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such proceedings. The Charterers agree that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of such Act.

84	FATCA

84.1	For the purpose of this Clause 84, the following terms shall have the following meanings:

“Code” means the United States Internal Revenue Code of 1986, as amended.

“FATCA” means:

84.1.1	sections 1471 through 1474 of the Code and any associated regulations;

84.1.2

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of Clause 84.1.1; or

84.1.3	any agreement pursuant to the implementation of Clauses 84.1.1 or 84.1.2 with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under this Charter or the other Transaction Documents required by or under FATCA.

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“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

84.2	Subject to Clause 84.4, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

84.2.1	confirm to that other Party whether it is:

(a)	a FATCA Exempt Party; or

(b)	not a FATCA Exempt Party;

84.2.2

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

84.2.3

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

84.3

If a Party confirms to another Party pursuant to Clause 84.2.1 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

84.4	Clause 84.2 shall not oblige the Owners to do anything, and Clause 84.2.3 shall not oblige the Charterers to do anything, which would or might in its reasonable opinion constitute a breach of:

84.4.1	any law or regulation;

84.4.2	any fiduciary duty; or

84.4.3	any duty of confidentiality.

84.5

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clauses 84.2.1 or 84.2.2 (including, for the avoidance of doubt, where Clause 84.4 applies), then such Party shall be treated for the purposes of this Charter and the other Transaction Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

84.6

Each Party or Obligor or Approved Manager (if applicable) may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party or Obligor or Approved Manager (if applicable) shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

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84.7

Each Party or Obligor (if applicable) shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party or Obligor or Approved Manager (if applicable) to whom it is making the payment.

85	Law and Dispute Resolution

85.1

This Charter and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law and any dispute arising out of or in connection with this Charter shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

85.2

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The seat of arbitration shall be London and the language of the arbitration shall be English.

85.3	The Parties understand, accept and agree that:

85.3.1	This document is part of an overall transaction involving the Transaction Documents, some of which may involve one or more entities that are not party to this document.

85.3.2

In addition to the powers stated in the LMAA Terms and the Arbitration Act 1996 and at law, the arbitration Tribunal shall have power, upon application by a Party, to order that an arbitration commenced under this document be consolidated with one or more other arbitrations commenced under this document or other Transaction Documents.

85.3.3

The Tribunal shall exercise that power as it deems fit for the just and efficient resolution of disputes under this document and other Transaction Documents overall. This can include consideration of factors including but not limited to:

(a)	Whether there are common issues of fact or law in the arbitrations for which consolidation is sought.

(b)	The present progress of each arbitration for which consolidation is sought.

85.3.4	The “order of priority” amongst the Transaction Documents shall be as follows:

(a)	this Charter;

(b)	the MOA;

(c)	the Charter Guarantee; and

(d)	the Time Charter Assignment, the Share Pledge, the Assignment of Warranty, the Charterers’ Assignment and any Managers’ Undertakings.

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85.3.5

Notwithstanding the above, each Party acknowledges and accepts that the Owners shall be at absolute liberty to alter the “order of priority” above at any time upon written notice to the Party/Parties and the Tribunal(s) (if any), whether arbitration(s) have been commenced or not.

85.3.6

The Tribunal in the consolidated arbitration shall be constituted by Tribunal in the arbitration under the “highest priority” Transaction Document, of the arbitrations that are to be consolidated. If there are multiple arbitrations commenced under the “highest priority” Transaction Document, the Tribunal in the earliest arbitration under the “highest priority” Transaction Document shall be the Tribunal in the consolidated arbitration.

85.3.7

Where applications for consolidation are made in multiple arbitrations, and the Tribunals reach different decisions on whether to order consolidation, the decision of the Tribunal in the arbitration under the “highest priority” Transaction Document shall prevail and be followed by all Parties. If there are multiple arbitrations commenced under the “highest priority” Transaction Document, the decision of the Tribunal in the earliest arbitration under the “highest priority” Transaction Document shall prevail and be followed by all Parties.

85.3.8

Each Party waives its right to confidentiality whether under the terms of this document, or in respect of arbitration under the LMAA Terms, Arbitration Act 1996, or at law, as between entities which are party to the arbitrations for which consolidation is sought.

85.3.9

Each Party shall not seek to (and waives any right to) object to, undermine, attack, delay, or challenge the proceedings in the consolidated arbitration or the award made in the consolidated arbitration, on grounds arising out of or in relation to confidentiality or the consolidation itself.

85.4

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both the Owners and the Charterers as if the sole arbitrator had been appointed by agreement.

85.5	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

85.6

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

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Execution Copy

86	No Brokerage Confirmation

The Charterers hereby represent, undertake and confirm that:

86.1

no broker, finder, agent or similar intermediary has been employed by or acted on behalf of the Charterers in connection with this Charter (or other Transaction Documents) or the transactions provided for herein;

86.2

there are no brokerage commissions, similar fees or commissions payable or paid with respect of this Charter (or other Transaction Documents) or the transactions provided for herein based on any agreement, arrangement or understanding with the Charterers or any other action taken by the Charterers; and

none of the Obligors nor any of its agents has, in relation to that Obligor’s business, paid, offered, promised, given or authorised any payment of money or anything of value directly or indirectly to any person in connection with the Owners (the “Person”) either intending to induce a Person to improperly perform a function or activity or to reward a Person for any such performance, or while knowing or believing that the acceptance by that Person would constitute the improper performance of a function or activity.

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